   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER ____, 1999

                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                   FORM F - 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SIDEWARE SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)

   BRITISH COLUMBIA, CANADA       ____________________________   __________________
(State or other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)

               930 West First Street, Suite 102, North Vancouver,
                        British Columbia, Canada V7P 3N4
                            Telephone (604) 988-0440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            National Registered Agent
                         1090 Vermont Avenue, Suite 910
                             Washington, D.C. 20005
                            Telephone (202) 371-8090
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

             Bradley Furber                        Paul Hildebrand           Grant Sutherland, Chairman
                Jie Cao                      Dale W. Wilcox, A Law Corp.        Sideware Systems Inc.
Van Valkenberg Furber Law Group P.P.L.C.      1910 - 777 Hornby Street        1600 - 777 Hornby Street
           1325 Fourth Avenue                Vancouver, British Columbia     Vancouver, British Columbia
     Seattle, Washington 98101-2509                    V6Z 1S4                         V7Y 1K4
        Telephone (206) 464-0460              Telephone (604) 687-1374        Telephone (604) 688-0047
        Facsimile (206) 464-2857              Facsimile (604) 687-2731        Facsimile (604) 688-0094

         Approximate date of commencement of proposed sale to the public:

            As soon as practicable after this registration statement
                               becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

___________________________________________________________________________________________________
Title of Each Class                     Proposed Maximum     Proposed Maximum
of Securities to be    Amount to be    Offering Price Per    Aggregate Offering       Amount of
    Registered          Registered          Share(1)             Price(1)          Registration Fee
___________________________________________________________________________________________________
Common Shares           5,493,666             $1.90             $10,437,965           $2,901.49
___________________________________________________________________________________________________

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                 The date of this Prospectus is November 4, 1999

                              SIDEWARE SYSTEMS INC.

Cross Reference Sheet to Item 501(b) of Regulation S-K Showing Location in Prospectus of Information Required by Items of Form F-1

            REGISTRATION STATEMENT ITEM NUMBER              LOCATION OR CAPTION IN PROSPECTUS
1.   Forepart of Registration Statement and             Outside Front Cover Page
     Outside Front Cover Page of Prospectus
2.   Inside Front and Outside Back Cover                Inside Front and Outside Back Cover Pages
     Pages of Prospectus
3.   Summary Information, Risk Factors                  Prospectus Summary; Risk Factors; Selected Consolidated
                                                        Financial Data
     Ratio of Earnings to Fixed Changes                 Not applicable
4.   Use of Proceeds                                    Prospectus Summary; Use of Proceeds
5.   Determination of Offering Price                    Risk Factors; Exchange Rates; Nature of Trading Market;
                                                        Plan of Distribution
6.   Dilution                                           Not Applicable
7.   Selling Security Holders                           Selling Shareholders
8.   Plan of Distribution                               Plan of Distribution
9    Description of Securities to be Registered         Description of Capital Stock
10.  Interests of Named Experts and Counsel             Not applicable
11.  Information with respect to the Registrant
     (a) (1)  Description of Business                   Prospectus Summary; Business - The Company
         (2)  Description of Property                   Business - Description of Property
         (3)  Legal Proceedings                         Business - Legal Proceedings
         (4)  Control of Registrant                     Principal Shareholders
         (5)  Nature of Trading Market                  Nature of Trading Market
         (6)  Exchange Controls and Other               Enforcement of Civil Liabilities; Description of
              Limitations Affecting Security Holders    Capital Stock - Exchange Controls and Other Limitations
                                                        Affecting Security Holders; Exchange Rates
         (7)  Taxation                                  Certain Tax Considerations
         (8)  Selected Financial Data                   Selected Consolidated Financial Data; Exchange Rates
         (9)  Management's Discussion and Analysis      Management's Discussion and Analysis of Financial
              of Financial Condition and Results        Condition and Results of Operations
              of Operations
         (10) Quantitative and Qualitative              Not Applicable
              Disclosures about Market Risk
         (11) Directors and Officers of Registrant      Management - Directors, Executive Officers and
                                                        Key Employees
         (12) Compensation of Directors and Officers    Management - Executive Compensation
         (13) Options to Purchase Securities from       Management - Executive Compensation; Description of
              the Registrant or Subsidiaries            Capital Stock - Options to Purchase Securities from the
                                                        Company
     (n) (14) Interest of Management in                 Certain Transactions
              Certain Transactions
     (b) Financial Statements                           Financial Statements
12.  Disclosure of Commission Position on               Not Applicable
     Indemnification for Securities Act Liability

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED OCTOBER 29, 1999

PROSPECTUS

                                  [INSERT LOGO]
                              SIDEWARE SYSTEMS INC.

                        5,493,666 Shares of Common Stock

This Prospectus relates to the offering of up to an aggregate of 5,493,666 shares of Sideware Systems Inc. common stock, which may be offered from time to time by the persons named in this Prospectus under the heading "Selling Shareholders."

The shares offered for sale pursuant to this Prospectus consist of 2,746,833 shares (the "Shares") and 2,746,833 additional shares (the "Warrant Shares") issuable upon the exercise of 2,746,833 share purchase warrants (the "Warrants"). Each Warrant entitles the holder to acquire one Warrant Share at any time up to September 14, 2001, at a price of US$1.64 per Warrant Share up to September 14, 2000 or US$1.89 per Warrant Share up to September 14, 2001. The Selling Shareholders acquired the shares and share purchase warrants pursuant to a private placement of 2,746,833 units completed in September 1999. Each unit consisted of one Share and one Warrant. The price of the units was US$1.64 per unit. The Warrants are non-transferable.

The Shares and Warrant Shares may be offered for sale from time to time by each Selling Shareholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any Shares or Warrant Shares will or will not be offered for sale, or that any of the share purchase warrants will or will not be exercised by any of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares or Warrant Shares. It is not possible at the present time to determine the price to the public in any sale of the Shares or Warrant Shares by the Selling Shareholders and each Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchaser of Shares or Warrant Shares. Accordingly, the public offering price and the amount of any applicable sales or underwriting discounts or commissions will be determined at the time of such sale by the Selling Shareholders. We will pay all costs, expenses and fees incurred in connection with the registration of the Shares and Warrant Shares, estimated to be approximately US$160,000. However, all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. See "PLAN OF DISTRIBUTION".

Our common shares trade on both the Vancouver Stock Exchange and the OTC Bulletin Board. See "NATURE OF TRADING MARKET".

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF OFFERED HEREBY, SEE "RISK FACTORS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                          [PRODUCT DISPLAY PHOTOGRAPH]

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission in Washington D.C. a Registration Statement on Form F-1 under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which (including the schedule and exhibits) are omitted in accordance with the rules and regulations of the Commission. In addition, we are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers, and, in accordance therewith, file reports, including annual reports on Form 20-F, and other information with the Commission. The Registration Statements and the schedules and exhibits thereto and the reports and other information we have filed with the Commission under the Exchange Act may be inspected and copied by the public at the public reference facilities maintained by the Commission at Room 1024, Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                        ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that we are incorporated and organized under the laws of a province of Canada, that some or all of our directors and officers may be residents of Canada, that some or all of the experts named in the registration statement may be residents of Canada, and that all or a substantial portion of our assets and the assets of those persons may be located outside the United States. As a result, it may be difficult for holders of the Shares or Warrant Shares to effect service of process within the United States upon our directors and officers who are not residents of the United States, or upon experts named in the registration statement who are not residents of the United States, or to realize in the United States upon judgments of courts of the United State predicated upon civil liabilities under the federal securities laws of the United States.

We have been advised by Dale W. Wilcox, a Law Corporation, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or our directors or officers who are not residents of the United States or experts named in the registration statement who are not residents of the United States in original actions, or in actions for enforcement of judgments of United States courts of liabilities predicated solely upon the federal securities laws of the United States.

                    CONVENTIONS AND CURRENCY OF PRESENTATION

Except where the context requires otherwise, disclosure in this Prospectus relates to Sideware Systems Inc. and it subsidiaries, and the term "Company" refers to Sideware Systems Inc.

Unless otherwise indicated: (i) financial information herein is expressed in Canadian dollars ("$" or "Cdn$"), unless specifically expressed in United States dollars ("US$"), (ii) financial data in this Prospectus are represented in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP") and, when required, such financial data contains a reconciliation to generally accepted accounting principles as applied in the United States ("US GAAP").

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

______________________________________________________________________________
                                   THE COMPANY

We provide software which facilitates Internet commerce. Our principal product, Dr. Bean, allows companies operating e-commerce Web sites to open direct, real time communication with their customers over the Web. Dr. Bean thus gives e-commerce vendors the best of both worlds - the range and flexibility of the Internet combined with the personalised service of traditional marketing methods.

The Internet is growing rapidly in importance as a medium for conducting business. In addition to retail trade, the Internet is becoming a centre of business-to-business commerce. In May 1998, Forrester Research projected that, by 2002, business trade conducted over the Internet will reach US$327 billion, while retail trade over the Internet will reach US$17 billion.

We released the initial version of Dr. Bean for commercial distribution in April 1999. In June 1999, we released version 2.0, our current version. In October 1999, we commenced beta testing of version 3.0, which is scheduled for release in November 1999. Dr. Bean 3.0 will include a major upgrade in the features available to Dr. Bean users. Following the release of Dr. Bean 3.0, we plan to release additional enhancements during the fourth quarter of 1999 and the first half of 2000. We believe that with the additional features now under development, Dr. Bean will be able to perform a broad and valuable range of e-CRM (Electronic Customer Relations Management) functions. See "BUSINESS - Products - Dr. Bean."

In July 1999, we initiated the Sideware Partner Program, to enlist value added resellers for Dr. Bean. We presently have 8 value added resellers. We believe that value added resellers will be the chief distribution channel for Dr. Bean. See "BUSINESS - Dr. Bean - Marketing."

We have a limited operating history, and have not yet generated material operating revenues. An investment in our shares is speculative and involves a high degree of risk. The principal risks affecting our business and securities are set out below under the heading "RISK FACTORS".

                                 THE OFFERING

Common Shares being offered by the         5,493,666
Selling Shareholders in the Offering:

Common Shares to be outstanding            50,773,028
after the Offering:

Use of Proceeds                            We will not receive any proceeds from the sale
                                           of the shares of Common Shares offered hereby.

Vancouver Stock Exchange Symbol            SYD.U


                                       3


OTC Bulletin Board Symbol                  SDWSF
Risk Factors                               Investment in the Common Shares offered hereby
                                           involves certain risks. Each prospective investor
                                           should carefully consider all of the matters
                                           described herein under "RISK FACTORS."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated historical financial and operating data for the periods indicated. The summary data is qualified by, and should be read in conjunction with, the Consolidated Financial Statements and the related notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", contained elsewhere herein. The historical financial data is not necessarily indicative of our future results.

                       Six months     Eight months    Year ended   Year ended   Year ended
                     Ended June 30   ended Dec. 31,    April 30,    April 30,    April 30,
                         1999             1998            1998        1997         1996
                       (000's)           (000's)        (000's)     (000's)      (000's)

Sales Revenue          $   134          $   158         $    27      $    70      $    28

Profit (Loss)           (2,200)          (1,892)         (2,409)      (4,587)        (850)
for the period
(Cdn. GAAP)
Profit (Loss)           (2,200)          (1,937)         (2,409)      (2,003)        (898)
for the period
(US GAAP)
(Loss) per share         (0.07)           (0.07)          (0.11)       (0.29)       (0.07)
for the period
(Cdn. GAAP)

(Loss) per share         (0.07)           (0.07)          (0.11)       (0.29)       (0.07)
for the period
(US GAAP)

______________________________________________________________________________

                                  RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW IN ADDITION TO OTHER INFORMATION CONTAINED AND INCORPORATED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

RISKS RELATING TO OUR BUSINESS

 WE HAVE A LIMITED         We commenced operations under new management in May
 OPERATING AND SALES       1995.  The first version of our principal product,
 HISTORY ON WHICH TO       Dr. Bean, was released in April 1999. Dr. Bean is in
 EVALUATE OUR PROSPECTS    an early stage of development, and is being offered
                           in a new and rapidly changing market.  The prospects
                           for Dr. Bean are difficult to predict and may change
                           rapidly and without warning. We have not at any time
                           generated substantial sales revenue from any of our
                           products, including Dr. Bean.

                           As a result of our limited operating and sales history, we do not have information from which we can make reliable estimates of future revenues, expenses or profits.

 WE HAVE INCURRED          We have incurred operating losses consistently since
 SUBSTANTIAL OPERATING     entering the field of software development.  As at
 LOSSES AND MAY NOT BE     June 30, 1999, we had an accumulated deficit during
 PROFITABLE IN THE FUTURE  the development phase of $14.5 million.   We have
                           not at any time generated substantial revenues,
                           while increasing expenditures in all areas,
                           including research and development and sales and
                           marketing.  We have no assurance that we will be
                           able to generate sufficient revenue to achieve
                           profitable operation, to achieve positive cash flow,
                           or to continue our business as a going concern.
                           Failure to achieve profitability within the time
                           frame expected by our investors may adversely affect
                           the market price of our common shares.

 OUR PRODUCTS MAY NOT      We do not have an established history or record of
 GAIN MARKET ACCEPTANCE    sales.  We cannot assure that our services or
                           products will gain sufficient market acceptance, or
                           achieve sufficient sales revenue, to allow us to
                           achieve profitable operation, to achieve positive
                           cash flow, or to continue our business as a going
                           concern.

                                       5

 DISAPPOINTING QUARTERLY   Our quarterly revenue and operating results are
 REVENUE OR OPERATING      difficult to predict and may fluctuate significantly
 RESULTS COULD CAUSE THE   from quarter to quarter.  If our quarterly revenue
 PRICE OF OUR COMMON       or operating results fall below the expectations of
 SHARES TO FALL            investors or securities analysts, the price of our
                           common shares could fall substantially.

                           Our quarterly revenue may fluctuate as a result of a number of factors, many of which are outside our control, including the following:

                           - the market for interactive Web-based electronic business solutions is in an early stage of development and it is therefore difficult to predict customer demand accurately;

                           - the response of the market to Dr. Bean, and our ability to gain market share in a highly competitive market, are also difficult to predict; and

                           - the sales cycle of our products may be long and may vary substantially from customer to customer, making it difficult for us to determine whether and when we will receive revenue from specific customers.

                           Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term.
                           Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels.
                           If revenue for a particular quarter is below our expectations, we will not be able to reduce operating expenses proportionately. The revenue shortfall could thus have a disproportionate effect on our operating results for the quarter.

 OUR FUTURE OPERATING      We do not have sufficient operating history to make
 COSTS ARE UNCERTAIN       accurate projections of our future operating costs.
                           In order to achieve profitable operation, we will
                           have to hire substantial additional personnel in a
                           number of fields, including research and
                           development, marketing, and product service and
                           support.  As well, we will have to incur substantial
                           marketing and overhead costs.  As a  result of our
                           limited operating history, we are not able to make
                           reliable projections as of the number of additional
                           personnel that will be required, the cost of
                           employing additional personnel, or the level of
                           marketing and overhead expenses we will incur.


                                       6

 CONTINUED ADOPTION OF     Our products address a new and emerging market for
 WEB-BASED ELECTRONIC      Web-based, interactive electronic business
 BUSINESS SOLUTIONS IS     solutions.  Therefore, our future success depends
 NECESSARY FOR OUR FUTURE  substantially upon the widespread adoption of the
 GROWTH                    Web as a primary medium for commerce and business
                           applications.  The failure of this market to
                           develop, or a delay in the development of this
                           market, would have a material adverse effect on our
                           business, financial condition and operating results.

                           The Web has experienced, and is expected to continue to experience, significant user and traffic growth.
                           This, at times, has caused user frustration with slow access and download times. The Web infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends. Moreover, important issues concerning the commercial use of the Web, such as security, reliability, cost, accessibility and quality of service, remain unsolved and may negatively affect the growth of Web use or the attractiveness of commerce and business communication over the Web. In addition, Web-based commerce could become less attractive through delays in the development or adoption of new standards and protocols to handle increased activity, or through increased government regulation and taxation of Internet commerce.

 GOVERNMENT LAWS AND       Federal, state or foreign agencies may adopt laws or
 REGULATIONS COULD LIMIT   regulations affecting the use of the Web as a
 THE MARKET FOR OUR        commercial medium.  If enacted, these laws or
 PRODUCTS AND SERVICES     regulations could limit the market for our products,
                           which could materially affect our business,
                           financial condition, and operating results.
                           Although many of these laws or regulations may not
                           apply to our business directly, laws and regulations
                           relating to use privacy, pricing, or content and
                           quality of products and services could affect our
                           business indirectly.  It is possible that these laws
                           or regulations could expose companies involved in
                           Web commerce to liability, which could limit the
                           growth of Web commerce generally.


                                       7

 WE FACE SIGNIFICANT       The market for interactive Web-based electronic
 COMPETITION FROM OTHER    business solutions is highly competitive and rapidly
 TECHNOLOGY COMPANIES      changing. If we are unable to compete effectively
                           our business, financial condition and operating
                           results will be materially adversely affected.
                           Many of our current and potential competitors have
                           longer operating histories, greater name recognition
                           and substantially greater financial, technical,
                           marketing, management, service, support and other
                           resources than we have.  Our competitors may be able
                           to expand and develop their technologies more
                           quickly than we can, to devote greater resources to
                           the development and marketing of their products, or
                           to respond more quickly to changing opportunities or
                           technologies.

                           In addition, we expect that new competitors will enter the market with competing products as the size and visibility of the market opportunity increases.
                           We also expect that competition will increase as a result of software industry consolidations and formations of alliances among industry participants.
                           Increased competition could result in pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance.

                           The market for computer software is also dominated by large corporations which have assets much greater than ours, and which might be able to develop software duplicating the features of our products at modest cost. We face a continual risk that market opportunities or product features which we intend to exploit can, within a short period of time, become dominated by much larger and wealthier corporations, rendering our products obsolete or non-competitive.

 WE MAY NOT BE ABLE TO     To be competitive, we must develop and introduce, on
 DEVELOP NEW PRODUCTS OR   a timely basis, new products and product
 ENHANCE EXISTING          enhancements which meet the demands of the
 PRODUCTS ON A TIMELY      marketplace.  We cannot assure that we will be able
 BASIS                     to do so, or to respond effectively to technological
                           changes or new product announcements by others.
                           Failure to introduce new products or enhancements
                           could have a material adverse impact on our
                           business, operating results, and financial
                           condition.


                                       8

 FAILURE TO EXPAND OUR     We do not have established distribution channels for
 RELATIONSHIPS WITH        our products.  Our present marketing plans depend
 RESELLERS COULD IMPEDE    heavily on the recruitment of value added resellers
 ACCEPTANCE OF OUR         for our products, and on sales expected to be
 PRODUCTS AND GROWTH       generated by such value added resellers.  Failure to
                           recruit a sufficient number of value added
                           resellers, or failure of our value added resellers
                           to market our products effectively, could have a
                           material adverse impact on our business, operating
                           results and financial condition.  Failure by our
                           value added resellers to install or implement our
                           products successfully for their clients could also
                           have a material adverse impact on our business,
                           operating results and financial condition.

 FAILURE TO MANAGE GROWTH  We could experience rapid growth in orders,
 PROPERLY COULD STRAIN     revenues, personnel, marketing activities, and
 RESOURCES AND AFFECT OUR  complexity of products. We cannot assure that we
 BUSINESS                  will be able to manage the significant strains that
                           future growth may place on our administrative
                           infrastructure, systems, and controls.

                           Qualified technical personnel are in great demand throughout the software industry. Increased sales of our products may require us to hire additional personnel to install and support our products. We will also be required to hire additional technical personnel to continue development of our products.
                           Our success will depend to a substantial degree on our ability to attract, train, motivate and retain qualified personnel. Inability to do so may have a material adverse impact on our business, operating results and financial condition.

 LOSS OF KEY PERSONNEL     Our success is substantially dependent on the
 COULD ADVERSELY AFFECT    performance of our employees, many of whom have
 OUR BUSINESS              worked together for a short period of time.  Our
                           work force is relatively small, and we thus employ
                           only a small number of employees in specific fields
                           important to our business.

                           The success of our marketing efforts is
                           substantially dependent on our President, the President of Sideware Corp., the Vice President of
                           Channel Sales and Marketing for Sideware Corp., and the Vice President of Federal Sales and Marketing for Sideware Corp.

                           Continued development of our products and our technical work are substantially dependent on our President, our General Manager of e-business solutions, and our programmers.

                           The departure of a single employee or a small number of employees could materially adversely affect our business. We cannot assure that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees.

 WE MAY BE UNABLE TO       We rely heavily on our proprietary software
 PROTECT OUR PROPRIETARY   technology.  To protect our proprietary technology
 TECHNOLOGY                we rely on confidentiality agreements with key
                           employees and third parties and on trade secret,
                           trademark, and copyright laws.  Although we attempt
                           to maintain confidentiality of, and prevent improper
                           disclosure of, our software technology, we cannot
                           assure that we have adequately protected our
                           technology from misappropriation.  In addition,
                           others may attempt to "reverse engineer" our
                           products in order to determine their method of
                           operation and introduce competing products.
                           Similarly, others may develop competing technology
                           independently. Such developments could have a
                           material adverse affect on our business, operating
                           results and financial condition.



                                       10

 OTHER COMPANIES MAY       If any of our products violate third party
 CLAIM THAT OUR PRODUCTS   proprietary rights we may be required to re-engineer
 INFRINGE THEIR            our products or seek to obtain licenses from third
 COPYRIGHTS OR PATENTS     parties. We have no reason to believe any of our
                           products infringe the proprietary rights of third
                           parties.  However, we do not conduct comprehensive
                           patent searches to determine whether the technology
                           used in our products infringes any third party
                           patents.

                           Some of the markets in which we compete are characterised by the existence of a large number of patents and frequent litigation for financial gain based on patents with broad, and sometimes questionable, application. As the number of our products increases, the markets in which our products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, our products may become increasingly subject to infringement claims.
                           Although we have no reason to believe any of our products infringe the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against us in the future or that any such claims will not require us to enter into royalty arrangements or result in costly litigation.

 WE MAY LOSE ACCESS TO     Our Dr. Bean product incorporates software licensed
 THIRD PARTY TECHNOLOGY    from third parties.  We have no reason to believe
 USED IN OUR PRODUCTS      that our license rights in respect of such software
                           will be terminated.  However, we cannot assure that
                           such license rights will continue to be available to
                           us.  Loss of such license rights would require us to
                           license software performing similar functions from
                           other parties, to develop software performing such
                           functions independently, or to re-engineer our
                           products to operate without such licensed software.
                           This could result in interruptions or delays in our
                           ability to sell or continue development of our
                           products, or in loss of important features of our
                           products.  See "BUSINESS - Intellectual Property".



                                       11

 OUR BUSINESS COULD        Software products are complex.  Our products may
 SUFFER IF OUR PRODUCTS    contain undetected errors, or bugs, which result in
 FAIL TO PERFORM PROPERLY  product failures, or which may be incompatible with other software or hardware used by a substantial
                           number of our potential customers.  Product
                           performance failures could result in loss of or
                           delay in revenues, loss of market share, failure to
                           achieve market acceptance, or injury to our
                           reputation.

                           During the week of April 26, 1999, we implemented the initial version of Dr. Bean on IBM platforms, including principally the S390, AS400 and RS6000 platforms, and also the Windows NT, Linux and Sun
                           Solaris operating systems, at IBM facilities.
                           During the implementation and testing, the initial version of Dr. Bean operated successfully on the platforms and operating systems tested. However, as Dr. Bean has not yet been in significant commercial use, there can be no assurance that the program will operate free of material errors or defects. In addition, there can be no assurance that enhancements or modifications of Dr. Bean do not include errors or defects.

 WE COULD INCUR            If any of our products fail, a customer may assert a
 SUBSTANTIAL COSTS AS A    claim for substantial damages against us, regardless
 RESULT OF PRODUCT         of whether we are responsible for the failure.
 LIABILITY CLAIMS          Product liability claims could require us to spend
                           significant time and money in litigation or to pay
                           significant damages.

                           We currently carry limited insurance, which may not cover claims against us for financial losses, and which will not be sufficient in amount to cover large claims. In addition, there can be no assurance that any insurance coverage will be available in the future on reasonable terms, that insurance we purchase will be sufficient to cover any claims against us, or that insurers will not deny coverage with respect to any future claim.

 WE MAY BE AFFECTED BY     Many existing computer systems and software products
 UNEXPECTED YEAR 2000      do not properly recognise dates after December 31,
 PROBLEMS                  1999.  This Year 2000 problem could result in
                           miscalculations, data corruption, system failures or
                           disruptions of operations.  To the best of our
                           knowledge, all of our products and internal systems
                           are Year 2000 compliant.  However, we are subject to
                           the possibility of Year 2000 problems affecting our
                           products, our customers' systems, our internal
                           systems and the systems of vendors, any one of which
                           could have a material adverse effect on our
                           business, operating results and financial condition.



                                       12

 WE MAY NOT BE ABLE TO     We will require additional capital to continue the
 RAISE THE ADDITIONAL      development of our services and products, to pay the
 CAPITAL WE NEED           costs of marketing those products, and to cover
                           operating losses until we are able to become
                           profitable.  Owing to the speculative and uncertain
                           nature of our business, we are unable to calculate
                           the amount of additional capital which we may have
                           to raise, although such amounts may be substantial.
                           The extent and timing of such capital requirements
                           will depend on many factors, including continued
                           progress in our product development programs, and
                           the market response to our products.

                           Our ability to raise capital will depend on our perceived ability to develop and bring to the market products capable of generating sales revenue at profitable levels. To raise additional capital, we may have to issue additional shares, which may dilute the interests of existing shareholders substantially.
                           Alternatively, we may have to borrow large sums, and assume obligations to make substantial interest and capital payments. We may also have to sell significant interests in some or all of our products. We cannot assure that we will be able to raise the amount of capital we require, or that we will be able to raise capital on terms that enhance the value of our common shares.

 GOVERNMENTS MAY           We are party to agreements with non-arm's length
 CHALLENGE OUR TAX         parties, including Sideware Corp. and Sideware
 RETURNS                   International SRL, in jurisdictions outside Canada.
                           We believe that these agreements have been
                           implemented in accordance with taxation laws,
                           regulations, treaties, and assessment practices
                           prevailing in Canada, the United States, and the
                           other jurisdictions involved.  However, Canadian or
                           U.S. taxation authorities may challenge the terms or
                           tax effect of these agreements, and issue taxation
                           assessments requiring us to pay additional income
                           taxes beyond the amounts we consider to be owing.
                           Such assessments could lead to tax liabilities
                           substantially greater than we expect, or to
                           duplicate tax liabilities in different
                           jurisdictions on the same income.



                                       13

 COMPANY DIRECTORS ARE     We have agreements with BrainTech, Inc. and TechWest
 INVOLVED IN OTHER         Management Inc. which may be material to our future
 COMPANIES DOING BUSINESS  profitability.  BrainTech, Inc. is a public company
 WITH US                   whose shares trade on the OTC Bulletin Board.  Grant
                           Sutherland, Owen Jones, and James Speros, members of
                           our board of directors, are also directors of
                           BrainTech, Inc.  TechWest Management Inc. is a
                           private company whose shareholders include Owen
                           Jones and Grant Sutherland.

                           One of our agreements with BrainTech Inc. is a cost sharing agreement pursuant to which costs relating to our business premises and certain personnel are shared. BrainTech, Inc. is a development stage software company which has not achieved profitable operation. There can be no assurance that BrainTech, Inc. will be able to pay the costs for which it is responsible under the cost sharing arrangement, with the result that our cash requirements to continue operation may be substantially increased. From time to time, either our payments or those of BrainTech, Inc. pursuant to the cost sharing agreement described above may exceed that company's proportionate share.
                           Accordingly, those payments are reconciled and adjusted from time to time, as required. See
                           "CERTAIN TRANSACTIONS".

 WE ARE INVOLVED IN COURT  We are presently involved in several court
 PROCEEDINGS               proceedings with former management.  The principal
                           court proceedings are described under "BUSINESS -
                           Legal Proceedings."  In those proceedings, claims
                           totalling approximately $1.8 million have been
                           advanced against us.

                           We are prosecuting our claims and defending our position in all of the litigation proceedings.
                           While we believe that our positions will be sustained, there is a risk of losing some of the court actions. The results could include substantial pecuniary judgements against us and the appointment of a receiver of our assets.

RISKS ASSOCIATED WITH THIS OFFERING OF COMMON SHARES


                                       14

 OUR COMMON SHARES ARE     The stock market in general has recently experienced
 PARTICULARLY VOLATILE     extreme price and volume fluctuations.  In addition,
                           the market prices of securities of technology
                           companies, particularly Web-related companies, have
                           been extremely volatile, and have experienced price
                           fluctuations that have often been unrelated or
                           disproportionate to the operating performance of
                           these companies.  These broad fluctuations could
                           adversely affect the price of our common shares.

                           We believe that factors such as the announcement of new products or technologies by us or by our competitors and quarterly fluctuations in financial results are expected to cause the market price of the common shares to vary substantially. In addition, our net sales or results of operations in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of our common shares would likely decline, perhaps substantially.

 WE DO NOT EXPECT TO PAY   We have never declared or paid cash dividends on our
 DIVIDENDS IN THE          capital stock. We currently intend to retain any
 FORESEEABLE FUTURE        earnings to finance the expansion and development of
                           our business and, therefore, do not anticipate
                           paying any cash dividends in the foreseeable future.

 OUR SHARES ARE SUBJECT    The Securities and Exchange Commission has adopted
 TO RULES GOVERNING "LOW   regulations which generally define "penny stock"
 PRICED STOCK"             to be any equity security that has a market price
                           (as defined in their regulations) less than
                           US$5.00 per share, subject to certain exceptions.
                           Our securities may be covered by the penny stock
                           rules, which impose additional sales practice
                           requirements on broker-dealers who sell to
                           persons other than established customers and
                           accredited investors (generally, institutions
                           with assets in excess of US$5,000,000 or
                           individuals with net worth in excess of
                           US$1,000,000 or annual income exceeding
                           US$200,000 or US$300,000 jointly with their
                           spouse).  For transactions covered by this rule,
                           the broker-dealers must make a special
                           suitability determination for the purchase and
                           receive the purchaser's written agreement to the
                           transaction prior to the sale.  Consequently, the
                           rule may affect the ability of broker-dealers to
                           sell our securities, and the ability of
                           shareholders to sell their shares in secondary
                           markets.

             CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements which involve risks and uncertainties. These statements relate to future events or our future financial performance, and are identified by terminology such as "may", "will", "should", "scheduled", "plan", "intend", "estimate", "potential", "continue", "believe," "anticipate," "expect" and similar expressions. These statements are only predictions. Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "RISK FACTORS". Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares or Warrant Shares offered hereby, all of which will be received by the Selling Shareholders.

                                 EXCHANGE RATES

The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated, and the exchange rates at the end of the period indicated for one Canadian dollar, expressed in United States dollars, based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

______________________________________________________________________________
                        U.S. DOLLARS PER CANADIAN DOLLAR
______________________________________________________________________________

                                                                  PERIOD
                          PERIOD ENDED DECEMBER 31,              JAN-SEPT
               -----------------------------------------------------------
                 1994      1995      1996      1997      1998       1999
  Average      $.7300    $.7305    $.7323    $.7220    $.6734     $.6714
   High        $.7632    $.7527    $.7513    $.7486    $.7052     $.6860
   Low         $.7103    $.7023    $.7235    $.6945    $.6351     $.6625
Period end     $.7128    $.7323    $.7301    $.6998    $.6650     $.6805
______________________________________________________________________________

On October 29, 1999, the exchange rate was US$0.679 per Cdn$1.00.

Our common shares are currently trading on the Vancouver Stock Exchange (the "VSE") under the symbol "SYD.U", and over the OTC Bulletin Board under the symbol "SDWSF". Trading over the OTC Bulletin Board was authorized to commence October 29, 1999.

Prior to November 4, 1999, our shares traded on the VSE in Canadian dollars. On November 4, 1999, at our request, the VSE changed the trading currency for our shares to United States dollars.

The following table sets forth the high and low sale prices for our common shares (in Canadian dollars), as reported by the VSE for the quarters indicated.

                                            High      Low
                                            ($)       ($)
                                            ---       ---
   1999

Third Quarter                               $3.38    $2.20
Second Quarter                              $3.47    $0.94
First Quarter                               $0.85    $0.45

   1998

Fourth Quarter                              $0.51    $0.33
Third Quarter                               $0.51    $0.30
Second Quarter                              $0.54    $0.26
First Quarter                               $0.81    $0.36

   1997

Fourth Quarter                              $1.30    $0.60
Third Quarter                               $1.35    $0.76
Second Quarter                              $1.94    $0.58
First Quarter                               $1.05    $0.19


On October 29, 1999, the closing price for our shares on the VSE was $2.42.

Our common shares were first listed on the VSE on November 7, 1983. Trading was suspended by the VSE on November 28, 1994 as a result of concerns of the VSE over irregularities in transactions between the Company and its former President, Lawrence Kostiuk. Irregularities identified by the VSE included:

(a) the granting of a purported general security agreement to Mr. Kostiuk without public disclosure or VSE approval;

(b) misrepresentations made to the VSE by former management in respect of private placements completed in August 1991, January 1993 and July 1993; and

(c) potential breaches of our listing agreement with the VSE, including the failure to file a management agreement between the Company and Riva Yachts of Canada Ltd. (a company controlled by the family of Mr. Kostiuk), the issuance of shares to Mr. Kostiuk without VSE approval and the improper issuance of shares pursuant to incentive stock options.

Certain of the above transactions are the subject matter of legal disputes between us and our former management. See "BUSINESS -- Legal Proceedings."

A cease trade order was issued by the British Columbia Securities Commission on March 7, 1995 when former management failed to file required financial statements. New management took control on May 3, 1995. On September 10, 1996, the cease trade order and trading suspension were lifted and our shares resumed trading. The principal steps that we were required to complete in order to return our shares to trading status were the preparation and filing of delinquent financial statements and the raising of approximately $1.6 million in private placement financing, to permit us to resume operations.

As at October 29, 1999, we have 48,026,195 common shares issued and outstanding. Approximately 127 record holders of common shares are within the United States, holding approximately 14.7 million shares (approximately 31% of the total shares issued and outstanding). Approximately 28 million shares are registered in the name of CDS & Co., a Canadian depository company. Approximately 8 million shares are registered in the name of CEDE & Co., a United States depository. Owing to the large percentage of our shares registered in the names of depositories, we do not have reliable information as to the extent of beneficial ownership of our shares by US residents. We believe that in excess of one third of our shares are owned beneficially by United States residents.

Trading in our shares over the OTC Bulletin Board commenced pursuant to a Form 15c-211 filed by National Securities Corp. of Chicago IL. We have entered into a Financial Advisory and Consulting Agreement with National Securities Corp. of Chicago Illinois, pursuant to which we have issued 250,000 shares of restricted stock to National Securities Corp.

                                 DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain all earnings, if any, to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 1998. This table should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                       December 31, 1998
                                                       (dollars in millions)
                                                          (audited)
Cash and cash equivalents                                        .3
Short-term debt and current portion of
  long-term debt:                                                Nil
    Short-term debt facility                                     Nil
    Current porting of long-term debt                            Nil

        Total                                                    Nil
Long-term debt:                                                  Nil

        Total                                                    .3


                                       18

Shareholder's equity:
    Common Stock, 200 million shares authorized
      27,269,959 shares issued and outstanding                 12.7
    Special Warrants                                            0.9
    Commitment to issue shares                                  0.1
    Retained earnings                                         (12.3)
    Total capitalisation                                        1.4

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below for the eight month period ended December 31, 1998 and the fiscal years ended April 30, 1998, 1997 and 1996 were derived from our audited consolidated financial statements, which appear elsewhere in this Prospectus. The selected consolidated financial data for the six month period ended June 30, 1999 were derived from our unaudited consolidated financial statements, which also appear elsewhere in this Prospectus, and which, in the opinion of the management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments necessary for a fair presentation of the financial condition and results of operations for such period. The financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and our Consolidated Financial Statements and the Notes thereto.

                         Six Months ended    Eight Months
                             June 30,       ended Dec. 31,                   Years ended April 30
                             1999(1)             1998          1998                             1995(3)    1994(2)
                            restated           audited       restated      1997        1996    restated   restated
                             (000's)           (000's)        (000's)    (000's)     (000's)    (000's)    (000's)

Sales Revenue                $   134         $   158         $    27     $    70     $   28     $  371    $    22

Profit (Loss)                 (2,200)         (1,892)         (2,409)     (4,587)      (850)      (528)    (1,250)
For the period
(Cdn. GAAP)

Profit (Loss) for the            N/A          (1,937)         (2,409)     (2,002)      (898)      (678)    (1,735)
period (US GAAP)

Profit (Loss) per              (0.07)          (0.07)          (0.11)      (0.29)     (0.07)     (0.04)     (0.11)
share (Cdn. GAAP)

Profit (Loss) per              (0.07)          (0.07)          (0.12)      (0.14)     (0.15)     (0.12)     (0.37)
share (US GAAP)

Total assets (Cdn.             4,928           1,725           2,584       1,402      3,350      3,266      3,368
GAAP)

Total assets (US GAAP)         4,928           1,725           2,584       1,402        746        709        961


                                       19

Total S/H Equity               4,566           1,446           2,361       1,012      2,018      2,869      3,337
(Cdn. GAAP)

Total S/H Equity               4,566           1,446           2,361       1,012       (585)       312        930
(U.S. GAAP)

Total R&D expend.                395             353             301         129        Nil        Nil        Nil
(Cdn. GAAP)


(1) Results reported for the six month period ended June 30, 1999 have been restated as a result of the changes made, retroactive to January 1, 1999, to our cost sharing arrangement with BrainTech, Inc. See "CERTAIN TRANSACTIONS." In addition, we have corrected certain information relating to the number of incentive stock options and share purchase warrants exercised during the six month period ended June 30, 1999.

(2) The circumstances surrounding the restatement of the financial data for the fiscal years ending April 30, 1994 and April 30, 1995 are as follows:

     (a) In our audited financial statements for the fiscal year ending April 30, 1995, we reversed, as at April 30, 1995, the following previously accrued amounts payable to Lawrence Kostiuk, the Company's former
         President:

         Professional Services                        $  391,000
         Development Costs                               392,000
         Interest Expenses                                26,983
         Consulting                                      128,007
         Advertising                                      30,000
         Travel and promotion                             51,730
                                                      ----------
             Total                                    $1,019,720
                                                      ==========

         The reversals were made in respect of transactions under former management, which present management considers to have been improper. See "BUSINESS -- Legal Proceedings".

         Of the $1,019,720 reversed, $64,983 had been accrued during the fiscal year ending April 30, 1995, $522,000 had been accrued during the fiscal year ending April 30, 1994, and $432,737 had been accrued in earlier periods.

     (b) For purposes of this Prospectus, we have restated our selected financial data for the fiscal years ending April 30, 1995 and 1994 by reversing, as at April 30, 1995, only those amounts accrued during the fiscal year ending April 30, 1995 (totaling $64,983) and by reversing, as at April 30, 1994, those amounts accrued during the fiscal year ending April 30, 1994 (totaling $522,000). Accordingly, the accruals reversed for the fiscal years ending April 30, 1994 and April 30, 1995 were:

         1994:

         Professional Services                          $ 36,000
         Development Costs                                 2,000
         Interest Expenses                                26,983
             Total                                      $ 64,983
                                                        ========

         1995

         Professional Services                          $132,000
         Development Costs                               390,000
             Total                                      $522,000
                                                        ========

We have no long-term debt and has not paid any dividends. Claims totaling approximately $1.8 million have been advanced against us in legal proceedings. See "BUSINESS -- Legal Proceedings".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

Following a change in management in May 1995, new management commenced rebuilding the Company's business. The initial efforts of new management were focused on raising sufficient financing to recommence business operations and to permit the Company's shares to resume trading. Our shares resumed trading on September 10, 1996. Our current focus is on the development and marketing of Dr. Bean. As yet, we have not been able to generate significant sales revenue from our products.

RESULTS OF OPERATIONS

     SIX MONTH PERIOD ENDED JUNE 30, 1999 COMPARED WITH SIX-MONTH PERIOD ENDED JULY 31, 1998

During the six month period ended June 30, 1999, we received $134,369 in sales revenue compared with $58,511 during the six month period ended July 31, 1998. Substantially all of the revenue in each period came from hardware sales to BrainTech, Inc. and Techwest Management, Inc. Commencing in the summer of 1998, equipment for these companies has been purchased through us, owing to favourable prices available to us under the IBM Business Partner Reseller Program. In our initial equipment sales to BrainTech, Inc. and Techwest Management, Inc., we charged a mark-up over our cost. The mark-up was eliminated on subsequent transactions. Our current policy is to sell equipment to BrainTech, Inc. and Techwest Management Inc. at cost.

Cost of sales increased from $50,630 for the six month period ending July 31, 1998 to $124,306 for the six month period ending June 30, 1999. The increase resulted from an increase in the amount of hardware sold to BrainTech, Inc. and Techwest Management, Inc.

Interest income decreased from $28,060 for the six month period ending July 31, 1998 to $2,631 for the six month period ending June 30, 1999. The increase resulted from lower cash balances held by us.

Employee wages and benefits increased to $617,868 for the six month period ended June 30, 1999 from $328,341 for the six month period ended July 30, 1998. The increase was due principally to additional personnel being hired subsequent to July 31, 1998. In addition, the increase reflects the adjustments made to our cost sharing agreement with BrainTech, Inc. See "CERTAIN TRANSACTIONS". The figures for both periods reflect bonuses in the amount of $100,000 paid to our President in April 1998 and April 1999.

Filing and transfer fees increased to $26,363 from $3,552. The principal reason for the increase was increased fees paid to our transfer agent in connection with financing activities and the exercise of stock options and share purchase warrants during the six month period ended June 30, 1999. Investment advisory services decreased from $75,000 to nil. The $75,000 recorded as investment advisory services for the six month period ended July 31, 1998 represented the value of 125,000 Special Warrants issued to Golden Capital Securities Ltd. services provided in connection with a proposed prospectus filing. There was no corresponding expense during the six month period ended June 30, 1999.

Office, printing and sundry expenses were $131,832 for the six month period ending June 30, 1999 compared with $88,285 for the six month period ending July 31, 1998. The principal reasons for the increase were our generally higher level of business activity during the six month period ended June 30, 1999, as well as the increased costs associated with operating a second office in Virginia.

Professional fees increased to approximately $306,785 for the six month period ended June 30, 1999 from approximately $168,469 for the six month period ended July 31, 1998. Accounting costs increased from approximately $26,000 to approximately $96,000, principally as a result of costs associated with registration of our shares pursuant to the Securities Exchange Act of 1934 and increased audit costs, owing to a higher level of activity in the Company. Legal costs increased from approximately $79,000 to approximately $170,000, principally as a result of costs associated with registration of our shares under the Securities Exchange Act of 1934 and costs associated with the financing activities which we carried out during the six month period ended June 30, 1999.

Marketing expenses decreased to approximately $405,588 for the six month period ended June 30, 1999 from approximately $519,329 for the six month period ended July 31, 1998. The decrease resulted principally from a reduction in trade show expenses from approximately $200,000 to approximately $123,000 and a reduction in direct marketing costs from approximately $143,000 to approximately $11,000. Direct marketing costs for the six month period ended July 31, 1998 included approximately $132,000 paid to Sunset Direct in connection with marketing of Net Notions. There were no corresponding payments during the six month period ended June 30, 1999. The reductions in trade show costs and direct marketing expenses were offset in part by an increase in travel costs from approximately $27,000 to approximately $83,000, due principally to costs associated with the opening of our Virginia office.

Facilities costs increased to approximately $147,162 from approximately $43,755. The principal reasons for the increase were the cost of additional lease space which we occupied in North Vancouver beginning in September 1998 and the cost of the lease space which we occupied in Herndon, Virginia beginning in February 1999. In addition, the increase reflects adjustments made to our cost sharing agreement with BrainTech, Inc. See "CERTAIN TRANSACTIONS".

Research and Development expenses increased to approximately $395,434 for the six month period ended June 30, 1999 from approximately $168,875 for the six month period ended July 31, 1998. The increase was due principally to an increase in the number of our research and development personnel and to higher salaries paid to research and development personnel. Our foreign exchange gain decreased from approximately $90,280 to approximately $15,021. Our foreign exchange gain results from changes in the value (as measured in Canadian currency) of the funds which we hold in United States currency. The decrease in the foreign exchange gain resulted primarily from reduced exchange rate fluctuations.

     EIGHT MONTH PERIOD ENDED DECEMBER 31, 1998 COMPARED WITH THE TWELVE MONTH PERIOD ENDED APRIL 30, 1998

During the eight month period ended December 31, 1998 we received $200,267 in revenue compared with $54,679 during the twelve month period ended April 30, 1998. The principal reasons for the increase were as follows:

(a)  Software sales increased from $26,782 to $29,383.

(b) Hardware sales increased from nil to $129,150. The hardware sales in question were made to BrainTech, Inc. and Techwest Management, Inc.

(c) Interest revenue earned on cash balances increased from $27,897 to $41,734, as a result of higher cash balances during the period ending December 31, 1998.

Cost of sales increased from $18,178 for the fiscal year ending April 30, 1998 to $140,418 for the eight month period ending December 31, 1998. Cost of hardware sold (including equipment sold to BrainTech, Inc. and Techwest Management, Inc.) increased from nil to $120,068. Cost of software sold increased from $18,178 to $20,350.

During the eight month period ending December 31, 1998 we also incurred a bad debt expense of $30,801, writing off the balance of an account receivable from Intermark Corporation. Intermark Corporation acted previously as our marketing agent for Tagalongs in the United States. As at April 30, 1998, our financial records showed $67,142 owing by Intermark Corporation. In our April 30, 1998 financial statements, we made a provision of $36,349 in respect of the receivable from Intermark Corporation. The circumstances of that provision are explained more fully below, under the heading "YEAR ENDED APRIL 30, 1998 COMPARED WITH YEAR ENDED APRIL 30, 1997". During the eight month period ending December 31, 1998, we determined to write off the remaining balance owing by Intermark Corporation, as it appeared that Intermark Corporation might be in financial difficulty, such that legal proceedings against Intermark Corporation to collect the amount owing might not be worthwhile.

Employee wages and benefits increased to $401,843 for the eight month period ending December 31, 1998 from $360,143 for the fiscal year ending April 30, 1998. The increase was due principally to additional personnel being hired. Facilities costs increased to $94,705 from $76,707. The principal reason for the increase was the cost of additional lease space which we occupied effective September 1, 1998. Filing and transfer fees decreased to $12,241 from $21,907. The principal reason for the decrease was the shorter period of time covered by the fiscal reporting period ending December 31, 1998, owing to the change in our year end. Marketing expenses decreased to $581,764 from $635,498, but were higher on a monthly average basis (averaging approximately $72,500 per month during the eight month period ending December 31, 1998, compared with approximately $53,000 per month during the fiscal year ending April 30, 1998). Average monthly marketing expenses increased principally as a result of higher travel and trade show expenses, which were approximately $218,835 for the fiscal year ending April 30, 1998, compared with approximately $382,909 for the eight month period ending December 31, 1998. Increased travel and trade show expenses were offset in part by a reduction in fees paid to marketing agents. During the fiscal year ending April 30, 1998, we paid approximately $156,000 to marketing agents. There were no such payments during the eight month period ending December 31, 1998.

Office, printing and sundry expenses were $124,375 for the eight month period ending December 31, 1998 compared with $167,228 for the fiscal year ending April 30, 1998. The principal reason for the decrease was the shorter period of time covered by the fiscal reporting period ending December 31, 1998, owing to the change in our year end. We also incurred a $141,047 foreign exchange gain during the eight month period ending December 31, 1998, compared with $33,479 for the fiscal year ending April 30, 1998. The principal reason for the increase was the substantial appreciation in the US dollar during the eight month period ending December 31, 1998.

Professional fees decreased to $356,820 from $620,845. A principal reason for the decrease was a reduction in our legal and accounting costs. The reduction in legal and accounting costs was offset in part by the cost of a business plan (approximately $20,000) prepared during the eight month period ending December 31, 1998. Research and development expenses (net of government grants) increased to $353,238 from $301,258. The increase was due principally to additional research and development personnel.

For U.S. GAAP purposes, we also incurred a compensation expense in the amount of $44,400 during the eight month period ended December 31, 1998 in respect of the issuance of incentive stock options. There was no such expense incurred during the fiscal year ended April 30, 1998.

     YEAR ENDED APRIL 30, 1998 COMPARED WITH YEAR ENDED APRIL 30, 1997

During the fiscal year ending April 30, 1998, we received revenue of $54,679, compared with $70,613 for the fiscal year ending April 30, 1997. The principal reason for the increase was an increase in interest earned on cash balances, which increased from $865 for the fiscal year ending April 30, 1997 to $27,898 for the fiscal year ending April 30, 1998. The increase in interest revenue was offset by a reduction in software sales, which decreased from $69,748 to $26,782. The principal reason for the decrease was in software sales was an interruption of our marketing efforts while our single user product was being re-named from "JOT-IT!" to "Tagalongs" to comply with our settlement agreement with 3M Corporation. In addition, sales were reduced by a charge in the amount of $21,431 in respect of the disposal of obsolete inventory in the possession of Intermark Corporation. Cost of software sold increased from $9,094 to $18,178. Reduced sales were not accompanied by a reduction in cost of software sold owing to the charge in respect of unsold inventory, described above.

During the fiscal year ending April 30, 1998, we also incurred a bad debt expense of $36,349. The bad debt expense arose from the failure of Intermark Corporation, who were marketing our Tagalongs product, to remit funds which they had received in respect of sales of Tagalongs, and which they were obliged to remit to us. We recorded sales revenue of $69,874 and $16,827 for software sold through Intermark Corporation for the fiscal years ending April 30, 1997 and April 30, 1998, respectively. We considered recognition of this revenue appropriate as the transactions in question represented software shipped by us through Intermark Corporation, for which Intermark Corporation received payment, and for which Intermark Corporation was liable to pay us. We did not make any allowance for a bad debt expense in our April 30, 1997 financial statements, as we believed we would ultimately recover all amounts payable by Intermark Corporation.

As at April 30, 1998, our records showed $67,142 owing by Intermark Corporation. Intermark Corporation signed an audit confirmation acknowledging indebtedness to us in the amount of US$41,173.20, but did not remit the amounts owing. Intermark Corporation also made an offer, which we accepted, to settle the account from approximately $30,000. Accordingly, as at our April 30, 1998 fiscal year end, we made a bad debt allowance of $36,349, reducing the amount receivable from Intermark Corporation to approximately $30,000. As stated above, the remaining balance owing from Intermark Corporation has been written off as at December 31, 1998.

Employee wages and benefits increased to $360,144 during the fiscal year ending April 30, 1998 from $176,361 during the fiscal year ending April 30, 1997. The increase was due to additional personnel being hired during the fiscal year ending April 30, 1998 and to a payment of $100,000 made to our President in April 1998 as a performance bonus. Filing and transfer fees decreased to $21,907 from $49,360. Filing and transfer fees were higher during 1997 due to costs incurred in issuing securities, costs incurred in connection with the resumption in trading of our shares, and costs incurred in resolving disputes concerning share ownership arising from the conduct of prior management. Office, printing and sundry increased to $167,228 from $107,575. The magnitude of this increase was such that no specific reason can be given for it.

During the fiscal year ending April 30, 1998, we recorded an expense in the amount of $75,000 for Investment Advisory Services. The $75,000 represented the deemed value of Special Warrants issued to Golden Capital Securities Ltd. in consideration for services rendered during the fiscal year ending April 30, 1998 in connection with an intended prospectus filing. Professional fees decreased to $620,845 for the fiscal year ending April 30, 1998 from $961,245 for the fiscal year ending April 30, 1997. Several factors contributed to this reduction. During the fiscal year ending April 30, 1997, we incurred extraordinary accounting costs resulting from the resumption in trading of our shares, and the preparation of historical financial data required in connection therewith. Accounting and auditing costs decreased from $381,389 for the fiscal year ending April 30, 1997 to approximately $152,407 for the fiscal year ending April 30, 1998. In addition, certain expenditures including payments to our public relations firm and marketing agent, as well as the salary costs of our Manager of Investor Relations and Vice President Business Development, were allocated to "Professional fees" for the year ending April 30, 1997, but were reallocated to other categories for the fiscal year ending April 30, 1998.

Marketing expenses increased to $635,498 for the fiscal year ending April 30, 1998 from $418,764 for the fiscal year ending April 30, 1997. The principal reasons for this increase were increased costs incurred to participate in industry trade shows, which increased from approximately $109,652 to approximately $183,026, and the reallocation of certain expenses from the category "Professional fees". Research and development expenses increased to $301,258 from $129,877. This increase was due principally to increased salaries and performance bonuses paid to programming personnel.

For U.S. GAAP purposes, we also incurred a compensation expense in the amount of $19,350 during the fiscal year ended April 30, 1997 in respect of the issuance of incentive stock options. There was no such expense incurred during the fiscal year ended April 30, 1998.

     YEAR ENDED APRIL 30, 1997 COMPARED WITH YEAR ENDED APRIL 30, 1996

During the fiscal year ending April 30, 1997, we received revenue of $70,613, compared with $30,226 for the fiscal year ending April 30, 1996. Revenue from the sale of software products was $69,748 during the fiscal year ending April 30, 1997. During the fiscal year ending April 30, 1996, we did not earn any revenue from the sales of our software products. Revenue of $25,000 recorded under the heading "Software" consisted of amounts paid by NetMedia Systems Inc. pursuant to a license agreement dated November 2, 1995 (which agreement has subsequently been terminated). Other revenue, consisting of interest earned on cash balances, decreased from $2,254 for the fiscal year ending April 30, 1996 to $865 for the fiscal year ending April 30, 1995.

Employee wages and benefits increased to $176,361 for the fiscal year ending April 30, 1997 from $154,969 for the fiscal year ending April 30, 1996. The magnitude of this increase is such that no specific reason can be given for it. Filing and transfer fees increased to $49,360 from $5,222. Filing and transfer fees were low during the fiscal year ending April 30, 1996 because our shares did not trade during that fiscal year. Filing and transfer fees were higher during the fiscal year ending April 30, 1997 due to costs incurred in issuing securities, costs incurred in connection with the resumption in trading of our shares, and costs incurred in resolving disputes concerning share ownership arising from the conduct of prior management. Office, printing and sundry increased to $107,575 from $44,703. The reason for this increase was a generally increased level of business activity.

Professional fees increased to $961,245 for the fiscal year ending April 30, 1997 from $255,527 for the fiscal year ending April 30, 1996. Several factors contributed to this increase. During the fiscal year ending April 30, 1997, we incurred extraordinary accounting costs resulting from the resumption in trading of our shares, and the preparation of historical financial data required in connection therewith. In addition, we incurred substantial legal expenses in connection with the resumption in trading of our shares and our legal disputes with former management. Accounting and auditing costs for the fiscal year ending April 30, 1997 were approximately $286,806, and legal expenses for the corresponding period were approximately $381,389. Total legal, accounting and auditing expenses for the fiscal year ending April 30, 1996 were approximately $116,000. In addition, professional fees recorded during the fiscal year ending April 30, 1997 included payments to our public relations firm and marketing agent and the salary costs of our Manager of Investor Relations and Vice President Business Development (neither of whom are still employed by us).

Marketing expenses increased to $418,764 for the fiscal year ending April 30, 1997 from $62,121 for the fiscal year ending April 30, 1996. The principal reason for this increase was attendance at industry trade shows and the initiation of significant marketing efforts during the fiscal year ending April 30, 1997. Research and development increased to $129,877 from nil principally because we adopted an accounting policy of expensing research and development costs incurred currently, and because of an increase in the number of our research and development personnel.

LIQUIDITY AND CAPITAL RESOURCES

We commenced operation under new management in May 1995. From that time, up to June 30, 1999, we raised approximately $14 million in equity financing through private placements (including the exercise of warrants issued pursuant thereto) and the exercise of stock options.

In September 1999, we completed an additional private placement raising net proceeds of approximately $6.4 million. In addition, subsequent to June 30, 1999, we have received approximately $1.8 million from the exercise of share purchase warrants and incentive stock options. We have not generated significant revenue from the sales of our products. Accordingly, we have been dependent on the proceeds of equity financings to pay our ongoing operating expenses. Inclusive of the private placement, warrant, and stock option proceeds described above, our cash balance as at October 29, 1999 is approximately $7.6 million.

As at October 29, 1999, we employ 25 full time and 6 part time officers and employees in our Vancouver office and 12 full time employees in our Virginia office. As at October 29, 1999, our monthly salary costs are approximately $250,000 per month, exclusive of bonus payments and benefits.

Following the private placement of September 1999, we plan to hire substantial additional personnel:

(a) We plan to hire a Chief Financial Officer, to work in the Virginia office, by December 31, 1999.

(b) We plan to hire at least eight additional technical personnel, including a Chief Technical Officer, by December 31, 1999. Technical personnel will be required to continue development of Dr. Bean, and also to provide support and integration services to Dr. Bean end users.

(c) We plan to hire at least eight additional marketing personnel by December 31, 1999.

We expect that by December 31, 1999, our monthly payroll costs will be approximately $500,000 per month, exclusive of bonus payments and benefits. In addition, we expect to spend approximately $300,000 on the development of a telephony integration system, pursuant to a contract with Science Applications International Corporation ("SAIC"). Hiring of additional personnel, beyond those stated above, will depend on market response to Dr. Bean and our financial resources.

During the period January - June 1999, our overhead expenses, exclusive of payroll costs, were approximately $60,000 per month on average. We expect that our overhead expenses will increase materially during the period up to June 30, 2000.

(a)  Additional personnel will result in additional overhead.

(b)  Effective July 1, 1999, we occupied additional office space in Vancouver.

(c)  We expect to open at least two branch sales offices by December 31, 1999.

We expect that by December 31, 1999 our monthly overhead expenses, exclusive of payroll costs, will be approximately $250,000 on average. Opening of additional offices, beyond those referred to in (c), will depend on market response to Dr. Bean and our financial resources. We expect that if market response to Dr. Bean is favourable, we may open as many as 12 additional sales offices during the fiscal year ending December 31, 2000.

Attendance at trade shows has been a major expense item in our two most recent fiscal years. For the period up to June 30, 2000, we expect that we will attend between 8 and 10 trade shows. One of the shows (Spring Internet World - April 2000) will involve a substantial display, and is estimated to cost approximately $150,000 - $200,000. Participation at the other shows will be on a smaller scale, averaging approximately $8,000 per show. Accordingly, we plan to spend approximately $275,000 on trade shows during the balance of our current fiscal year and the first half of our next fiscal year.

We do not plan to incur large capital expenditures prior to June 30, 2000. Our principal capital expenditures will be in acquiring new computer equipment, and in fixturing additional leasehold space. We do not expect capital expenditures prior to June 30, 2000 to exceed $500,000. Using projected December 31, 1999 payroll and overhead costs of $750,000 per month as an average, we estimate that our cash requirements for the period September 1, 1999 to June 30, 2000 will be approximately $6,000,000 for payroll and overhead, plus approximately $1,075,000 for trade show expenses, capital expenditures, and the development of a telephony integration system. Accordingly, we expect that our current cash balances will be sufficient to sustain our operations to June 30, 2000 without the benefit of substantial revenue or additional capital funding.

We will continue to seek additional capital funding. We will attempt to raise an additional $6 million in private placement financing during the fourth quarter of 1999. In addition, we will attempt to complete a substantial public offering during the first half of 2000. Additional capital funding will be used to hire additional marketing and development personnel, and to carry out an extensive advertising and marketing campaign for Dr. Bean.

Investors are cautioned that our cost estimates are preliminary. Owing to our brief operating history, we do not have sufficient information to prepare accurate estimates of the number of additional personnel we will require or the operating costs we will incur. Our future expenditures will also depend in part on the financial resources available to us. Actual costs incurred may differ substantially from the estimates stated above. In addition, there can be no assurance that we will succeed in raising substantial additional capital.

As disclosed in Note 2 to our financial statements for the eight months ending December 31, 1998, our continuance as a going concern is dependent upon our ability to obtain adequate equity financing, to reach profitable levels of operation, and our success in defending existing legal claims.

We commenced marketing of Dr. Bean in May 1999. We expect that the release of Dr. Bean will mark our transition from a development stage company to an operating company. Historically, we have not had significant revenue. It is essential for us to generate substantial revenue from Dr. Bean in order to survive.

     YEAR 2000

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

Our Year 2000 compliance program has been conducted under the direction of our systems administrator. Beginning in the middle of 1998, our systems administrator commenced analyzing individual components of our computer systems to identify any components which were not Year 2000 compliant.

Our systems administrator has confirmed that all of the individual computers in our system are Year 2000 compliant. The only software component that was identified as potentially non-compliant was our accounting system. In May 1999, we replaced our accounting system with a Year 2000 compliant system. The cost of the system was approximately $60,000, which was shared with BrainTech, Inc.

As we believe that all of our internal systems are Year 2000 compliant, we have not developed any contingency plan, other than to continue with our present program of analyzing the components of our system to identify non-compliant components.

If we are able to generate substantial sales orders for Dr. Bean, we may require sources of Year 2000 compliant network and web servers. However, we expect no difficulty in obtaining Year 2000 compliant products, as the products in question will likely be obtained from major suppliers in the computer industry, all of whom have instituted extensive programs to ensure that their products are Year 2000 compliant.

With the exception of the local electrical utility, we are unaware of any present suppliers, on whom we are dependent, whose supply of goods or services might be interrupted by Year 2000 problems. We have not made any material investigations of any individual suppliers, and have not developed a contingency plan.

All of our current products are Year 2000 compliant. We have not undertaken any investigation to determine whether any of the products we have sold in the past are non-compliant. However, given the small volume of our historical sales, we do not foresee a material risk of liability arising in respect of our past sales.

     EFFECTS OF FOREIGN CURRENCY EXCHANGE RATES AND INFLATION

Our revenues and/or expenses have been and may continue to be earned or incurred in currencies other than the Canadian dollar, principally the United States dollar. During the eight month period ended December 31, 1998, we realized a foreign exchange gain of $141,047 as a result of the appreciation in value of cash balances held in US funds. Otherwise, for the fiscal years ending April 30, 1996, 1997, and 1998, the effects of fluctuations in currency exchange rates have not been material. Fluctuations in exchange rates between the United States dollar and other foreign currencies and the Canadian dollar could materially affect our results of operations in the future. As at October 29, 1999, we have not engaged in exchange rate hedging activities. To the extent we implement such hedging activities in the future, there can be no assurance that we will be successful.

While we believe that inflation has not had a material adverse affect on our results of operations, there can be no assurance that inflation will not have a material adverse effect on our results of operations in the future.

                                    BUSINESS

THE COMPANY

SIDEWARE SYSTEMS INC. was incorporated under the laws of the Province of British Columbia on April 11, 1983 under the name "Heart Minerals Ltd." Initially, the Company was engaged in the business of mineral exploration.

On June 27, 1984, the Company changed its name to "SRO Entertainment International Ltd.". This change of name accompanied a change in the Company's business to the to the development and exploitation of theatrical productions.

On January 30, 1990, the Company changed its name to "Pacrim Entertainment Group Inc.". This change of name accompanied a capital reorganisation, in which the shares of the Company were consolidated on a 2.5:1 basis.

On January 9, 1991, the Company changed its name to "Evergreen International Technology Inc.". This change of name accompanied a change in the Company's business to software development, and the acquisition of the assets of a private company named "Evergreen Technology Corp."

On January 31, 1997, the Company changed its name to "JOT-IT! SOFTWARE CORP.". This change of name was made to enhance the Company's image, following a change in management.

On February 18, 1998, the Company changed its name to "Sideware Systems Inc.", its present name. This change of name was made to comply with a settlement agreement which the Company entered into with 3M Corporation, following trademark infringement litigation in which 3M Corporation alleged that the Company's name infringed its "Post-It" trademark.

Our head office is located at West First Street, Suite 102, North Vancouver, British Columbia, V7P 3N4. Our registered and records offices and address for service of process in Canada are Suite 1910, 777 Hornby Street, Vancouver, British Columbia, V6Z 1S4. Our registered agent for service of process in the United States is National Registered Agent, 1090 Vermont Avenue, Suite 910, Washington, D.C. 20005. Our outstanding common shares are listed and posted for trading on the Vancouver Stock Exchange and through the OTC Bulleting Board quotation service.

     OUR SUBSIDIARIES

Sideware Systems Inc. has six wholly owned subsidiaries: Sideware Corp., 3032650 Nova Scotia Corp., Sideware International SRL, 9050 Investments Ltd., Evergreen International Technology Inc., and 9123 Investments Ltd.

Sideware Corp. was incorporated as a wholly owned subsidiary on January 21, 1997 under the laws of the State of Washington, under the name "Collaborative Groupware Inc." On August 13, 1998, Collaborative Groupware Inc. changed its name to Sideware Corp. Sideware Corp. markets our products in the United States.

Sideware International SRL was organised as a society with restricted liability under the laws of Barbados on August 27, 1999. Sideware Systems
Inc. owns 99% of the quotas of Sideware International SRL, with the remaining 1% being owned by 3032650 Nova Scotia Company. 3032650 Nova Scotia Company is another wholly owned subsidiary of Sideware Systems Inc., having been incorporated under the laws of the Province of Nova Scotia on August 25, 1999.

Sideware Systems Inc. has entered into a Software License Agreement with Sideware International SRL effective August 27, 1999, whereby Sideware Systems Inc. granted a license to Sideware International SRL to use the Dr. Bean software to develop, market, and sell derivative software products. The derivative software products may include all or part of the Dr. Bean software. Under the Software License Agreement, Sideware International SRL will pay Sideware Systems Inc. a royalty based on the revenues realized by Sideware International SRL from the commercial exploitation of the derivative software products. The royalty rate has been initially set at 10% of gross revenues. Either party may from time to time invoke a review and adjustment of the royalty rate in accordance with the terms of the agreement.

Sideware Systems Inc. and Sideware International SRL have also entered into a Software Development Cost Sharing Agreement effective August 27, 1999 whereby the two companies agreed to pool their resources for the purposes of conducting research and development of new software technology. The parties will meet annually to agree upon a research program for each year and will specify, amongst other things, the activities to be undertaken. The parties will jointly own the software and intellectual property developed pursuant to the research program, with Sideware International SRL having the right to exploit the software and intellectual property worldwide except in Canada, and Sideware Systems Inc. having the right to exploit the software and intellectual property in Canada. The costs to be borne by each party will be based upon the reasonably anticipated benefits to be derived by each party as a result of the commercial exploitation of the technology developed. Based on the parties' expectations of anticipated benefits, Sideware Systems Inc. will bear 10% of the research and development costs and

Sideware International SRL will bear the remaining 90% of the research and development costs.

Sideware Systems Inc. and Sideware Corp. have entered into a Distribution and Sales Agreement with Sideware Corp. effective January 1, 1999 whereby Sideware Corp. was granted the non-exclusive right to market and sell copies of Dr. Bean version 2.0 in the United States. Under this agreement, Sideware Corp. purchases copies of the software from Sideware Systems Inc. at the current list price, less a discount. The suggested list price and discount are subject to change at the discretion of Sideware Systems Inc. Sideware Corp. may appoint sub-distributors for the marketing and sale of the software within its authorized area. Sideware Corp. has also agreed to provide maintenance and support systems to end users and resellers of the software. Additionally, Sideware Corp. or its resellers will be responsible for installation and integration of the software and training of end users on the use of the software. Sideware Corp. may in its discretion establish fees and charges for the maintenance, support, installation, integration and training services that it provides.

9050 Investments Ltd. was incorporated under the laws of the Province of British Columbia on March 28, 1990 and became a subsidiary of Sideware Systems Inc. through a series of transactions taking place between June 30, 1990 and May 31, 1991. 9050 Investments Ltd. does not carry on business.

Evergreen International Technology Inc. was incorporated on January 6, 1997 under the laws of the Province of British Columbia under the name of 9107 Investments Ltd. 9107 Investments Ltd. changed its name to Evergreen International Technology Inc. on April 18, 1997. Evergreen International Technology Inc. does not carry on business.

9123 Investments Ltd. was incorporated on December 5, 1997 under the laws of the Province of British Columbia. 9123 Investments Ltd. has acquired the rights of Canadian Western Bank in a British Columbia Supreme Court judgement pronounced against The Plant Software Inc. and other parties, as well as security granted by The Plant Software Inc. to secure its indebtedness. See "BUSINESS -- Legal Proceedings." Otherwise, 9123 Investments Ltd. does not carry on business.

Sideware Systems Inc. is also a one third shareholder in Concurrent Adaptive Recognition Corp. ("Carr Corp."). Carr Corp. was formed as a joint venture company between the Company, BrainTech, Inc., and NetMedia Systems Inc. At present, Carr Corp. does not carry on business.

The description of our business contained in this Prospectus includes the undertakings of Sideware Systems Inc., Sideware Corp., and Sideware International SRL.

We operated historically with an April 30 fiscal year end. In December 1998, we changed the end of our fiscal year from April 30 to December 31. Financial results for periods subsequent to April 30, 1998 are reported with a December 31 year end.

     GENERAL DEVELOPMENT

We are engaged in the business of developing and marketing computer software technology solutions. The principal focus of our software is the emerging market for e-commerce software.

We entered the field of software development in 1991 by acquiring the assets of a private company named Evergreen Technology Corp. Evergreen Technology Corp. was the owner of a patent covering an Interactive Software Training System (US Patent #4,622,013), a Concurrent Authoring System ("CAS"), and a Concurrent Referencer System ("Ref") which permitted the creation of context and content sensitive help or reference interfaces for MS-DOSTM based applications.

In the first quarter of 1994, we released a program named "Evergreen Notes" which permitted the user to create electronic "notes" in a Windows-TM-environment. Essentially an electronic "sticky" note, Evergreen Notes allowed a user to "stick" notes directly onto documents, applications, drop down menus, text entry fields, and other locations, allowing notes to appear when the user required them.

In November 1994, our former President resigned after a dissident director identified irregularities in his transactions with the Company. On November 29, 1994, our shares were suspended from trading and a Cease Trade Order was issued by the British Columbia Securities Commission on March 7, 1995.

On May 3, 1995, a new board of directors was elected at a court-ordered annual general meeting.

Subsequent to the May 3, 1995 annual general meeting, we modified the "Evergreen Notes" program and renamed the program "JOT-IT!" JOT-IT! 2.01, a single-user product, was released in November 1995. In September 1996, we obtained a revocation of the Cease Trade Order and our shares returned to trading.

In July 1997, 3M Corporation commenced legal proceedings against us alleging that the name "JOT-IT!" infringed trademarks owned by 3M Corporation. In October 1997, we entered into a settlement agreement with 3M Corporation, pursuant to which we agreed to change our corporate and product names. The single user product was renamed "Tagalongs".

In November 1997, we released our first groupware product, "Net Notions", and the most recent version of our single user product, "Tagalongs 3.0". Neither Tagalongs nor Net Notions generated material revenue, and both products have been discontinued as at the date of this Prospectus.

In the fall of 1997, we also commenced development of "Dr. Bean", now our principal product. Dr. Bean creates direct real time communication between customers and producers marketing their products through Internet e-commerce sites. An alpha version of the Dr. Bean "client" software was demonstrated at the fall Comdex exhibit in November 1997, and a beta version was demonstrated at Internet World trade show in November 1998.

In April 1999, at the Spring Internet World trade show in Los Angeles, we released the initial version of Dr. Bean for commercial distribution. In June 1999, at the JavaOne trade show in San Francisco, we released Dr. Bean 2.0. Version 2.0 is the current version of Dr. Bean, and is in commercial distribution.

In July 1999, we implemented the Sideware Partner Program, through which we are enlisting value added resellers for Dr. Bean. As at the date of this Prospectus, we have 8 value added resellers for Dr.

Bean. We expect that value added resellers will be the principal distribution channel for Dr. Bean.

With the development of Dr. Bean, the principal focus of our business has become the emerging market for e-commerce software solutions. We have commenced development of enhanced versions of Dr. Bean, which will enable Dr. Bean to perform a broad and valuable range of e-CRM (Electronic Customer Relations Management) functions. We believe that through the present version of Dr. Bean, and through enhanced versions now under development, our products can become prominent leaders in the e-commerce software field.

     PRODUCTS - DR. BEAN

     (i)  DESCRIPTION OF DR. BEAN

Dr. Bean is intended for use on Internet e-commerce sites, and facilitates direct communication over the Internet between customers and customer service representatives.

Dr. Bean is written in the Java programming language, and is based on a "client/server" model. A customer graphical user interface ("GUI") is incorporated into the producer company's Internet "storefront", and is downloaded to the machine of a customer browsing the storefront. Two versions of the GUI are available, one written as a Java applet and one written in HTML ("Hypertext Markup Language"). Server software is incorporated into the website server, and monitors the actions of the customer.

Upon the occurrence of a specified triggering event (such as clicking a designated icon), Dr. Bean opens an interactive peer-to-peer link between the customer and a company sales representative ("CSR"). The CSR can view a screen display that is identical to that shown to the customer, or can "push" different web pages to the customer. The customer and the CSR communicate through "real time" chat - messages typed by either party show up immediately on the other's display screen. Dr. Bean thus supports direct interaction between CSR's and consumers.

Additional features of Dr. Bean include the following:

(a) Data collection. Dr. Bean will support collection of statistical data on the number of times specific web pages are accessed, the number of calls directed to specific customer representatives, and similar information.

(b) Queue administration. When customer service representatives are all busy, Dr. Bean can establish a queue of customers waiting for service. When they come available, CSR's can choose a new customer from the queue.

(c) Customer history database. Customers can be asked to identify themselves when Dr. Bean is enabled, permitting CSR's to identify repeat or regular customers. Regular customers can be directed to a specific CSR, or be given higher priority in a queue.

(d) Web page catalogue. A catalogue of web pages can be made available to CSR's, to permit them to direct customers quickly to appropriate web pages.

Dr. Bean has been designed for integration into e-commerce internet sites offering a comprehensive range of e-commerce services and middleware, such as database creation and management, transaction servers (processing purchase orders, credit card sales and other transactions), system security programs, and financial management and accounting systems.

We demonstrated an alpha version of Dr. Bean's customer GUI at the Fall 1997 Comdex Exhibit. In November 1998, we demonstrated a beta version of Dr. Bean at the Internet World trade show. In April 1999, at the Spring Internet World trade show in Los Angeles, we released Dr. Bean version 1.0, the initial version of Dr. Bean.

During the week of April 26, 1999, we implemented Dr. Bean 1.0 on IBM platforms, including principally the S390, AS400 and RS6000 platforms, and also the Windows NT, Linux and Sun Solaris operating systems, at IBM facilities. During the implementation and testing, Dr. Bean 1.0 operated successfully on the platforms and operating systems tested.

During the week of June 14, 1999, at the JavaOne conference in San Francisco, we released Dr. Bean, version 2.0. Version 2.0 represents the current version of Dr. Bean, and incorporates the following principal enhancements:

(a) Version 2.0 permits customer service representatives using Dr. Bean to monitor the activities of other customer service representatives;

(b) Version 2.0 operates compatibly with system firewalls, by establishing a secure communications channel between the secure and non-secure portions of a system firewall; and

(c) Version 2.0 includes features to make Dr. Bean more easily adaptable to particular customer installations.

Dr. Bean 2.0 also has scalable architecture, which permits it to support (subject to system capacity) a virtually unlimited number of CSR users and customer sessions simultaneously.

     (ii)  DR. BEAN - FUTURE DEVELOPMENTS

Enhancement of Dr. Bean is our principal development activity. We plan to release two new versions of Dr. Bean during the final quarter of 1999, and two additional versions during 2000.

Dr. Bean 3.0 is presently in beta testing, and is scheduled to be released for commercial distribution in November 1999. Version 3.0 will include a major upgrade in features, with the following principal enhancements.

(a) A Collaborative Services feature will permit CSR's and supervisors to transfer a customer from one CSR to another. The Collaborative Services feature will also permit CSR's to send and receive real time messages to other company employees while a customer session is ongoing. This will allow a CSR, for example, to ask another company employee about pricing for a particular product before responding to a customer he is servicing.

(b) Intelligent Routing features will direct a customer to the most appropriate CSR through a variety of methods.

     (i) Dr. Bean icons located at different locations on a web site (such as web pages showing different products) will direct the customer to different CSR's.

     (ii) Historical data profiles developed for specific customers can be used to identify the most appropriate CSR for those customers.

     (iii) In the absence of historical data about a specific customer, Version 3.0 will be able to route the customer's inquiry based on the customer's IP address.

     Version 3.0 will permit users to designate groups of CSR's who are best suited to respond to inquiries from specific customers or specific groups of customers. The Intelligent Routing features can be configured to conform to the user's designated CSR groups.

(c) An AutoService feature will display automated questions for customer response. Based on the response, the AutoService feature can:

     (i)    provide an automated response to the customer's inquiry;

     (ii) display additional automated questions to elicit further information from the customer; or

     (iii) turn the customer over to the Intelligent Routing feature, to route the customer to the most appropriate CSR.

     The AutoService feature will be implemented in part through a feature named "Wizmaster", which will permit Dr. Bean users to create customised knowledge trees. The knowledge trees specify nodes and links, corresponding to questions and possible responses, which ultimately direct a customer either to a response to his inquiry, or to the Intelligent Routing feature.

(d) An e-Mail Resolution feature will provide automated responses to customer e-mail inquiries. The e-Mail Resolution feature can invoke procedures similar to those of the AutoService feature, and can also implement sequences of questions and responses developed by the Wizmaster.

(e) A Spell Checking function will permit CSR's to send messages without spelling errors.

(f) An improved Supervisor Module will permit supervisors to view, in graphical form, data analysing CSR performance. The type of data available will include such items as the average response time for a particular CSR or group of CSR's, or average session length.

(g) A Remote Administration feature will permit users to manage different call centres from a centralized location.

(h) An Application Programmer's Interface ("API") feature will permit users to adapt Dr. Bean to use historical customer data, developed by other systems.

Dr. Bean, version 3.1 is scheduled to begin beta testing in early December 1999, and to be ready for commercial distribution prior to December 31, 1999. Version 3.1 will include enhancements to the intelligent routing features of version 3.0, designed principally to make those features more flexible, and more easily adaptable to the requirements of individual users.

Dr. Bean version 3.2 is scheduled to begin testing in February 2000. The principal enhancements planned for version 3.2 are in the ability of Dr. Bean to assemble and use customer profile data, and an enhanced API, to maximise the use that Dr. Bean can make of customer data created by other systems.

Dr. Bean NG is scheduled to begin beta testing in November 1999, and to be ready for commercial distribution in the second quarter of 2000. Dr. Bean NG will be designed for use with the Geoplex virtual private network platform under development by AT&T. Dr. Bean NG will include features similar to those to be incorporated into version 3.0 and will also be compatible with the security and communications protocols of the Geoplex platform.

Pursuant to a contract with Science Applications International Corporation ("SAIC"), we are also developing a telephony integration system, to enable Dr. Bean to be integrated with telephone call centre systems. We expect that a prototype of the system will be available in the first quarter of 2000.

Investors are cautioned that owing to the rapidly changing nature of the market for e-business software, our development plans may change substantially and within a short period of time.

     (iii)  DR. BEAN - MARKETING

Dr. Bean is intended to service the rapidly growing market for software which facilitates business over the Internet. In May 1998, Forrester Research released a report analysing the present status and projected growth of Internet commerce and the market for e-commerce software. Forrester Research projects that by 2002, business trade conducted over the Internet will reach US$327 billion, while retail trade over the Internet will reach US$17 billion.

A corresponding demand is predicted for software that facilitates Internet commerce. Forrester Research predicted that the total market for e-commerce software will increase from US$121 million in 1997 to approximately US$3.76 billion in 2002. The market segments analysed by Forrester Research include:

(a)  the "Tools" segment, predicted to account for 1-3% of the total market;

(b) the "Integration" segment, predicted to account for 5-6% of the total market;

(c)  the "Security" segment, predicted to account for 5-7% of the market;

(d) the "Customer Service" segment, whose portion of the market is predicted to rise from 9% in 1997 (US$1.1 million) to 18% in 2002 (US$658 million);

(e) the "Sell-side" segment, predicted to account for 47% of the market (US$57 million) in 1997 and 37% of the market (US$1.4 billion) in 2002; and

(f) the "Buy-side" segment, predicted to account for 7% of the market (US$8 million) in 1997 and 13% of the market (US$490 million) in 2002.

Our objective is to capture, through our Dr. Bean product, significant market share in both the "Customer Service" and "Sell-side" segments.

The suggested list price for Dr. Bean 2.0 is US$10,000, for a system consisting of one server and 5 CSR workstations. Additional CSR workstations cost $1,000 per seat for the first ten, with decreasing prices for larger installations.

With the release of Dr. Bean 3.0, we intend to revise our price structure substantially. We presently intend to offer Dr. Bean 3.0 at different prices, depending on the platform and scale of the system in which it is installed. Our intended pricing grid is as follows (with all prices stated in US$).

                                              UNIX-BASED
                                              WINDOWS NT
                                                 WITH        IBM S390    IBM S390    IBM S390
                              WINDOWS NT   MULTI-PROCESSOR     SMALL     AVERAGE      LARGE
PLATFORM SYSTEM/COMPONENT       (US$)           (US$)          (US$)      (US$)       (US$)

Basic System                    $10,000        $25,000        $40,000    $70,000     $100,000

Multiple Server Pack             $5,000        $12,000        $20,000    $35,000     $ 50,000

Intelligent Router               $5,000        $12,000        $20,000    $35,000     $ 50,000

Enterprise Reporting System      $5,000        $12,000        $20,000    $20,000     $ 20,000

In addition, we will charge an optional annual maintenance fee equal to 15% of the list price for Dr. Bean 3.0. Payment of the maintenance fee will entitle users of Dr. Bean 3.0 to receive maintenance releases and upgrade versions of Dr. Bean, to version 3.x, free of charge.

We market Dr. Bean directly to end users through both our Vancouver and Virginia offices. However, we expect that the principal distribution channel for Dr. Bean will be through value added resellers. In July 1999, we commenced the Sideware Partner Program through which we offers Dr. Bean to value added resellers. As at the date of this Prospectus, we have signed reseller agreements with the following companies:

     -  Science Applications International Corp., of McLean, Virginia.
     -  DriveAustralia of Crows Nest, Australia

     -  SoftComp Inc. of Rockville, Maryland
     -  MIC of Arlington, Virginia
     -  GTSI of Chantily, Virginia
     -  SRL, Inc. of Arlington, Virginia
     -  Pyramid of Nepean, Ontario
     -  REALXpress of Del Mar, California

Value added resellers are entitled to purchase Dr. Bean at a 30% discount from our list price. In addition, value added resellers receive 10% of any annual maintenance fees paid by end users.

We will also market Dr. Bean through Teaming Agreements. Parties to Teaming Agreements are entitled to market Dr. Bean to potential end users, but do not act as re-sellers taking title to the product. We have signed a Teaming Agreement with Windward Consulting of Vienna, Virginia.

Dr. Bean is presently installed and operating with the following companies:

     - Science Applications International Corp. (for demonstration in the e-commerce lab)
     -  SoftComp
     -  MIC
     -  ADI
     -  GTSI
     -  BoozAllen & Hamilton
     -  PriceWaterhouseCoopers
     -  Sytel
     -  Oracle Corp. (for testing purposes)
     -  Web of Care Ltd.

Additional marketing channels which we are presently pursuing include the following.

(a) In September 1999, Dr. Bean was accepted into the EGO (Enterprise Growth Opportunity) program of IBM. The EGO program is a marketing initiative by which IBM will attempt to sell IBM System 390 servers to IBM customers presently using smaller scale servers. We have agreed to a 40% discount from list price for purchasers under the EGO program. In addition, we will pay a commission equal to 15% of the net price paid by end users to IBM re-sellers selling Dr. Bean under the EGO program.

(b) Dr. Bean has been accepted into the IBM BesTeam Software Program. Participation in the BesTeam Software Program gives rise to the following marketing opportunities:

     - authorized resale of IBM hardware and software, and authorized use of IBM logos and marketing material;
     - introductions (through BesTeam personnel) to IBM VAR's and customers;
     - attendance at meetings and conferences of IBM small business and e-business account managers.

     (iv)  DR. BEAN - COMPETITIVE POSITION

Software to facilitate Internet commerce is an emerging field. Several companies have already developed products which are competitive with at least some of the features offered by Dr. Bean. Additional entrants into the field can be expected and the market for e-business software matures.

We consider the following products to be most directly competitive with Dr.
Bean.

NetAgent (eShare Technologies of Commack NY) offers customer-CSR chat and many of the other features offered by Dr. Bean. To the best of our knowledge, NetAgent is compatible only with the Windows NT operating system, and is not scalable. NetAgent is offered at a base price of US$7,500 for a server unit plus 3 seats. Additional seats start at US$2,500 per seat, with decreasing prices for larger installations.

WebCenter (Acuity of Austin TX) offers customer-CSR chat, and some of the features to be included in Dr. Bean 3.0, including e-mail management and use of customer profile data. WebCenter excludes some other features of Dr. Bean, such as session management features and the ability to configure a customised CSR interface. To the best of our knowledge, WebCenter is compatible only with the UNIX operating system, and is not scalable. WebCenter costs approximately US$150,000 - $200,000 for a complete system including a 10 seat license.

Enterprise Interaction Center (Interactive Intelligence of Indianapolis, IN) offers features which manage customer communications through a variety of media, including Internet chat, e-mail, and fax. Interactive Intelligence also offers a more restrictive product, Interaction Web, which offers customer-CSR chat. Interaction Web omits certain features of Dr. Bean, including the ability to configure a customised CSR interface. To the best of our knowledge, neither product of Interactive Intelligence is scalable, or allows for flexible data base connectivity. A complete system Enterprise Interaction Center system costs approximately US$150,000 - $200,000. Interaction Web, purchased separately, costs approximately US$3,000 - US$5,000 per seat.

eService (Silknet of Manchester NH) offers features similar to those of Enterprise Interaction Center, managing a wide range of customer communications. An eService system costs approximately US$150,000 - US$200,000. To the best of our knowledge, eService is compatible only with the Windows NT operating system.

We believe that our competitive position in the marketplace will be enhanced by the following features of Dr. Bean:

(a) Dr. Bean is a 100% java product, and can thus be made compatible with a wide variety of operating systems and platforms. We believe that this will enhance our ability to negotiate beneficial strategic alliances with leaders in the market for e-commerce software.

(b) Dr. Bean incorporates highly flexible features, permitting a high degree of customisation in its interfaces and functions. For example, Dr. Bean can be connected to all major database software, to utilise customer information generated by other programs.

Investors are cautioned that:

(a) The market for e-commerce software is, and is expected to remain, intensely competitive.

(b) The list of competitors set out above is not exhaustive. We are aware of approximately 30 other companies providing products or services which are competitive to some degree with Dr. Bean.

(c) The information provided on the competitive products listed above is accurate to the best of our knowledge. However, we do not have access to complete or up to date information on those products. Our descriptions of those products, and their features and pricing, may be inaccurate, or may become inaccurate as our competitors modify their products or marketing strategies.

     ADDITIONAL PRODUCTS AND SERVICES

Through Advanced Contact Solutions Inc. ("ACS") of Torrance CA, we will offer out-sourced call response services to users of Dr. Bean. ACS operates a telephone call centre in the Philippines, which currently provides out-sourced telephone customer service and support for a variety of clients.

Out-sourced call response services are intended for those users of Dr. Bean who do not wish to incur the cost of employing CSR's internally. Inquiries to the Websites of such Dr. Bean users can be routed to the facilities of ACS, where ACS personnel will respond to the inquiries, performing the same functions as a CSR employed by the Dr. Bean user.

We plan to offer out-sourced response services to suitable Dr. Bean users on a fee for service basis. In September 1999, we entered into an agreement with ACS pursuant to which ACS will act as our sub-contractor, providing call response services to our customers at specified hourly rates. The Agreement includes provisions and procedures for specifying the services to be provided to specific Dr. Bean users, and for payment to value added resellers who identify and enlist suitable Dr. Bean users. Our plans to offer out-sourced call response service are contingent on generating significant sales of Dr. Bean.

We also employ three developers, including our Vice President of Software Development, in our Research Division. The mandate of the Research Division is to identify and develop new product ideas. As at the date of this Prospectus, we have not commenced development of any additional products.

     PLAN OF OPERATION

Our principal objectives for the balance of the fiscal year ending December 31, 1999, and for the first half of our next fiscal year, are to:

(a)  develop and implement sales and distribution channels for Dr. Bean; and

(b)  continue development of enhanced versions of Dr. Bean.

As at October 29, 1999, we employ 25 full time and 6 part time officers and employees in our Vancouver office and 12 full time employees in our Virginia office. As at October 29,1999 monthly salary costs are approximately $250,000 per month, exclusive of bonus payments and benefits.

In September 1999, we completed a private placement raising approximately $6.4 million. In addition, subsequent to June 30, 1999, we have received approximately $1.8 million from the exercise of share purchase warrants and incentive stock options. Inclusive of the private placement, warrant and option proceeds, our cash balances as at October 29, 1999 are approximately $7.6 million.

Following the private placement completed in September 1999, we plan to hire substantial additional personnel:

(a) We plan to hire a Chief Financial Officer, to work in the Virginia office, by December 31, 1999.

(b) We plan to hire at least eight additional technical personnel, including a Chief Technical Officer, by December 31, 1999. Technical personnel will be required to continue development of Dr. Bean, and also to provide support and integration services to Dr. Bean end users.

(c) We plan to hire at least eight additional marketing personnel by December 31, 1999.

We expect that by December 31, 1999, our monthly payroll costs will be approximately $500,000 per month, exclusive of bonus payments and benefits. In addition, we expect to spend approximately $300,000 on the development of a telephony integration system, pursuant to a contract with Science Applications International Corporation ("SAIC"). Hiring of additional personnel, beyond those stated above, will depend on market response to Dr. Bean and our financial resources.

During the period January - June 1999, our overhead expenses, exclusive of payroll costs, were approximately $60,000 per month on average. We expect that our overhead expenses will increase materially during the period up to June 30, 2000.

(a)  Additional personnel will result in additional overhead.

(b) Effective July 1, 1999, we occupied additional office space in Vancouver.

(c) We expect to open at least two branch sales offices by December 31, 1999.

We expect that by December 31, 1999 our monthly overhead expenses, exclusive of payroll costs, will be approximately $250,000 on average. Opening of additional offices, beyond those referred to in (c), will depend on market response to Dr. Bean and our financial resources. We expect that if market response to Dr. Bean is favourable, we may open as many as 12 additional sales offices during the fiscal year ending December 31, 2000.

Attendance at trade shows has been a major expense item for us in our two most recently completed fiscal years. For the balance of the fiscal year ending December 31, 1999 and for the first six months of our next fiscal year, we expect that it will attend between 8 and 10 trade shows. One of the shows (Spring Internet World - April 2000) will involve a substantial display, and is estimated to cost approximately $150,000 - $200,000. Participation at the other shows will be on a smaller scale, averaging approximately $8,000 per show. Accordingly, we plan to spend approximately $275,000 on trade shows during the balance of our current fiscal year and the first half of our next fiscal year.

We do not plan to incur large capital expenditures prior to June 30, 2000. Our principal capital expenditures will be in acquiring new computer equipment, and in fixturing additional leasehold space. We do not expect capital expenditures prior to June 30, 2000 to exceed $500,000.

Using projected December 31, 1999 payroll and overhead costs of $750,000 per month as an average, we estimate that our cash requirements for the period September 1, 1999 to June 30, 2000 will be approximately $6,000,000 for payroll and overhead, plus approximately $1,075,000 for trade show expenses, capital expenditures, and the development of a telephony integration system. Accordingly, we expect that our current cash balances will be sufficient to sustain our operations to June 30, 2000 without the benefit of substantial revenue or additional capital funding.

We will continue to seek additional capital funding. We will attempt to raise an additional $6 million in private placement financing during the fourth quarter of 1999. In addition, we will attempt to complete a substantial public offering during the first half of 2000. Additional capital funding will be used to hire additional marketing and development personnel, and to carry out an extensive advertising and marketing campaign for Dr. Bean.

Investors are cautioned that our cost estimates are preliminary. Owing to our brief operating history, we do not have sufficient information to prepare accurate estimates of the number of additional personnel we will require or the operating costs we will incur. Our future expenditures will also depend in part on the financial resources available to us. Actual costs incurred may differ substantially from the estimates stated above. In addition, there can be no assurance that we will succeed in raising substantial additional capital.

     INTELLECTUAL PROPERTY

Dr. Bean is protected by copyright. Under the COPYRIGHT ACT (Canada), copyright protection lasts for a minimum of 50 years. We have not yet taken steps to register Dr. Bean under any copyright legislation.

We have submitted pending applications to register the trademarks "Sideware" and "Dr. Bean" under the TRADEMARK ACT of Canada, and also to the United States Patent and Trademark office. We do not know of any specific facts or circumstances which would prevent registration of our trademarks in Canada or the United States, but there can be no assurance that registration of any of our trademarks will successfully be registered.

Dr. Bean includes the following software which we have licensed from third parties for use as part of Dr. Bean.

(a) Pursuant to a reseller agreement with Enterprise Soft of Cupertino, California, we have licensed the "Enterprise Reports" software. The Enterprise Reports software will be utilised in Dr. Bean 3.0 to generate data and reports available through the Supervisor Module.

(b) Pursuant to a software license with ICEsoft AS of Bergen, Norway, we have licensed the ICE Browser Lite software. The Browser Lite software provides the browser used by the CSR component of Dr. Bean.

We expect to license additional third party software for use in the e-Mail Response feature of Dr. Bean 3.0. As at the date of this Prospectus, we have has not decided what software to license.

DESCRIPTION OF PROPERTY

Our head office premises are located in North Vancouver, British Columbia, Canada. Prior to September 1, 1998, the North Vancouver premises occupied approximately 7,900 square feet. Effective September 1, 1998, additional space was added to the premises, increasing the area to 14,867 square feet. We share the North Vancouver premises with BrainTech, Inc., a software development company. The term of the lease expires August 31, 2003.

The lease provides for annual minimum rent of approximately $197,271.00 (equal to $13.00 per square foot) for the first year of the lease commencing September 1, 1998 and ending August 31, 1999. Annual minimum rent under the lease escalates to $13.25 per square foot in the second year, $13.50 per square foot in the third year, $13.75 per square foot in the fourth year, and $14.00 per square foot in the fifth year. In addition, the lease requires payment of additional costs relating to property taxes and common area maintenance costs. Those costs are presently approximately $4.10 per square foot.

We operate our head office premises under a Cost Sharing and Allocation Agreement with BrainTech, Inc. Prior to October 1999, we shared the costs of the premises with BrainTech, Inc. equally. In October 1999, we agreed with BrainTech to re-allocate the premises costs 80% to us and 20% to BrainTech, Inc. effective from January 1, 1999, as we employ substantially more personnel, and thus makes greater use of the premises, than BrainTech, Inc.

The landlord under the lease is HOOPP Realty Inc., an arm's length company. The tenant under the lease is Techwest Management Inc., a company of which Owen Jones and Grant Sutherland are each directors, and in which Owen Jones and Grant Sutherland are each one third shareholders. The costs of Techwest Management Inc. under the lease are passed through to us and BrainTech, Inc. without any additional charges or mark-up. We are a co-covenantor under the lease, along with BrainTech, Inc. As a co-covenantor, we are liable to perform all of the obligations of Techwest Management Inc.

Effective February 1, 1999, through Sideware Corp., we have also leased premises at 208 Elden Street, Suite 200, Herndon VA 20170, to serve as office premises for our US operations. The lease of the Virginia office premises runs for a term of 5 years, to January 31, 2004. We received a two month rent abatement, so that rent payments for the Virginia office commenced April 1, 1999. The rent commenced at US$11,652 per month, and will escalate by 3% each year. The landlord of the Virginia premises is Elden Investments, LLC, an arm's length to company.

Effective July 1, 1999, we have also occupied additional leasehold premises in Vancouver, B.C. We have entered into:

(a) a lease covering the premises at Suite 1620, 777 Dunsmuir Street (the "Original Premises") for the period July 1, 1999 to June 30, 2002, and covering the premises at Suite 1600, 777 Dunsmuir Street (the "Extended Premises") for the period December 1, 2000 to June 30, 2002; and

(b) an Assignment of Lease covering the Extended Premises for the period July 1, 1999 to November 30, 2000.

The total space included in the Original and Extended Premises is 8,325 square feet. The landlord of the Original and Extended Premises is Pacific Center Leaseholds Limited, an arm's length company.

The tenant under the lease described in (a) is Techwest Management Inc. We are an indemnifier under the lease, along with BrainTech, Inc. As an indemnifier, we are liable to perform all of the obligations of the tenant under the lease, including the payment of rent.

The assignor under the assignment described in (b) is SJM Management Ltd., a private management company which holds a lease in respect of the Extended Premises covering the period July 1, 1999 to November 30, 2000. Grant Sutherland holds a one third beneficial interest in SJM Management Ltd. Prior to July 1, 1999, the Extended Premises were occupied by the law firm Sutherland Johnston MacLean, in which Mr. Sutherland was a partner. Under the assignment, SJM Management Ltd. assigned its interest in respect of the Extended Premises to Techwest Management Inc., which agreed to perform all of the obligations of the tenant under the lease. We are an indemnifier under the assignment, along with BrainTech, Inc. As an indemnifier, we are liable to perform all of the obligations of the assignee, including the payment of rent.

Under the lease described in (a), the rent payable with respect to the Original Premises for the period July 1, 1999 to June 30, 2002 is $64,498.50 per annum ($16.50 per square foot) payable in equal monthly installments of $5,374.88. The rent payable with respect to the Extended Premises for the period December 1, 2000 to June 30, 2002 is $72,864.00 per annum ($16.50 per square foot) payable in equal monthly installments of $6,072.00. In addition to rent, monthly charges are payable for maintenance fees, utilities and taxes. We anticipate that the additional monthly charges will be approximately $5,000, based on initial invoices submitted by Pacific Centre Leaseholds Limited.

Under the assignment described in (b), the rent payable with respect to the Extended Premises for the period July 1, 1999 to November 30, 2000 is $64,032 per annum ($14.50 per square feet) payable in equal monthly installments of $5,336.00. In addition, monthly charges of approximately $5,000 per month are payable for maintenance fees, utilities, and taxes.

Sutherland Johnston, a law firm in which Grant Sutherland is a partner, will continue to occupy a portion of the Extended Premises. BrainTech, Inc. and Sutherland Johnston will be responsible for a portion of the costs relating to the Original and Extended Premises depending on the relative use of those premises by those parties. We expect that for the foreseeable future, we will use the Original Premises exclusively, and will bear all of the costs relating to the Original Premises. We also expect that for the foreseeable future, we will bear approximately 45% of the costs relating to the Extended Premises.

LEGAL PROCEEDINGS

We are party to several court proceedings.

     1.     PROCEEDINGS INVOLVING FORMER MANAGEMENT

     (I) EVERGREEN V. KOSTIUK ET AL; ACTION NO. C952721 IN THE BRITISH COLUMBIA SUPREME COURT

On May 11, 1995, we commenced action against Lawrence Kostiuk, certain other former directors of the company, and the former auditors and solicitors of the company. The principal relief which we are claiming includes:

     (a) damages for negligence and breach of fiduciary duty, and an accounting of profits in respect of various stock transactions between us and Mr. Kostiuk;

     (b) an injunction restraining sale of a computer program known as "E-Glue" by The Plant Software Inc., a company controlled by the family of Mr. Kostiuk; and

     (c) an order setting aside a general security agreement executed by us in favor of Mr. Kostiuk in July 1994.

A counterclaim has been filed by 484117 B.C. Ltd. (as assignee of Mr. Kostiuk) seeking judgment against us in the approximate amount of $1.5 million, and seeking to enforce the general security agreement. Another counterclaim has been filed by Wolrige Mahon, our former auditors, claiming approximately $58,000 for accounting and audit services.

On May 7, 1997, a receiving order was made against Lawrence Kostiuk pursuant to the BANKRUPTCY AND INSOLVENCY Act. In November 1997, we were granted leave to continue with Action C952721 against Lawrence Kostiuk. By agreement dated September 8, 1998, we purchased all of the right, title and interest of Lawrence Kostiuk and the Trustee in Bankruptcy of Lawrence Kostiuk in shares of 484117 B.C. Ltd. On August 31, 1999, we filed an application to recover title to 100% of the issued and outstanding shares of 484117 B.C. Ltd. pursuant to the September 8, 1998 assignment. A decision on that application is pending. We believe that if successful, the application will likely result in the effective elimination of the counterclaim of 484117 B.C. Ltd. against us.

We have set a trial date of April 2, 2001 for this action. We are of the view that we have a strong case against Mr. Kostiuk, and against the other defendants we have sued. We are also of the view that we will be successful in resisting the counterclaims filed against us.

     (II) KOWALEWICH ET AL V. EVERGREEN ET AL; ACTION NO. C963748 IN THE BRITISH COLUMBIA SUPREME COURT

On June 27, 1996, Len Kowalewich, Donald Mavinic, Klaus Nicolaus and Dale Harvey commenced action against us and certain of our present directors and employees claiming damages for libel. We and three of our directors and employees have filed a counterclaim against the plaintiffs and Lawrence Kostiuk, Scott Kostiuk and John Kostiuk as defendants by counterclaim. We believe that there is no material risk of a judgment against us. The outcome of our counterclaim is uncertain.

     (III) KOWALEWICH V. EVERGREEN; ACTION NO. C963717 IN THE BRITISH COLUMBIA SUPREME COURT

On June 26, 1996, Len Kowalewich commenced action against us to recover $276,000 alleged to be owing by us for unpaid consulting fees (approximately $96,000) and funds loaned to or advanced on our behalf (approximately $180,000). We have filed a defense and counterclaim against the plaintiff and Lawrence Kostiuk, Scott Kostiuk, John Kostiuk, Carolyn Kostiuk, Donald Mavinic, Dale Harvey, Len Kowalewich, Klaus Nicolaus, The Plant Software Inc. and certain shareholders and affiliates of The Plant Software Inc. as defendants by counterclaim. We believe that we will be successful in defending the claim of Mr. Kowalewich. The outcome of our counterclaim is uncertain.

     (IV) KOWALEWICH ET AL V. EVERGREEN; ACTION NO. A963030 IN THE BRITISH COLUMBIA SUPREME COURT

On September 13, 1996, Len Kowalewich and 6 other petitioners filed an application for leave to commence derivative proceedings against our present directors. We believe the petition is without merit. By the nature of the petition it cannot result in any form of pecuniary judgment against us.

     (V)    9123 INVESTMENTS LTD. V. THE PLANT SOFTWARE INC. ET AL;
            B.C.S.C. ACTION NO. C983489 IN THE BRITISH COLUMBIA SUPREME COURT

By Agreement dated November 18, 1998, 9123 Investments Ltd. has purchased the rights of Canadian Western Bank in a judgment pronounced October 15, 1997 against The Plant Software Inc. and three of its shareholders, all members of the family of Lawrence Kostiuk. We have calculated the amount owing under the judgment by The Plant Software Inc. as $311,848.69 as at December 30, 1998. We do not have precise calculations of the amounts owing by the other judgment debtors, who are liable for portions only of the amount owing by The Plant Software Inc. In addition, we have purchased the rights under a general security agreement held by Canadian Western Bank securing the indebtedness of The Plant Software Inc. The general security agreement covers all of the assets and undertaking of The Plant Software Inc.

By decision dated March 9, 1999, the British Columbia Supreme Court upheld the validity of the assignment, and ordered that 9123 Investments Ltd. be substituted as Petitioner in Action No. C983489 in place of Canadian Western Bank.

In consideration for the assignment, 9123 Investments Ltd. paid $20,000 to Canadian Western Bank. In addition, we agreed to dismiss court proceedings in which we had sought approximately $200,000 in damages from Canadian Western Bank.

The amount of any recovery under the judgment, and the value of any assets of The Plant Software Inc. which may secure its indebtedness, are uncertain.

     (VI) BANKRUPTCY OF LAWRENCE KOSTIUK; ACTION NO. 173352 VA 97 IN THE BRITISH COLUMBIA SUPREME COURT

Pursuant to Agreements dated September 8, 1998, we have purchased from the trustee in bankruptcy of Lawrence Kostiuk all of the right, title, and interest of Lawrence Kostiuk and the trustee in The Plant Software Inc. and 484117 B.C. Ltd. No shares in either company are registered in the name of Lawrence Kostiuk, with the result that any recovery of those assets requires legal proceedings.

On October 15, 1998, we filed an application with the British Columbia Supreme Court to recover title to 6,000,000 shares in The Plant Software Inc. presently registered in the name of a company called "La Tache-DRC Inc." That application has not yet come on for hearing.

On January 11, 1999, Lawrence Kostiuk filed an application with the British Columbia Supreme Court seeking to set aside our transactions with the trustee in bankruptcy. That application was dismissed on March 9, 1999.

On August 31, 1999, we filed an application to recover 100% of the issued and outstanding shares in 484117 B.C. Ltd. A decision on that application is pending.

In consideration for the assignments, we paid $20,000 to the Trustee in Bankruptcy of the estate of Lawrence S. Kostiuk.

     (VII) THE PLANT SOFTWARE INC. V. 9123 INVESTMENTS LTD.; ACTION A990400 IN THE SUPREME COURT OF BRITISH COLUMBIA

On January 11, 1999, The Plant Software Inc. filed an application for an injunction to restrain 9123 Investments Ltd. from enforcing the general security agreement referred to in (v), above. On March 9, 1999, the Petition of The Plant Software Inc. was dismissed.

     (VIII) THE PLANT SOFTWARE INC. ET AL V. SIDEWARE SYSTEMS INC. ET AL; ACTION NO. C990136 IN THE SUPREME COURT OF BRITISH COLUMBIA

On January 11, 1999, The Plant Software Inc., Carolyn Kostiuk, John Kostiuk, Scott Kostiuk, and Lawrence Kostiuk commenced legal proceedings claiming damages for abuse of process in the purchase of the rights and interests described in (v) and (vi), above. We believe that the action is without merit and that there is no material risk of an adverse judgment.

     2.     CLAIMS INVOLVING THIRD PARTIES

We are also party to the following court actions not involving former management.

     (I) BARRIGAR & MOSS V. EVERGREEN; ACTION NO. C961984 IN THE BRITISH COLUMBIA SUPREME COURT

On April 1, 1996, a Vancouver law firm sued us for $12,000 in legal fees. We are defending on the grounds, inter alia, that the account is excessive.

     (II) NIKIFORUK V. EVERGREEN; ACTION NO. C943435 IN THE BRITISH COLUMBIA SUPREME COURT

In July 1994, Michael Nikiforuk commenced action against both us and Lawrence Kostiuk. As against us, the Plaintiff seeks damages for breach of a stock option agreement. No steps have been taken in the proceedings in over a year.

     (III) RBS MANAGEMENT V. EVERGREEN; ACTION NO. J950168 IN THE BRITISH COLUMBIA SUPREME COURT

In March 1995, our former solicitors commenced proceedings to recover approximately $37,000 alleged to be owing in legal fees. A taxation hearing set in May of 1995 was adjourned generally by consent. No steps have been taken in the proceeding in over a year.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth certain information, as of October 29, 1999, with respect to our directors, executive officers and key employees.

     NAME                  AGE         POSITION

     Owen L.J. Jones        48  President, Chief Executive Officer and Director
     W. Grant Sutherland    53  Chairman of the Board of Directors
     James L. Speros        40  Director and President of Sideware Corp
     Jay H. Nussbaum        55  Director
     Peter Kozicki          66  Director
     Edward A. White        54  Director
     Tim Reilly             33  Vice President of Software Development
     John Wedel             38  General Manager of e-business Solutions
     Marie Russell          37  Vice President Channel Sales and Marketing
     Michael Peacock        38  Vice President Federal Sales and Marketing


OWEN L.J. JONES. Director, President, Chief Executive Officer. Mr. Jones been a director since May 3, 1995 and has been our President and Chief Executive Officer since July 1995. Since December 1993, Mr. Jones has also been a director and the President and Chief Executive Officer of BrainTech, Inc., a software development company whose shares trade on the NASDAQ OTC-Bulletin Board. Prior to becoming a director of the BrainTech, Inc., Mr. Jones was employed as the V.P. Sales, Marketing and Technology of the Company.

W. GRANT SUTHERLAND. Director and Chairman of the Board. Mr. Sutherland has been a director since May 1993. Since May 3, 1995 Mr. Sutherland has held the position of Chairman of the Board. Since December 1995, Mr. Sutherland has also been a director and the Chairman of the Board of BrainTech, Inc. Mr. Sutherland is a licensed lawyer in the Province of British Columbia, and has been engaged in the private practice of law for 26 years, currently as a partner in the Vancouver law firm Sutherland Johnston.

JAMES L. SPEROS. Director and President of Sideware Corp. Mr. Speros was appointed a director, and the President and Chief Operating Officer of Sideware Corp., on August 5, 1998. Since February 28, 1997, Mr. Speros has served as President and Chief Executive Officer of Exploration Mirandor Inc., a publicly held mining exploration company. Between June 1993 and April 1997, Mr. Speros was the President and owner of two professional sports franchises, the Baltimore Stallions and Montreal Alouettes of the Canadian Football League. From 1994 to 1997, Mr. Speros was a member of the Board of Governors of the Canadian Football League, and acted as Vice Chairman of the Board in 1995 and 1996.

JAY H. NUSSBAUM. Director. Mr. Nussbaum was appointed a director on June 14, 1999. Mr. Nussbaum is the Executive Vice President of Oracle Service Industries and a member of the Executive Committee of Oracle. Mr. Nussbaum joined Oracle after a 24-year career with Xerox
Corp., that culminated with his position as President, Integrated Systems Operations. While at Xerox, Mr. Nussbaum was responsible for integration and consulting services in commercial and federal government markets. Mr.
Nussbaum joined Oracle in 1992 as the Senior Vice President and General Manager of what was then Oracle Federal. Mr. Nussbaum received a bachelor's degree in business from the University of Maryland. He is a member of the university's Chancellor's Advisory Board and also serves on the advisory board of James Madison University. Mr. Nussbaum is on the board of directors of the Armed Forces Communications and Electronics Association and is active in several other business and charitable organizations in the Washington area.

PETER KOZICKI. Director. Mr. Kozicki was elected a director on May 3, 1995. Mr. Kozicki is a consulting engineer, who has been engaged in private practice in that field for over 12 years. He obtained his B.Sc. degree in Civil Engineering from the University of Saskatchewan and a M.Sc. degree in Soil Mechanics from the University of Alberta. Mr. Kozicki is President of PKM Consultants Ltd., a private company providing consulting engineering services in North America and overseas. PKM Consultants Ltd. specializes in the installation of deep foundations and vertical barriers for containment of hazardous wastes.

EDWARD A. WHITE. Director. Mr. White was appointed a director on October 14, 1995. Mr. White is a member of the British Columbia Institute of Chartered Accountants, and has practiced as a self-employed chartered accountant for over 20 years. Mr. White has been a director and officer of Oro Bravo Resources Ltd. since February 1987, and a director of Liquid Gold Resources Inc. since March 1993. Mr. White also served as a director of American Woolastonite Mining Corp. from January 1989 to May 1995.

TIM REILLY. Vice President of Software Development. Mr. Reilly obtained a Bachelor's Degree in Computer Science from the University of Western Ontario in 1988. From January 1989, to December 1993, Mr. Reilly worked for SACDA Inc., a subsidiary of Honeywell Canada Inc., in various positions relating to applications programming and analysis. From March 1993 to September 1994, Mr. Reilly worked as a developer with the IBM Research Laboratory in Don Mills, Ontario. From November 1994 to July 1995, Mr. Reilly worked for SumMetrix System Integration as a Software Engineer. Mr. Reilly joined us in September 1995 as a Senior Programmer and was promoted to the position of Manager of Product Development in June 1996, and then to the position of Vice President, Product Development, in April 1999.

JOHN WEDEL. General Manager of e-business Solutions. Mr. Wedel joined us in December 1997. From December 1992 to December 1995, Mr. Wedel worked for Exan Research and Development as a senior developer. From December 1995 to December 1997, Mr. Wedel worked for TransAct Systems Inc. as a Senior Technologist. Mr. Wedel joined us in December 1997. Mr. Wedel holds a Bachelor's Degree in Computer Science from Simon Fraser University

MARIE RUSSELL. Vice President Channel Sales and Marketing. Ms. Russell joined us in May 1999. From August 1993 to April 1999, Ms. Russell worked for Newbridge Networks as an Assistant Vice President Channel Marketing. Ms. Russell holds a Bachelor's Degree in Science - Marketing from Pennsylvania State University and a Master's Degree in Business Administration from

George Washington University.

MICHAEL PEACOCK. Vice President Federal Sales and Marketing. Mr. Peacock joined us in April 1999. From February 1991 to April 1998, Mr. Peacock worked as an account manager for Litton / PRC Inc. From April 1998 to March 1999, Mr. Peacock worked as a Strategic Account Manager for Ascent Communications. Mr. Peacock holds a Bachelor's Degree in Arts from the University of California at Bakersfield.

All of our officers work for us on a full-time basis. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors. Under our articles, our directors are elected at each annual general meeting.

EXECUTIVE COMPENSATION

Apart from incentive stock options, disclosed below, we do not presently compensate our directors for services provided as directors. We provide compensation to our directors, who are also officers, for services rendered as officers.

We provide the following compensation to our officers:

OWEN JONES. Effective June 1, 1998, Mr. Jones receives payments totaling $10,000 per month. We currently pay 80% of those monthly payments, with BrainTech, Inc. paying the remaining 20%. Prior to June 1, 1998, Mr. Jones' monthly payments (then shared equally between us and BrainTech, Inc.) were $5,000 per month. In April 1998 and April 1999, we paid Mr. Jones bonus payments of $100,000, to bring Mr. Jones' annual compensation in line with amounts which our directors considered to be appropriate for a chief executive officer of the Company. Mr. Jones also holds incentive stock options to acquire 678,000 shares. Mr. Jones receives no other compensation from us or any of our subsidiaries.

GRANT SUTHERLAND. Effective June 1, 1998, Mr. Sutherland receives payments totaling $10,000 per month. We currently pay 80% of those monthly payments, with BrainTech, Inc. paying the remaining 20%. Prior to June 1, 1998, we paid Mr. Sutherland $5,000 per month. Mr. Sutherland also holds incentive stock options to acquire 648,000 shares (inclusive of options to acquire 250,000 shares in respect of which an option agreement has been authorized, but not yet executed - See "Incentive Stock Options"). In September 1999 Mr. Sutherland exercised incentive stock options to acquire 250,000 shares. Mr. Sutherland receives no other compensation from us or any of our subsidiaries.

JAMES L. SPEROS. Beginning in August 1998, we paid Mr. Speros a salary of US$8,000 per month from us. Effective April 1, 1999, we increased Mr. Speros' salary to US$11,500 per month. Effective November 1, 1999 we increased Mr. Speros' salary further to US$15,000 per month. In October 1999, we paid Mr. Speros a bonus in the amount of US$30,000. In addition, Mr. Speros holds incentive stock options to acquire 375,000 shares. Mr. Speros receives no other compensation from us or any of our subsidiaries.

TIM REILLY. Mr. Reilly currently receives a salary of $12,500 per month. In addition, Mr. Reilly holds incentive stock options to acquire 260,000 shares of the company. During the eight month period ended December 31, 1998, Mr. Reilly received salary payments totaling $40,000 and bonus payments totaling

$67,500. Mr. Reilly receives no other compensation from us or any of our subsidiaries.

JOHN WEDEL. Mr. Wedel currently receives a salary of $12,500 per month. In addition, Mr. Wedel holds incentive stock options to acquire 133,000 shares. Mr. Wedel receives no other compensation from us or any of our subsidiaries.

MICHAEL PEACOCK. Mr. Peacock currently receives a salary of US$8,333 per month and received a bonus of US$5,000 in August 1999. In addition, Mr. Peacock holds incentive stock options to acquire 150,000 shares. Mr. Peacock receives no other compensation from us or any of our subsidiaries.

MARIE RUSSELL. Ms. Russell currently receives a salary of US$10,000 per month and received a bonus of US$5,000 in September 1999. In addition, Ms. Russell holds incentive stock options to acquire 150,000 shares. Ms. Russell receives no other compensation from us or any of our subsidiaries.

The aggregate amount of cash remuneration which we paid to our directors and officers as a group was approximately $247,500 for the eight month period ending December 31, 1998.

     INCENTIVE STOCK OPTIONS

From time to time, we grant incentive stock options to directors, officers and employees. The following table sets forth the incentive stock options held by our directors and officers as at October 29, 1999.

NAME OF OPTIONEE      NUMBER OF SHARES     EXERCISE PRICE     EXPIRY DATE
Owen L.J. Jones          300,000                $0.50            05/01/01
                         123,000                $0.36            02/12/02
                          75,000                $0.70            12/16/02
                          55,000                $0.36            07/06/03
                         125,000                $2.33            06/17/04

Grant Sutherland         198,000                $0.50            05/01/01

                          75,000                $0.70            12/16/02
                         250,000(1)             $2.66            10/04/04
                         125,000                $2.33            06/17/04

Peter Kozicki             50,000                $0.50            05/01/01
                          25,000                $0.70            12/16/02
                          25,000                $2.33            06/17/94


                                      54

Edward White             100,000                $0.50            05/01/01
                          25,000                $0.70            12/16/02
                          25,000                $2.33            06/17/04

Tim Reilly                90,000                $0.70            12/16/02
                         150,000                $1.14            04/14/04
                          20,000                $2.33            06/17/04

James Speros             250,000                $0.36            07/06/03
                         125,000                $2.33            06/17/04

John Wedel                83,000                $1.14            04/14/04
                          50,000                $2.33            06/17/04

Michael Peacock          100,000                $1.14            04/14/04
                          50,000                $2.33            06/17/04

Marie Russell            100,000                $1.14            04/14/04
                          50,000                $2.33            06/17/04

(1) Options authorized, but option agreement not yet executed as at October 29, 1999.

The total number of incentive stock options held by our directors and officers as at October 29, 1999 is 2,644,000. Of the 260,000 stock options held by Mr. Reilly, 190,000 are exercisable within 60 days of October 29, 1999. Of the 133,000 stock options held by Mr. Wedel, 83,000 are exercisable within 60 days of October 29, 1999. Of the 150,000 options held by Marie Russell, none are exercisable within 60 days of October 29, 1999. Of the 150,000 options held by Michael Peacock, 25,000 are exercisable within 60 days of October 29, 1999. All other options held by officers and directors are exercisable within 60 days of the October 29,1999.

Subsequent to December 31, 1997, the following directors and officers have exercised incentive stock options:

     Tim Reilly            41,000 options
     John Wedel            44,000 options (subsequent to July 1, 1999)
     Grant Sutherland      250,000 options

The figures stated above do not include incentive stock options held by our Secretary, who does not exercise policy making functions for the Company.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding common shares as of October 29, 1999 by (i) each of the directors and Named Executive Officers; (ii) each other person whom we know to own beneficially more than 5% of the common zhares; and (iii) all of our directors and executive officers as a group.

TITLE OF                                        AMOUNT          PERCENT
 CLASS      IDENTITY OF PERSON OR GROUP         OWNED           OWNED(1)
Common      Owen Jones                        5,059,800(2)         9.6%
Common      Grant Sutherland                  3,684,450(3)         7.2%
Common      Peter Kozicki                       941,400(4)         1.9%
Common      Edward White                        331,780(5)         0.6%
Common      Tim Reilly                          190,000(6)         0.4%
Common      James Speros                      3,573,600(7)         6.7%
Common      John Wedel                           76,000(8)         0.2%
Common      Michael Peacock                     689,500(9)         1.4%
Common      Marie Russell                       130,000(10)        0.3%
Common      All Directors and Officers       14,683,530(11)       24.1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 29, 1999 are deemed outstanding for computing the percentage of the person or group of persons holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)  Includes shares issuable under the following securities:

     - 678,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 1,275,000 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(3)  Includes shares issuable under the following securities:

     - 648,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 1,327,250 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(4)  Includes shares issuable under the following securities:

     - 100,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 55,000 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(5)  Includes shares issuable under the following securities:

     - 150,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999.

(6)  Includes shares issuable under the following securities:

     - 190,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999.

(7)  Includes shares issuable under the following securities:

     - 375,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 1,600,000 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(8)  Includes shares issuable under the following securities:

     - 76,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999.

(9)  Includes shares issuable under the following securities:

     - 25,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 312,500 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(10) Includes shares issuable under the following securities:

     - 62,500 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

(11) Includes shares issuable under the following securities:

     - 2,217,000 shares issuable under incentive stock options exercisable within 60 days of October 29, 1999; and

     - 4,632,250 shares issuable under outstanding share purchase warrants exercisable within 60 days of October 29, 1999.

The figures stated in notes (2), (3), and (11) above do not include share purchase warrants which expired November 27, 1998, and in respect of which we have sought regulatory approval of an extension. The figures stated include securities owned by directors or officers through wholly owned holding corporations. The figures stated above do not include securities owned by our corporate Secretary, who does not exercise policy making functions for the company.

We are unaware of any person who owns 10% or more of our voting securities. We are unaware of any arrangements, the operation of which may at a subsequent date result in a change of corporate control.

                              CERTAIN TRANSACTIONS

Within the last three fiscal years, we have entered into the transactions set out below in which current directors or officers of the Company were interested.

In October 1996, we entered into an agreement with BrainTech, Inc. effective November 1, 1995 pursuant to which certain costs associated with our premises and operations were shared with BrainTech, Inc. The costs subject to the cost-sharing agreement included:

-  costs of the North Vancouver premises which we share with BrainTech, Inc.;

- personnel costs (billed through Techwest Management Ltd. - see below) including, inter alia, the salary costs of our President and accounting personnel; and

- miscellaneous office charges, such as office supplies and telephone and fax charges.

Prior to October 1999, we shared the common costs equally with BrainTech, Inc.. By a Cost Sharing and Allocation Agreement executed in October 1999, we agreed with BrainTech, Inc. to re-allocate the common costs 80% to us and 20% to BrainTech, Inc. effective from January 1, 1999. The reason for the reallocation of costs was the substantially greater level of our business, and our corresponding greater use of, the common premises and personnel.

BrainTech, Inc. is a software development company whose shares trade on the OTC Bulletin Board. The directors of BrainTech, Inc. are Owen Jones, Grant Sutherland and James Speros.

Shared costs under the Cost Sharing and Allocation Agreement are administered by Techwest Management Ltd., a private management company. In addition, services of certain of our personnel are provided to us through Techwest Management Ltd. Techwest Management Ltd. is a private management company in which Owen Jones and Grant Sutherland each hold a one third interest. The personnel whose services are provided through Techwest Management Ltd. include, INTER ALIA, Owen Jones and our accounting personnel. Effective June 1, 1998, Mr. Jones receives an annual salary of $120,000 from Techwest Management Ltd. The cost of Mr. Jones' salary is currently borne 80% by us and 20% by BrainTech, Inc.

From time to time, either our payments us or those BrainTech, Inc. exceed the proportionate share required under the cost sharing agreement, giving rise to indebtedness as between us, BrainTech, Inc. and Techwest Management Ltd. Accordingly, the payments are reconciled and adjusted from time to time as required. As at June 30, 1999, BrainTech, Inc. was indebted to us (either directly or indirectly through Techwest Management Inc.) in the amount of approximately $269,647. The indebtedness arose as a result of BrainTech, Inc. not paying its proportionate share of the common operating costs during time periods when BrainTech Inc. did not have cash available to do so.

Techwest Management Ltd. passes shared costs (including personnel costs) through to us and BrainTech, Inc. at cost, without any markup. Computer equipment for all three companies is generally purchased by us, owing to favorable equipment pricing available to us, and is currently being passed on at cost to BrainTech, Inc. or Techwest Management Inc.

We have entered into a Software Development and License Agreement dated September 20, 1999 with BrainTech, Inc. Under the Software Development and License Agreement, BrainTech, Inc. will develop a program named the "Wizmaster", which will enable the user, through a user friendly drop-and-drag procedure, to construct customized knowledge trees. We plan to incorporate Wizmaster into Dr. Bean as one of the "AutoService" features of Dr. Bean 3.0. Under the Software Development and License Agreement, Sideware will pay for the cost of developing Wizmaster on a cost plus 10% basis. Sideware will acquire, at no further charge, a perpetual worldwide license to use Wizmaster as part of Dr. Bean. BrainTech, Inc. is prohibited from licensing Wizmaster to any other software developer (but not to systems integrators) for a period of one year starting from the date Wizmaster becomes generally available to purchasers of Dr. Bean.

We have acquired accounting services from Edward White, a member of our board of directors who practices as a chartered accountant. Prior to November 1996, Mr. White rendered invoices to us totaling $41,195. In September 1996 we issued 164,780 shares to Mr. White in satisfaction of those invoices. For the period commencing November 1, 1996 and ending November 30, 1997, we paid Mr. White $1,000 per month for accounting and financial services.

In September 1996, we issued 463,600 shares to Grant Sutherland, a member of our board of directors, to reimburse Mr. Sutherland for $115,900.00 in out of pocket expenses incurred on our behalf.

In September 1996, we issued 300,000 shares to Owen Jones, a member of our board of directors and our President, to settle claims of Mr. Jones for outstanding severance pay and for breach of a stock option agreement. The claims related to Mr. Jones' previous employment with the Company (under previous management) which terminated in January of 1994.

We have acquired legal services from Dale W. Wilcox, a Law Corporation, a law firm with which Paul Hildebrand, our corporate Secretary and general counsel, is associated. Since May 3, 1995 Dale W. Wilcox, a Law Corporation has received payments totaling $542,122 in fees (exclusive of taxes and disbursements) for legal services.

We have granted the following incentive stock options to Mr. Hildebrand:

     (a) options to purchase 100,000 shares at $0.50 per share expiring May 1, 2001;
     (b) options to purchase 75,000 shares at $0.70 per share expiring December 16, 2002;
     (c) options to purchase 55,000 shares at $1.35 per share expiring April 29, 2004; and
     (d) options to purchase 100,000 shares at $2.33 per share expiring June 17, 2004.

In addition, Mr. Hildebrand and Alder Enterprises Ltd., a private company in which Mr. Hildebrand owns a 45% interest, have participated in special warrant private placements of our securities. See "RECENT SALES OF UNREGISTERED SECURITIES." As at October 29, 1999 Mr. Hildebrand owns 415,000 common shares (including 125,000 performance shares) and 123,000 share purchase warrants. As at October 29, 1999 Alder Enterprises Ltd. owns 545,250 shares and 305,250 share purchase warrants.

We have acquired legal services from the law firm Sutherland Johnston, of which Grant Sutherland is a partner. The amount of such legal services prior to December 31, 1998 was not material. Subsequent to December 31, 1998, we have paid Sutherland Johnston $17,340.00 in legal fees (exclusive of taxes and disbursements).

Forth & Company of Vancouver, British Columbia, acts as our Canadian securities counsel. As at October 29, 1999, Clive Forth, the principal of Forth & Company, owns 25,000 common shares.

Effective October 31, 1998, we purchased an interest in the proceeds of a judgment in favor of BrainTech, Inc. in the amount of $406,390 pronounced April 2, 1998 in British Columbia Supreme Court Action No. C972736. We paid $200,000 on account of the purchase price, which was subject to adjustment depending on the benefit ultimately received by us pursuant to the judgment. On March 18, 1999, the British Columbia Court of Appeal allowed an appeal from the judgment. As a result, BrainTech, Inc. repaid to us the $200,000 in issue.

In November 1995, we entered into a License Agreement with NetMedia Systems Inc., a private company in which Owen Jones and Grant Sutherland hold interests, and a Joint Venture Agreement with NetMedia Systems Inc. and BrainTech, Inc. None of the business contemplated by the agreements proceeded, with the result that the agreements were terminated in October 1999.

Corporate insiders also hold incentive stock options and have acquired shares, special warrants, and share purchase warrants in numerous private placements. See "MANAGEMENT - Executive Compensation" "RECENT SALES OF UNREGISTERED SECURITIES" and "DESCRIPTION OF CAPITAL STOCK - Options to Purchase Securities from the Company."

                          DESCRIPTION OF CAPITAL STOCK

SHARE CAPITAL

     COMMON SHARES

The Shares and Warrant Shares are common shares without par value in our capital stock. The holders of the common shares are entitled to receive notice of, attend and vote at all meetings of our members. The common shares carry one vote per share and have no par value. The holders of the common shares are entitled to receive dividends if, as and when declared by our board of directors. The common shares carry no pre-emptive rights, conversion rights, redemption provisions, sinking fund provisions or liability to further calls or to assessment. There are no restrictions on the repurchase or redemption of the common shares by the Company except under applicable securities laws and to the extent that any such repurchase or redemption would render the Company insolvent.

Common shares without par value are the only class of shares authorised under our memorandum of incorporation. As at October 29, 1999, we have 48,026,195 shares issued and outstanding.

OPTIONS TO PURCHASE SECURITIES FROM THE COMPANY

     INCENTIVE STOCK OPTIONS

From time to time we grant incentive stock options to directors, officers and employees. As at October 29, 1999, we have 3,667,000 incentive stock options outstanding as follows:

     (a) options to acquire 763,000 shares at $0.50 per share expiring May 1, 2001;

     (b) options to acquire 123,000 shares at $0.36 per share expiring February 12, 2002;

     (c) options to acquire 30,000 shares at $0.82 per share expiring March 26, 2002;

     (d) options to acquire 505,000 shares at $0.70 per share expiring December 16, 2002;

     (e) options to acquire 365,000 shares at $0.36 per share expiring July 6, 2003;

     (f) options to acquire 623,500 shares at $1.14 per share expiring April 14, 2004;

     (g) options to acquire 177,500 shares at $1.35 per share expiring April 29, 2004; and

     (h) options to acquire 1,080,000 shares at $2.33 per share expiring June 17, 2004.

On October 25, 1999, we received approval from the VSE to issue 890,000 additional stock options to directors, officers, consultants, and employees. As at October 29, 1999, option agreements have not been executed. Grant Sutherland, as to 250,000 options, is one of the intended recipients of the options.

We have also determined to issue an additional 250,000 incentive stock options to directors, officers, consultants, and employees. As at October 29, 1999, we have not received VSE approval for the intended options.

     SHARE PURCHASE WARRANTS

As at October 29, 1999 we have 10,703,153 outstanding share purchase warrants as follows:

(a) 600,000 share purchase warrants permit the holder thereof to purchase one additional share at a price of $0.28 per share up to July 22, 1999 or a price of $0.32 per share up to July 22, 2000.

(b) 90,000 share purchase warrants permit the holder thereof to purchase one additional share at a price of $0.32 per share up to October 31, 1999 or a price of $0.37 per share up to October 31, 2000.

(c) 746,685 share purchase warrants permit the holder thereof to purchase one additional share at a price of US$0.265 per share up to December 22, 1999 or a price of US$0.305 per share up to December 22, 2000.

(d) 2,255,000 share purchase warrants permit the holder thereof to purchase one additional share at a price of $0.35 per share up to December 23, 1999 or a price of $0.40 per share up to December 23, 2000.

(e) 125,000 share purchase warrants permit the holder thereof to purchase one additional share at a price of $0.60 per share up to January 5, 2000 or a price of $0.75 per share up to January 5, 2001.

(f) 1,139,635 share purchase warrants permit the holder thereof to purchase one additional share at a price of US$0.333 per share up to March 26, 2000 or a price of US$0.383 per share up to March 26, 2001.

(g) 3,000,000 share purchase warrants permit the holder thereof to purchase one additional share at a price of $0.55 per share up to April 7, 2000 or a price of $0.63 per share up to April 7, 2001.

(h) 2,746,833 share purchase warrants permit the holder thereof to purchase one additional share at a price of US$1.64 per share up to September 14, 2000 or a price of US$1.89 per share up to September 14, 2001.

Of the share purchase warrants listed above, the following are held by management.

(a) Owen Jones holds 275,000 of the warrants described in (d) and 1,000,000 of the warrants described in (g);

(b) James Speros holds all of the warrants described in (a) and 1,000,000 of the warrants described in (g);

(c) Grant Sutherland holds 327,250 of the warrants described in (d) and 1,000,000 of the warrants described in (g);

(d)  Peter Kozicki holds 55,000 of the warrants described in (d);

(e)  Michael Peacock holds 312,500 of the warrants described in (h); and

(f)  Marie Russell holds 62,500 of the warrants described in (h).

The total number of common shares called for by all outstanding share purchase warrants held by management as at October 29, 1999 is 4,882,250. In addition, Paul Hildebrand owns all of the warrants described in (b) and Paul Hildebrand and Alder Enterprises Ltd., respectively, own 33,000 and 327,250 of the warrants described in (e).

Subsequent to December 31, 1998, the following share purchase warrants have been exercised beneficially by directors or officers:

(a) Grant Sutherland exercised 300,000 warrants at $0.43 per share, 340,000 warrants at $0.465 per share and 500,000 warrants at $0.92 per share;

(b) Owen Jones exercised 1,000,000 warrants at $0.43 per share and 250,000 warrants at $0.92 per share; and

(c)  Peter Kozicki exercised 300,000 warrants at $0.43 per share.

In addition, Paul Hildebrand exercised 35,000 warrants at $0.43 per share and 50,000 warrants at $0.92 per share and Alder Enterprises Ltd. exercised 35,000 warrants at $0.43 per share and 50,000 warrants at $0.92 per share.

3,075,400 share purchase warrants which we issued on November 8, 1996, entitling the holders to purchase shares at a price of $0.575 per share, were due to expire November 8, 1998. We have entered into agreements dated November 23, 1998, April 14, 1999, and October 28, 1999 with the warrant holders to:

(a) extend the term of the warrants to November 27, 1998 (pursuant to the November 23, 1998 agreement);

(b) further extend the term of the warrants to April 16, 1999 (pursuant to the November 23, 1998 agreement), with an increased exercise price of $0.67 per share;

(c) further extend the term of the warrants to October 31, 1999 (pursuant to the April 14, 1999 agreement) with an exercise price of $0.67 per share; and

(d) further extend the term of the warrants to April 30, 2000 (pursuant to the Agreement dated October 28, 1999) with an exercise price of $.77 per share.

The agreements are subject to obtaining required regulatory approvals. The VSE has approved an extension to November 27, 1998 but no further extension. Accordingly, the further extension will only come into effect upon obtaining the required approval, or upon our regulatory status changing such that we do not require VSE approval.

The beneficial holders of these share purchase warrants include the following directors and officers:

     Owen Jones                 -        440,000 warrants
     Grant Sutherland           -        372,000 warrants
     Peter Kozicki              -         44,000 warrants

In addition, Paul Hildebrand and Alder Enterprises Ltd. own, respectively, 110,000 and 220,000 of the warrants.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDER

There are no laws or governmental decrees or regulations in Canada that restrict the export or import of capital, or affect the remittance of dividends, interest or other payments to holders of the Company's securities who are not residents of Canada, other than withholding tax requirements. Reference is made to "Taxation."

There are no limitation imposed by the laws of Company, the laws of British Columbia or by the charter or other governing documents of the Company on the right of a non-resident to hold or vote Common Shares of the Company, other than as provided in the Investment Canada Act (the "Investment Act"). The following summarizes the principal features of the Investment Act for a non-resident who proposes to acquire Common Shares. The summary is of a general nature only and is not intended to be more is it, a substitute of independent advice from an investor's own advisor. The summary does not anticipate statutory or regulatory amendments:

The Investment Act generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a "Canadian" as defined in the Investment Act (a "non-Canadian"), unless after review, the minister responsible for the Investment Act (the "Minister") is satisfied that the investment is likely to be of a net benefit to Canada. Under the Investment Act, a United States citizen qualifies as a "World Trade Organization Investor." Subject to the restrictions noted below, an investment in a Canadian business by a World Trade Organization Investor would be reviewable under the Investment Act only if it is an investment to acquire control of such Canadian business and the value of the assets of the Canadian business as shown on its financial statements is not less than a specified amount, which for 1999 is $184 million. An investment in the shares of a Canadian business by a non-Canadian other than a "World Trade Organization Investor" when the Company is not controlled by a World Trade Organization Investor, would be reviewable under the Investment Act if it is an investment to acquire control of the Canadian business and the value of the assets of the Canadian business as shown on its financial statements is $5 million or more, or if an order for review is made by the federal cabinet on the grounds that the investment relates to Canada's cultural heritage or national identity.

A non-Canadian would acquire control of the Company for purposes of the Investment Act if the non-Canadian acquired a majority of the common shares. The acquisition of less than a majority but one-third or more of the common shares would be presumed to be an acquisition of control of the Company unless it could be established that, on acquisition, the Company was not controlled in fact by the acquirer through the ownership of common shares. Notwithstanding the review provisions, any transaction involving the acquisition of control of a Canadian business or the establishment of a new business in Canada by a non-Canadian is a notifiable transaction and must be reported to Industry Canada by the non-Canadian making the investment either before or within thirty (30) days after the investment.

Certain transactions relating to common shares are exempt from the Investment Act, including:

     (i) an acquisition of common shares by a person in the ordinary course of that person's business as a trader or dealer in securities;

     (ii) an acquisition of control of the Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Act; and

     (iii) an acquisition of control of the Company by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control in fact of the Company, through the ownership of common shares, remained unchanged.

     COMPETITION ACT REVIEW

Investments giving rise to the acquisition or establishment, directly or indirectly, by one or more persons of control over, or a significant interest in the whole or part of a business of a competitor, supplier, customer or other person are subject to substantive review by Canada's Competition Law Authority, the Director of Investigation and Research (the "Director"). If or when the Director concludes that a merger, whether by purchase or lease of shares or assets, by amalgamation or by combination, or otherwise, prevents or lessens, or is likely to prevent or lessen competition substantially, he may apply as may be necessary to eliminate the substantial lessening or prevention of competition. Such substantive merger review power applies to all mergers, whether or not they meet limits for pre-notification under the Competition Act.

In addition to substantive merger review, the Competition Act provides for a pre-notification regime respecting mergers of certain size. The regime applies in respect of share acquisitions, asset acquisitions, amalgamations and combinations, for ease of reference. This filing refers specifically to share acquisition, although the pre-notification regime applies, with the appropriate modification, to other types of acquisition of control as well.

In order for a share acquisition transaction to be pre-notifiable, the parties to the transaction (being the person or persons who proposed to acquire shares, and the Corporation the shares of which are to be acquired), together with their affiliates (being all firms with a 50% or more voting shares linkage up and down the chain) must have:

     (i) aggregate gross assets in Canada that exceed $400,000,000 in value, as shown on their audited financial statements for the most recently completed fiscal year (which must be within the last fifteen (15) months); or

     (ii) aggregate gross revenue from sales in, from or into Canada that exceed $400,000,000 for the most recently completed fiscal year shown on the said financial statements; and

     (iii) the party being acquired or corporations controlled by that party must have gross assets in Canada, or gross revenues from sales in or from Canada, exceeding $35,000,000 as shown on the said financial statements. Acquisition of shares carrying up to 20% of the votes of a publicly traded corporation, or 35% of the votes in a private corporation will not be subject to pre-notification, regardless of the above thresholds. However, exceeding the 20% or the 35% threshold, and again exceeding the 50% threshold, gives rise to an obligation of notification if the size threshold is met.

If a transaction is pre-notifiable, a filing must be made with the Director containing the prescribed information with respect to the parties, and a waiting period, (either seven or twenty-one days, depending on whether a long or short form filing is chosen) must expire prior to closing.

As an alternative to pre-notification, the Director may grant an Advance Ruling Certificate which exempts the transaction from pre-notification. Advance Ruling Certificates are granted where the Director concludes, based on the information provided to him, that he would not have sufficient grounds on which to apply to the Competition Tribunal to challenge the Merger.

TRANSFER AGENT

The transfer agent for our Common Shares is Montreal Trust Company 510 Burrard St., Vancouver, B.C. V6C 3B9.

                           CERTAIN TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax considerations applicable to the holding and disposition of common shares in the capital of the Company by a holder of the Company's common shares who is resident in the United States of America, who has never been a resident of Canada, and who holds common shares solely as capital property (a "U.S. Holder"). This summary is based on the current provisions of the Income Tax Act (Canada) (the "ITA"), the regulations thereunder, all amendments thereto publicly proposed by the government of Canada to the date hereof, the published administrative practices of Revenue Canada, Taxation, and on current provision of the Canada-United States Income Tax Convention, 1980, as amended (the "Treaty"). Except as otherwise expressly provided, this summary does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

THIS SUMMARY IS NOT INTENDED TO INCLUDE ALL CIRCUMSTANCES IN WHICH A DISPOSITION OF COMMON SHARES MIGHT OCCUR. THIS SUMMARY DOES NOT CONSTITUTE, AND SHOULD NOT BE CONSTRUED TO CONSTITUTE, TAX ADVICE TO ANY PARTICULAR INVESTOR. INVESTORS ARE, THEREFORE, ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR INDIVIDUAL CIRCUMSTANCES.

THIS SUMMARY CONTAINS INFORMATION RELATING ONLY TO PROVISIONS CANADIAN FEDERAL INCOME TAX LAW, AS SET OUT ABOVE. THIS SUMMARY DOES NOT INCLUDE INFORMATION RELATING TO THE PROVISIONS OF ANY TAXATION LEGISLATION OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF. INVESTORS WHO ARE OR MAY BE SUBJECT TO LIABILITY TO TAX UNDER ANY LEGISLATION OF THE UNITED STATES OF AMERICA, OR ANY STATE THEREOF, ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH LIABILITY.

     DIVIDENDS ON COMMON SHARES

Under the ITA, amounts paid or credited or deemed paid or credited on account of dividends to holders of common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced pursuant to the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident. In certain circumstances, the purchase by the Company of its common shares may result in a deemed dividend.

Under the Treaty, if the recipient of a dividend on the common shares is the beneficial owner of such dividends and is considered to be a resident of the United States for purposes of the Treaty, the rate of Canadian withholding tax on such dividends will generally be reduced to 15% of the amount of such dividends or, if the recipient is a corporation which owns at least 10% of the voting stock of the

Company, to 5% of the amount of such dividends.

     DISPOSITION OF COMMON SHARES

A holder of common shares who is not resident in Canada will not be subject to tax under the ITA in respect of any capital gain, or be entitled to deduct any capital loss, realized on a disposition of the common shares unless at the time of such disposition such common shares constitute "Taxable Canadian Property" of the holder for purposes of the ITA and the holder is not entitled to relief under a bilateral income tax treaty between Canada and the country in which the holder of the common shares is resident. If the holder is not entitled to relief under a tax treaty, three-quarters of the gain arising on a disposition of Taxable Canadian Property will be taxable at the rates that approximate the rates applicable to residents of Canada.

The common shares of the Company will not generally constitute "Taxable Canadian Property" at a particular time if they are listed on a prescribed stock exchange (which includes the Vancouver Stock Exchange) at that time. However, a holder's common shares and rights to acquire common shares or interests in common shares will be considered "Taxable Canadian Property" if the holder uses or holds, or is deemed to use or hold, such shares in, or in the course of carrying on, a business in Canada, or if at any time during the five year period immediately preceding the disposition of such common shares, the non-resident holder and persons with whom the non-resident holder did not deal at arm's length owned, had rights to acquire, or had interests in 25% or more of the issued shares of any class of the Company.

Under the Treaty, any gain from a disposition of common shares by a person who is considered a resident of the United States for purposes of the Treaty may be exempt from Canadian tax even if the shares constitute Taxable Canadian Property. This exemption will apply if, at the time of disposition, the value of the common shares did not derive principally from Canadian real property and such shares do not form part of the business property of a permanent establishment of the holder in Canada or pertain to a fixed base available to the holder in Canada for the purpose of performing independent personal services.

                              SELLING SHAREHOLDERS

The shares offered for sale pursuant to this Prospectus consist of 2,746,833 shares (the "Shares") and 2,746,833 shares (the "Warrant Shares") issuable upon the exercise of 2,746,833 share purchase warrants (the "Warrants"). Each Warrant entitles the holder to acquire one Warrant Share for a period of two years at a price of US$1.64 per share up to September 14, 2000 and a price of US$1.89 per share up to September 14, 2001. The Selling Shareholders acquired the Shares and Warrants pursuant to a private placement of 2,746,833 units completed in September 1999. Each unit consisted of one Share and one Warrant. The price of the units was US$1.64 per unit. The Warrants are non-transferable.

The following table sets forth, as of October 29, 1999, and upon completion of the offering described in this Prospectus, information with regard to the beneficial ownership of the Company's common shares by the Selling Shareholders. Information in the column "Total Shareholdings After Completion of Offering" is based on information provided to us by the Selling Shareholders and is accurate to the best of the Company's knowledge. The Selling Shareholders may not have a present intention of selling the Shares or Warrant Shares and may offer less than the number of Shares and Warrant Shares indicated.

                                                          NO. OF WARRANT   TOTAL SHAREHOLDINGS AFTER
    SELLING SECURITY HOLDER               NO. OF SHARES       SHARES       COMPLETION OF OFFERING(1)
Richard & Marie Russell JOWROS(2)             62,500          62,500                 5,000
Louis Capanelli(3)                           487,805         487,805               820,000
Sisson & Ryan Inc.                            62,500          62,500                   Nil
Michael Hawes                                 62,500          62,500                19,000
Sharon Kleinman                               62,500          62,500                   Nil
Michael Colen(4)                             182,927         182,927               891,660
Jack Spitzer                                  62,500          62,500                   Nil
Michael Peacock(5)                           312,500         312,500                64,500
Moldieco Plastics Products, Inc.             102,440         102,440                   Nil
Edwin Yuan                                    62,500          62,500                 8,000
Scott Lubore                                 243,903         243,903               400,000
Michael D. Reinke                             62,500          62,500                14,000
John T. Fishetti                              62,500          62,500                30,000
David Robison                                 62,500          62,500             1,219,790
MeadowBrooke Development Assoc. L.L.C.        76,220          76,220                   Nil
Welcome Opportunities Ltd.                   100,000         100,000               400,000
Sideware Partners, L.L.C.                    520,000         520,000                   Nil
George Cranwell                                9,147           9,147                83,016
Maribeth A. Mullany                           31,250          31,250                   Nil
Johnathan S. Thomas                           31,250          31,250                83,016
Robert E. Thomas                              18,293          18,293                 7,000
George Varoutsos                               6,098           6,098                41,508
Frederick W. Weidinger                        62,500          62,500                   Nil

(1) Calculated on the assumption that all Shares and all Warrant Shares offered by each selling security holder are sold. Figures stated include shares issuable pursuant to incentive stock options and share purchase warrants exercisable within 60 days of October 29, 1999.

(2) Marie Russell is the Vice President Channel Sales and Marketing of our subsidiary, Sideware Corp.

(3) Louis Capanelli is a consultant to us. Total Shareholdings reported for Mr. Capanelli include 50,000 shares issuable under stock options exercisable within 60 days of October 29, 1999 and 160,000 shares issuable under share purchase warrants exercisable within 60 days of October 29, 1999.

(4) Michael Colen is a consultant to us. Total Shareholdings reported for Mr. Colen include 200,000 shares issuable under stock options exercisable within 60 days of October 29, 1999 and 16,060 shares issuable under share purchase warrants exercisable within 60 days of October 29, 1999.

(5) Michael Peacock is a Vice President Federal Sales and Marketing of our subsidiary, Sideware Corp. Total Shareholdings reported for Mr. Peacock include 25,000 shares issuable under stock options exercisable within 60 days of October 29, 1999.

Jeffrey Lubore is the managing partner of MeadowBrooke Development Assoc. L.L.C. Mr. Lubore owns 1,658,000 shares.

To the best of our knowledge, assuming that all of the Shares and Warrants shares offered by each Selling Shareholder are sold, no selling security other than MeadowBrooke Development Assoc. L.L.C., David Robison, Louis Capanelli, or Michael Colen will own or control in excess of 1% of our voting securities.

                              PLAN OF DISTRIBUTION

The Shares and Warrant Shares offered hereby may be sold from time to time by the Selling Shareholders. These sales may be made privately, through the Vancouver Stock Exchange or through OTC Bulletin Board quotation service or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares and Warrant Shares may be sold by each of the Selling Shareholders acting as principal for its own account or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the re-sales.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commission under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

It is not possible at the present time to determine the price to the public in any sale of the Shares or Warrant Shares by the Selling Shareholders and each Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchaser of Shares or Warrant Shares. Accordingly, the public offering price and the amount of any applicable sales or underwriting discounts or commissions will be determined at the time of such sale by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders from the sale of the Shares and Warrant Shares will be the purchase price of the Shares and

Warrant Shares less all applicable commissions and underwriters' discounts, if any. We will pay substantially all the expenses incident to the registration, offering and sale of the Shares and Warrant Shares to the public by the Selling Shareholders (currently estimated to be US$160,000), other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

                                  LEGAL MATTERS

Certain legal matters relating to the legality of the issuance of the Common Shares offered by this Prospectus under Canadian law will be passed upon by Dale W. Wilcox a Law Corporation, Vancouver, British Columbia.

                                     EXPERTS

The consolidated balance sheets of the Company as at December 31, 1998, and April 30, 1998 and the consolidated statements of operations and deficit and changes in financial position for the eight month period ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996 included herein and elsewhere in this registration statement have been included in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1998 consolidated financial statements contains additional comments for U.S. readers and Canada - U.S. reporting differences with respect to conditions that cause substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants
Consolidated Balance Sheet
Consolidated Statement of Income
Consolidated Statement of Change in Shareholders' Equity
Consolidated Statement of Cash Flows
Notes to Consolidated Financial Statements

_______________________________________________________________________________
_______________________________________________________________________________

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            TABLE OF CONTENTS

                                                                Page
                                                                ----
Additional Information........................................
Enforceability of Civil Liability.............................
Conventions and Currency of Presentation......................
Prospectus Summary............................................
Risk Factors..................................................
Cautionary Notice regarding Forward-Looking Statements........
Use of Proceeds...............................................
Exchange Rates................................................
Nature of Trading Market......................................
Dividend Policy...............................................
Capitalization................................................
Selected Consolidated Financial Data..........................
Management's Discussion and Analysis of Financial Condition
  and Results of Operation....................................
Business......................................................
Management....................................................
Principal Shareholders........................................
Certain Transactions..........................................
Description of Capital Stock..................................
Certain Tax Considerations....................................
Selling Shareholders..........................................
Plan of Distribution..........................................
Legal Matters.................................................
Experts.......................................................
Index to Financial Statements.................................  F-1

UNTIL -, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
_______________________________________________________________________________
_______________________________________________________________________________




_______________________________________________________________________________
_______________________________________________________________________________


                             SIDEWARE SYSTEMS INC.



                             5,493,666 COMMON SHARES



                               ___________________

                                   PROSPECTUS
                               __________________



                                     - , 1999


_______________________________________________________________________________
_______________________________________________________________________________

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will not receive any proceeds from the sale of Shares or Warrant Shares by the Selling Shareholders.

We will pay substantially all the expenses incident to the registration, offering and sale of the Shares and Warrant Shares to the public by the Selling Shareholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes. Those expenses are estimated as follows:

                                                               AMOUNT(1)
                                                            ---------------
                                                            (STATED IN US$)
     SEC Registration Fee...............................         $  3,000
     Legal Fees and Expenses............................          750,000
     Accounting Fees and Expenses.......................           30,000
     Blue Sky Qualification Fees and Expenses...........           25,000
     Printing...........................................           15,000
     Transfer Agent and Registrar Fees..................              Nil
     Miscellaneous Expenses and Qualification...........           12,000
         Total..........................................         $160,000

     ----------
     (1) All amounts have been estimated except the SEC registration fee. All of the above expenses will be payable by us.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Articles of Incorporation of the Company, subject to the provisions of the Company Act British Columbia (the "Act"), the directors shall cause the Company to indemnify a director or former director of the Company and the directors may cause the Company to indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by the Company. Each director of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of this indemnity.

Subject to the provisions of the Act, the directors may cause the Company to indemnify any officer, employee or agent of the Company or of a corporation of which the Company is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or the corporation. In addition, the Company shall indemnify the Secretary or an Assistant Secretary of the Company (if he shall not be a full-time employee of the Company and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Act or Articles.

The failure of a director or officer of the Company to comply with the provisions of the Act or of the Memorandum or the Articles shall invalidate any indemnity to which he is entitled.

The directors may cause the Company to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or as a director, officer, employee or agent of any corporation of which the Company is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

(i) Effective September 10, 1996, the Company issued 6,750,000 Special Warrants at a price of $0.25 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into 1.1 units, with each unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.50 per share for the first year and $0.575 per share in the second year. The Special Warrants were exercised on November 8, 1996. The purchasers of Special Warrants included the following officers and directors of the Company:

     Owen Jones                           400,000 Special Warrants
     Grant Sutherland                   1,318,000 Special Warrants
     Peter Kozicki                         40,000 Special Warrants

In addition, Paul Hildebrand and Alder Enterprises Ltd. acquired, respectively, 100,000 and 200,000 Special Warrants. 100,000 of the Special Warrants were issued to Gold Capital Securities Ltd. as consideration for acting as the Company's sponsor in respect of its return to trading on the Vancouver Stock Exchange.

(ii) Effective September 10, 1996, the Company issued 1,489,446 shares to settle certain debts of the Company. The persons receiving the shares included the following directors and officers of the Company:

     Owen Jones                         300,000 shares
     Grant Sutherland                   463,600 shares
     Edward White                       164,780 shares

(iii) Effective September 10, 1996, the Company issued 750,000 performance shares at a price of $0.01 per share. The persons receiving the shares included the following directors and officers of the

Company:

     Owen Jones                         275,000 shares
     Grant Sutherland                   275,000 shares
     Edward White                        25,000 shares

In addition, Paul Hildebrand received 125,000 of the performance shares.

The performance shares will be held in escrow to be released, pro rata to the holders of performance shares, on the basis of one share for each $0.18 in cumulative cash flow of the Company, based on audited financial statements.

"Cumulative cash flow" for this purpose means, at any time, the aggregate cash flow of the Company up to that time, net of any negative cash flow.

"Cash flow" means net income or loss before tax, adjusted to add back the following expenses:

     a.  depreciation;

     b. amortization of goodwill and deferred research and development costs, excluding general and administrative costs;

     c. expensed research and development costs, excluding general and administrative costs; and

     d.  any other amounts permitted or required by the VSE.

As at the date of the registration statement, the Company has not had any Cumulative Cash Flow for purposes of the escrow agreement, and none of the 750,000 performance shares have been released from escrow. Any performance shares not released by September 10, 2001 will be subject to cancellation.

(iv) Effective October 30, 1996, the Company issued 268,000 Special Warrants at a price of $0.25 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.50 per share in the first year or $0.575 in the second year. The Special Warrants were exercised on November 8, 1996.

(v) Effective April 14, 1997, the Company issued 450,000 Special Warrants at a price of $0.375 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.465 per share. The Special Warrants were exercised on various dates on or before April 14, 1998. The purchasers of the Special Warrants included the following directors and officers of the Company:

     Grant Sutherland                   340,000 Special Warrants

(vi) Effective April 14, 1997, the Company issued 3,000,000 Special Warrants at a price of $0.375 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.375 per share for the first year and $0.43 per share in the second year. The Special Warrants were exercised on various dates on or before April 14, 1998. The purchasers of the Special Warrants included the following directors and officers of the Company:

     Owen Jones                         1,000,000 Special Warrants
     Grant Sutherland                     300,000 Special Warrants

In addition, Paul Hildebrand and Alder Enterprises Ltd. acquired, respectively, 35,000 and 70,000 Special Warrants.

(vii) Effective August 7, 1997, the Company issued 100,000 shares to Ian Lovejoy, then a director of the Company, in consideration of the surrender to the Company of certain royalty rights held by Mr. Lovejoy

(viii) Effective October 24, 1997, the Company issued 1,500,000 Special Warrants at a price of $0.80 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.80 per share for the first year and $0.92 per share in the second year. The Special Warrants were exercised on various dates on or before October 24, 1998. The purchasers of the Special Warrants included the following directors and officers of the Company:

     Owen Jones                         200,000 Special Warrants
     Grant Sutherland                   500,000 Special Warrants

In addition, Paul Hildebrand and Alder Enterprises Ltd. acquired, respectively, 50,000 and 100,000 Special Warrants.

(ix) Effective December 28, 1998, the Company issued 500,000 Special Warrants at a price of $0.35 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within a period of one year, without additional consideration, into 1.1 units, with each unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.35 per share for the first year and $0.40 per share in the second year. The Special Warrants were sold through Bolder Capital Corp. as broker. In consideration for acting as broker, Bolder Capital Corp. received a cash commission of $13,125, as well as 125,000 share purchase warrants.

(x) Effective January 5, 1999, the Company issued 125,000 Special Warrants to Golden Capital Securities Ltd. in consideration for services provided by Golden Capital Securities Ltd. in connection with a proposed prospectus filing by the Company during 1997. Each Special Warrant was exercisable, without further consideration into one unit consisting of one share and one share purchase warrant. Each share purchase warrant will entitle the holder thereof to purchase one additional share for a period of two years at a price of $0.60 in the first year and $0.75 in the second year. The Special Warrants were exercised on June 4, 1999.

(xi) Effective January 14, 1999, the Company issued to James Speros, a director of the Company, 600,000 Special Warrants at a price of $0.28 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.28 per share for the first year and $0.32 per share in the second year. The Special Warrants were exercised on June 4, 1999.

(xii) Effective January 7, 1999, the Company issued 1,432,805 Special Warrants at a price of US$0.265 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within one year, without additional consideration, into 1.1 units, with each comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of US$0.265 per share for the first year and US$0.305 per share in the second year. The Special Warrants were exercised on June 4, 1999.

(xiii) Effective November 19, 1998, (but with delivery in January 1999), the Company issued to Paul Hildebrand, the Company's Secretary, 90,000 Special Warrants at a price of $0.32 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within a period of one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years from the date of issuance of the Special Warrants at a price of $0.32 per share for the first year and $0.37 per share in the second year. The Special Warrants were exercised on June 4, 1999.

(xiv) Effective January 7, 1999, the Company issued 2,050,000 Special Warrants at a price of $0.35 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within a period of one year, without additional consideration, into 1.1 units, with each unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.35 per share for the first year and $0.40 per share in the second year. The Special Warrants were exercised on June 4, 1999. The purchasers of the Special Warrants included the following directors and officers of the Company:

     Owen Jones                         250,000 Special Warrants
     Grant Sutherland                   297,500 Special Warrants


                                      75

     Peter Kozicki                      50,000 Special Warrants

In addition, Paul Hildebrand and Alder Enterprises Ltd. acquired, respectively, 30,000 and 277,500 Special Warrants.

(xv) Effective April 7, 1999, the Company issued 1,528,527 Special Warrants at a price of $US0.333 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within a period of one year the Special Warrants, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of US$0.333 per share for the first year and US$0.383 per share in the second year. The Special Warrants were exercised on June 4, 1999.

(xvi) Effective April 14, 1999, the Company issued 3,000,000 Special Warrants at a price of $0.55 per Special Warrant. Each Special Warrant was exercisable by its holder at any time within a period of one year, without additional consideration, into one unit comprised of one share and one non-transferable share purchase warrant. Each share purchase warrant would entitle the holder thereof to purchase one additional share of the Company for a period of two years at a price of $0.55 per share for the first year and $0.63 per share in the second year. The Special Warrants were exercised on June 4, 1999. The purchasers of the Special Warrants included the following directors and officers of the Company:

     Owen Jones                         1,000,000 Special Warrants
     Grant Sutherland                   1,000,000 Special Warrants
     Jim Speros                         1,000,000 Special Warrants

(xvii) Effective July 5, 1999, the Company issued 250,000 shares to National Securities Corp. of Chicago, Illinois pursuant to a Financial Advisory and Consulting Agreement.

(xviii) Effective September 14, 1999, the Company issued 2,746,833 units at a price of US$1.64 per unit. Each unit consisted of one share and one share purchase warrant. Each share purchase warrant entitles the holder thereof to purchase one additional share of the Company for a period of two years at a price of US$1.64 in the first year or US$1.89 in the second year. The Company paid commissions US$133,000 to Heideman Law Group, P.C. and Venture Consultants, LLC and US$13,120 to Bolder Investment Partners Ltd. in connection with the private placement.

(xix) The Company has issued 1,556,000 shares on the exercise of incentive stock options. See "DESCRIPTION OF CAPITAL STOCK - Share Capital."

(xix) The Company has issued 11,336,329 shares on the exercise of share purchase warrants as follows:

     (a)  3,000,000 shares at $0.43 per share;
     (b)  450,000 shares at $0.465 per share;
     (c)  1,500,000 shares at $0.92 per share;
     (d)  388,829 shares at US$0.333 per share;

     (e)  829,400 shares at US$0.265 per share;
     (f)  868,500 shares at $0.35 per share; and
     (g)  4,299,600 shares at $0.50 per share.

See "DESCRIPTION OF CAPITAL STOCK - Share Capital."


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

NUMBER                           EXHIBIT
3.1(1)     Memorandum of Incorporation dated March 30, 1983
3.2(1)     Articles of Incorporation dated March 30, 1983
3.3(1)     Special Resolution dated January 12, 1984
3.4(1)     Special Resolution dated June 15, 1989
3.5(1)     Special Resolution dated September 27, 1990
3.6(1)     Special Resolution dated December 18, 1996
3.7(1)     Articles of Incorporation
3.8(1)     Special Resolution dated January 29, 1998
4.1(1)     Escrow Agreement dated June, 1996
4.2(1)     Agreement dated November 23, 1998 between the Company and certain warrant holders of the Company
4.3(1)     Agreement dated April 14, 1999 between the Company and certain warrant holders of the Company
4.4        Agreement dated October 28, 1999 between the Company and certain warrant holders of the Company
5.1        Legal Opinion of Dale W. Wilcox, A Law Corporation
10.1(1)    Operating Agreement between the Company and BrainTech, Inc., dated
           October 18, 1996
10.2       Software Development and License Agreement dated September 20, 1999 between the Company and BrainTech, Inc.
10.3       Software Development License between the Company and Sideware International
           SRL effective August 27, 1999
10.4       Research and Development Cost Sharing Agreement between the Company and
           Sideware International SRL effective August 27, 1999
10.5       Distribution and Sales Agreement between the Company and Sideware Corp.
           effective January 1, 1999
10.6(1)    Assignment of Lease and Modification of Lease Agreement dated August 17, 1998 between HOOPP Realty Inc., Techwest Management Inc., Sideware Systems Inc.,
           and BrainTech, Inc.
10.7(1)    Lease Agreement dated January 25, 1999 between Sideware Corp. and Elden
           Investments, LLC with Addendum dated February 8, 1999


                                      77

10.8       Agreement between the Company and IBM for participation in the Enterprise
           Growth Opportunity program
10.9       Reseller agreement between the Company and Enterprise Soft
10.10      Software license agreement between the Company and ICEsoft AS
10.11      Lease effective as of July 1, 1999 between the Company, Techwest Management
           Ltd., BrainTech, Inc. and Pacific Centre Leaseholds Ltd.
10.12      Assignment Agreement effective as of July 1, 1999 between the Company,
           Techwest Management Ltd., BrainTech, Inc., and SJM Management Ltd.
10.13      Cost Sharing and Allocation Agreement dated October 29, 1999 between the
           Company and BrainTech, Inc.
10.14      Agreement between the Company and Advanced Contact Solutions Inc.
10.15      Contract Agreement No. SDW001 between the Company and Science Applications
           International Corp.
21.1       List of Subsidiaries
23.1       Consent of KPMG LLP
27.1       Financial Data Schedule for the six month period ended June 30, 1999
27.2       Financial Data Schedule for the eight month period ended December 31, 1998
27.3       Financial Data Schedule for the fiscal year ended April 30, 1998

----------
(1) Exhibit already on file as a result of the filing of the Company's Form 20-F registration statement and Form 20-F transition report.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia, on November 8, 1999.

                                       SIDEWARE SYSTEMS INC.

                                       By:    "W. Grant Sutherland"
                                            ----------------------------------
                                            W. Grant Sutherland
                                            Chairman of the Board of Directors


                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes
W. Grant Sutherland, as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                               DATE
---------                        -----                               ----

"W. Grant Sutherland"            Director, Chairman of               November 8, 1999
----------------------------     the Board of Directors,
W. Grant Sutherland              Principal Financial Officer


"Owen L.J. Jones"                President, Chief Executive          November 8, 1999
----------------------------     Officer and Director
Owen L.J. Jones                  (Principal Executive Officer)


"Peter Kozicki"                  Director                            November 8, 1999
----------------------------
Peter Kozicki


"Edward A. White"                Director                            November 8, 1999
----------------------------
Edward A. White

                         Consolidated Financial Statements of

                         SIDEWARE  SYSTEMS  INC.
                         (a Company in the Development Stage)
                         (expressed in Canadian dollars)
                         Six months ended June 30, 1999
                         (Prepared by management)

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Balance Sheets
(expressed in Canadian dollars)

(Prepared by management)

-------------------------------------------------------------------------------------------------------------
                                                                                June 30,             July 31,
                                                                                    1999                 1998
-------------------------------------------------------------------------------------------------------------
                                                                                                  (restated -
                                                                                                   note 6(e))
Assets

Current assets:
     Cash and cash equivalents                                             $   3,269,596       $      763,816
     Accounts receivable                                                          57,740               92,282
     Due from related parties (note 4(b))                                        269,647              316,730
     Inventory                                                                    31,857               49,009
     Prepaid expenses                                                            308,303              121,004
     --------------------------------------------------------------------------------------------------------
                                                                               3,937,143            1,342,841
Deposit on leases                                                                 25,807                8,213
Capital assets (note 5)                                                          965,979              538,183
-------------------------------------------------------------------------------------------------------------
                                                                           $   4,928,929       $    1,889,237
-------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities
     Accounts payable and accrued liabilities                              $     354,928       $      126,592
     Capital tax payable                                                           7,100                7,100
     --------------------------------------------------------------------------------------------------------
                                                                                 362,028              133,692

Shareholders' equity:
     Share capital (note 6)                                                   19,015,084           11,516,774
     Special warrants (note 6(d))                                                   -               1,200,000
     Commitment related to investment advisory services (note 6(e))               75,000               75,000
     Deficit accumulated during the development stage                        (14,523,183)         (11,036,229)
     --------------------------------------------------------------------------------------------------------
                                                                               4,566,901            1,755,545
Future operations (note 2)
Litigation (note 8)
Commitments (note 9)
Uncertainty due to the Year 2000 Issue (note 10)
-------------------------------------------------------------------------------------------------------------
                                                                           $   4,928,929       $    1,889,237
-------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.


Approved by the Board:

                       Director                               Director
----------------------                 ----------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Statements of Operations and Deficit
(expressed in Canadian dollars)

(Prepared by management)

-------------------------------------------------------------------------------------------------------------
                                                                             Six months            Six months
                                                                                  ended                 ended
                                                                          June 30, 1999         July 31, 1998
-------------------------------------------------------------------------------------------------------------

Revenue:
     Sales                                                                $     134,369        $       58,511
     --------------------------------------------------------------------------------------------------------

Cost of sales (exclusive of amortization and
   other costs disclosed separately below):                                     124,306                50,630
-------------------------------------------------------------------------------------------------------------

Gross margin                                                                     10,063                 7,881
Interest income                                                                   2,631                28,060
-------------------------------------------------------------------------------------------------------------
                                                                                 12,694                35,941

Operating expenses:
     Amortization                                                               134,705                91,921
     Employee wages and benefits                                                617,868               328,231
     Filing and transfer fees                                                    26,384                 3,552
     Investment advisory services (note 6(e))                                         -                75,000
     Office, printing and sundry                                                131,832                88,285
     Professional fees                                                          324,785               168,469
     Marketing                                                                  407,573               519,329
     Facilities                                                                 189,818                43,757
     Research and development                                                   395,434               168,875
     Foreign exchange loss (gain)                                               (15,021)              (90,280)
     Capital taxes                                                                    -                 7,100
     --------------------------------------------------------------------------------------------------------
                                                                              2,213,378             1,404,239
-------------------------------------------------------------------------------------------------------------
Loss for the period, carried forward                                          2,200,684             1,368,298


SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Statements of Operations and Deficit, Continued
(expressed in Canadian dollars)

(Prepared by management)

-------------------------------------------------------------------------------------------------------------
                                                                             Six months            Six months
                                                                                  ended                 ended
                                                                           June 30,1999         July 31, 1998
-------------------------------------------------------------------------------------------------------------
                                                                                                  (restated -
                                                                                                   note 6(e))

Loss for the period, brought forward                                      $   2,200,684        $    1,368,298
Deficit, accumulated during the development
   stage, beginning of period                                                12,322,499             9,667,931
-------------------------------------------------------------------------------------------------------------
Deficit, accumulated during the development
   stage, end of period                                                   $  14,523,183        $   11,036,229
-------------------------------------------------------------------------------------------------------------
Loss per share                                                            $        0.07        $         0.05
-------------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding                                30,928,378            26,505,738
-------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Statements of Changes in Financial Position
(expressed in Canadian dollars)

(Prepared by management)

-------------------------------------------------------------------------------------------------------------
                                                                             Six months            Six months
                                                                                  ended                 ended
                                                                          June 30, 1999         July 31, 1998
-------------------------------------------------------------------------------------------------------------
                                                                                                  (restated -
                                                                                                   note 6(e))
Cash provided by (used for):

Operations:
     Loss for the period                                                  $  (2,200,684)       $  (1,368,298)
     Items not involving the use of cash:
         Amortization                                                           134,705               91,921
         Investment advisory services to be
           settled by equity instruments (note 6(e))                                  -               75,000
     Changes in non-cash operating working capital:
         Accounts receivable                                                    177,441              (41,683)
         Due from related parties                                               105,668             (191,706)
         Inventory                                                               12,248              (49,009)
         Prepaid expenses                                                      (209,895)              (9,891)
         Accounts payable and accrued liabilities                                83,290              (77,263)
     --------------------------------------------------------------------------------------------------------
                                                                             (1,897,227)          (1,570,929)
Financing:
     Shares issued for cash on exercise of
       warrants and options                                                   2,350,388               22,000
     Special warrants issued for cash                                         2,970,840                    -
     --------------------------------------------------------------------------------------------------------
                                                                              5,321,228               22,000
Investments:
     Purchase of capital assets                                                (454,155)            (184,199)
     Deposit on lease, net                                                      (17,594)                   -
     --------------------------------------------------------------------------------------------------------
                                                                               (471,749)            (184,199)
-------------------------------------------------------------------------------------------------------------

Increase (decease) in cash and cash equivalents                               2,952,252           (1,733,128)

Cash and cash equivalents, beginning of period                                  317,344            2,496,944
-------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                  $   3,269,596        $     763,816
-------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.

Consolidated Notes to Financial Statements
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

1.   GENERAL:

     The Company was incorporated in 1983 under the Company Act (British Columbia). Its principal business activity is developing and marketing of software. During the year ended April, 1998, the Company changed its name from Jot-It! Software Corp. to Sideware Systems Inc. Effective December 31, 1998, the fiscal year end of the company was changed from April 30th to December 31st.

2.   FUTURE OPERATIONS:

     At June 30, 1999, the Company is in the business of developing and marketing computer software technology solutions with a principal focus on the e-commerce market. To date, the Company has not generated significant revenues from these operations. For financial reporting purposes, the Company is considered to be in the development stage and the accompanying financial statements are those of a development stage enterprise.

     As at June 30, 1999, the Company has an accumulated deficit of $14,523,183 and incurred a loss of $2,200,684 during the six months ended June 30, 1999. In addition, the Company is the defendant in a number of legal proceedings and claims, the maximum potential losses under which are material (note 9). The Company has filed counterclaims on certain of these claims. These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern. The Company's continuance as a going concern is dependent upon its ability to obtain adequate equity financing, to reach profitable levels of operation and its success in defending existing legal claims all of which are consistent with management's intentions. There is no certainty that such conditions can be achieved. In the next twelve months, management of the Company also intends on applying financing received to the continued development of products in process and to identify sales or strategic alliance opportunities with respect to such products. At the date of these consolidated financial statements significant additional financing sources have not been identified.

3.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Basis of presentation:

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. The consolidated financial statements include the accounts of the company, and its subsidiaries, 9050 Investments Ltd., Sideware Corp. (formerly Collaborative Groupware Inc.), Evergreen International Technology Inc. (which is inactive) and 9123 Investments Ltd., all of which are wholly-owned. In addition, the Company accounts by the equity method for its one-third interest in Concurrent Adoptive Recognition Corp. (which is inactive). All material intercompany balances and transactions have been eliminated.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 2
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (a) Basis of presentation (continued):

         The consolidated financial statements as at June 30, 1999 and for the periods ended June 30, 1999 and July 31, 1998 are unaudited; however, such financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the periods presented. Reference should be made to Note 13 to the consolidated financial statements of the Company as at and for the eight month ended December 31, 1998 for information on differences between Canadian and United States generally accepted accounting principles as they apply to the Company. There are no additional reconciling differences in the six months ended June 30, 1999. In addition, if these unaudited interim consolidated financial statements had been prepared in accordance with generally accepted accounting principles in the United States, there would be no material differences in the reported loss for the period ended June 30, 1999.

     (b) Cash and cash equivalents:

         Cash and cash equivalents have terms to maturity at the date of acquisition of not more than three months.

     (c) Capital assets:

         Capital assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:

         -----------------------------------------------------------------------
         Asset                                        Basis                 Rate
         -----------------------------------------------------------------------
         Furniture and fixtures                 declining-balance            20%
         Computer equipment                     declining-balance            30%
         Trade show assets                      declining balance            20%
         Computer software                          straight-line            50%
         Leasehold improvements                     straight-line     lease term
         -----------------------------------------------------------------------

     (d) Income taxes:

         The Company follows the tax allocation method of accounting. Under this method, deferred income taxes are provided on timing differences between income reported for tax purposes and accounting income. In addition, the Company records those investment tax credits, for which it has reasonable assurance of realization, as a reduction of the expenses or the cost of capital assets to which they relate.

     (e) Research and development costs:

         Research costs are expensed as incurred. Development costs are deferred if they meet certain specified criteria which relate to the identification of costs, future benefits and funding requirements. Where development costs do not meet such criteria, they are expensed as incurred. Government grants, which are not refundable are disclosed as a reduction of the related cost. Management periodically assesses the underlying value of deferred development costs by reference to business plans and estimated future cash flows and records write-downs where appropriate.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 3
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (f) Revenue recognition:

         The Company recognizes revenue when title has passed to the customer, the collectability of the consideration is measurable and the Company has no significant remaining performance obligations. This includes revenues from sales to resellers which are recorded in accordance with their terms when the resellers have no right of return and the Company has no other remaining performance obligations. The Company recognizes sales of equipment, to related parties, in revenues and related costs in cost of sales as the Company takes title to and holds the equipment, bearing all of the risks and rewards of ownership, prior to sale, and bears the same risks as for sales to unrelated parties after sale, including the risks related to collection of receivables.

     (g) Financial instruments:

         The Company accounts for financial instruments at cost. The carrying amounts reported in the balance sheet for cash, accounts receivable, due from related parties, accounts payable and accrued liabilities, capital tax payable and due to directors and officers are estimated by management to approximate their fair values, due to the short-term maturity of these instruments. The Company has no outstanding derivative instruments, or other instruments with credit or interest rate risk.

     (h) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the collectability of the amounts due from related parties. Actual amounts may differ from these estimates.

4.   RELATED PARTY TRANSACTIONS:

     (a) Transactions with related parties:

         During the period, the Company was charged $129,059 (July 31, 1998 - $93,309), for services rendered and $264,754 (July 31, 1998 - $169,500)
         in salaries.

         Included in revenues and cost of sales are revenues and related costs associated with equipment sales to BrainTech, Inc. and Techwest Management Inc., companies with certain common shareholders and directors to the Company.

     (b) Due from related parties:

         At June 30, 1999, the Company was owed $269,647 (July 31, 1998 - $316,730) with respect to costs incurred by the Company on behalf of BrainTech Inc. and TechWest Management Inc., companies with directors in common. These amounts are unsecured, payable on demand and bear no interest.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 4
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

5.   CAPITAL ASSETS:

     -----------------------------------------------------------------------------------
                                                                                June 30,
                                                                                    1999
     -----------------------------------------------------------------------------------
                                                        Accumulated             Net book
                                            Cost       amortization                value
     -----------------------------------------------------------------------------------
     Furniture and fixtures          $   358,300        $   100,286         $    258,014
     Computer equipment                  691,639            326,925              364,714
     Trade show assets                   124,343             18,506              105,837
     Computer software                   152,344             69,858               82,486
     Leasehold improvements              710,388            555,460              154,928
     -----------------------------------------------------------------------------------
                                     $ 2,037,014        $ 1,071,035         $    965,979
     -----------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------
                                                                                July 31,
                                                                                    1998
     -----------------------------------------------------------------------------------
                                                        Accumulated             Net book
                                            Cost       amortization                value
     -----------------------------------------------------------------------------------
     Furniture and fixtures          $   122,253       $    77,886          $     44,367
     Computer equipment                  422,691           232,232               190,459
     Trade show assets                    52,731             1,318                51,413
     Computer software                    95,577            46,431                49,146
     Leasehold improvements              686,736           483,938               202,798
     -----------------------------------------------------------------------------------
                                     $ 1,379,988       $   841,805          $    538,183
     -----------------------------------------------------------------------------------

6.   SHARE CAPITAL:

     Authorized:

         94,148,696 common shares without nominal or par value.

     Issued:

     ---------------------------------------------------------------------------------------
                                                                    Number
                                                                  of shares           Amount
     ---------------------------------------------------------------------------------------
     Balance, April 30, 1995                                     12,719,217      $ 5,451,969
     Cancellation of escrow shares (a)                           (1,926,908)              -
     ---------------------------------------------------------------------------------------
     Balance, April 30, 1996                                     10,792,309        5,451,969

     Shares issued on exercise of special warrants                7,683,000        1,754,500
     Shares issued on exercise of non-transferable warrants         404,500          202,250
     Cancellation of shares (a)                                  (3,924,396)              -
     Shares issued for settlement of debt                         1,489,446          372,362
     Performance shares issued for cash                             750,000            7,500
     Shares issued on exercise of options                           123,000           44,280
     Less share issue costs                                              -           (93,437)
     ---------------------------------------------------------------------------------------
     Balance, April 30, 1997, carried forward                    17,317,859        7,739,424


SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 5
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

     ---------------------------------------------------------------------------------------
                                                                    Number
                                                                  of shares           Amount
     ---------------------------------------------------------------------------------------
     Balance, April 30, 1997, brought forward                    17,317,859      $ 7,739,424

     Shares issued on exercise of non-transferable warrants       4,203,100        2,106,500
     Shares issued on exercise of options                           699,000          352,100
     Shares issued to a director in satisfaction
       of a royalty claim                                           100,000           25,000
     Special warrants converted to shares                         4,450,000        1,293,750
     ---------------------------------------------------------------------------------------
     Balance, April 30, 1998                                     26,769,959       11,516,774

     Special warrants converted to shares                           500,000        1,200,000
     ---------------------------------------------------------------------------------------
     Balance, December 31, 1998                                  27,269,959       12,716,774

     Shares issued on exercise of non-transferable warrants       4,137,500        2,060,500
     Shares issued on exercise of options                           429,000          274,820
     Special warrants converted to shares                         9,724,611        3,962,990
     ---------------------------------------------------------------------------------------
     Balance, June 30, 1999                                      41,561,070      $19,015,084
     ---------------------------------------------------------------------------------------

     Unless otherwise indicated, common shares issued for non-cash consideration are valued at their market value at date of issuance.

     (a) Escrow shares:

         Included in issued shares at June 30, 1999 are 1,030,378 shares (July 31, 1998 - 1,030,378) held in escrow to be released based on a cash flow formula.

         On November 22, 1995, 1,926,908 escrowed shares held by a former director were cancelled by the Company. During the year ended April 30, 1997 the Company offered one free trading share in exchange for 6.4 escrow shares held under safekeeping agreement dated January 11, 1991. As a result, 3,924,396 shares were cancelled and 726,758 shares were released from escrow.

     (b) Stock options:

         (i) The following stock options were outstanding at June 30, 1999:

     ---------------------------------------------------------------------------------------
            Number                      Exercise price
         of shares                           per share                           Expiry date
     ---------------------------------------------------------------------------------------
           865,000                              $ 0.50                           May 1, 2001
           246,000                              $ 0.36                     February 12, 2002
            50,000                              $ 0.82                        March 26, 2002
           645,000                              $ 0.70                     December 16, 2002
           430,000                              $ 0.36                       October 6, 2003
           685,000                              $ 1.14                        April 24, 2004
           220,000                              $ 1.35                        April 29, 2004
     ---------------------------------------------------------------------------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 6
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

     (b) Stock options (continued):

         (ii) The following stock options were outstanding at July 31, 1998:

     ---------------------------------------------------------------------------------------
            Number                      Exercise price
         of shares                           per share                           Expiry date
     ---------------------------------------------------------------------------------------
           941,000                              $ 0.50                           May 1, 2001
           267,000                              $ 0.36                     February 12, 2002
            60,000                              $ 0.50                     February 12, 2002
            93,000                              $ 0.82                        March 26, 2002
           760,000                              $ 0.70                     December 16, 2002
           555,000                              $ 0.36                       October 6, 2003
     ---------------------------------------------------------------------------------------

         Stock options are granted five years prior to the expiry date at exercise prices that are based on market prices at the date of grant.

     (c) Share purchase warrants:

         (i) The following non-transferable share purchase warrants were outstanding at June 30, 1999:

     ---------------------------------------------------------------------------------------
            Number                      Exercise price
         of shares                           per share                           Expiry date
     ---------------------------------------------------------------------------------------
           937,500                              $ 0.92                      October 23, 1999
            90,000                              $ 0.32                  To November 19, 1999
                                                $ 0.37                From November 20, 1999
                                                                        to November 19, 2000
           125,000                              $ 0.60                    To January 5, 2000
                                                $ 0.75                  From January 6, 2001
                                                                          to January 5, 2001
           600,000                              $ 0.28                   To January 14, 2000
                                                $ 0.32                 From January 15, 2001
                                                                         to January 14, 2001
         1,567,084                              $ 0.265 U.S.              To January 7, 2000
                                                $ 0.305 U.S.            From January 6, 2000
                                                                          to January 7, 2001
         2,805,000                              $ 0.35                    To January 7, 2000
                                                $ 0.37                  From January 8, 2000
                                                                          to January 7, 2001
         1,528,527                              $ 0.383 U.S.                To April 7, 2000
                                                $ 0.385 U.S.              From April 8, 2000
                                                                            to April 7, 2001
         3,000,000                              $ 0.55                     To April 14, 2000
                                                $ 0.63                   From April 15, 2000
                                                                           to April 14, 2001
     ---------------------------------------------------------------------------------------


SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 7
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

              At July 31, 1998, 3,075,400 share purchase warrants were outstanding and due to expire on November 7, 1998. At June 30, 1999, the Company was awaiting regulatory approval to have these warrants extended to October 31, 1999, therefore, these warrants are not disclosed as outstanding at June 30, 1999.

          (ii) The following non-transferable share purchase warrants were outstanding at July 31, 1998:

     ---------------------------------------------------------------------------------------
            Number                      Exercise price
         of shares                           per share                           Expiry date
     ---------------------------------------------------------------------------------------
         3,075,400                              $ 0.575                     November 7, 1998
           450,000                              $ 0.465                       April 16, 1999
         3,000,000                              $  0.43                       April 16, 1999
         1,000,000                              $  0.80                  To October 23, 1998
                                                $  0.92                From October 24, 1998
                                                                         to October 23, 1999
     ---------------------------------------------------------------------------------------


         Share purchase warrants are generally issued two years prior to their expiry date.

     (c) Special warrants:

         (i)  As at June 30, 1999 all special warrants had been exercised.

         (ii) At July 31, 1998, 500,000 special warrants were outstanding which can be exercised in exchange for one common share and one non-transferable share purchase warrant by October 24, 1998. The non-transferable share purchase warrants will have the following terms:

     ---------------------------------------------------------------------------------------
            Number                      Exercise price
         of shares                           per share                           Expiry date
     ---------------------------------------------------------------------------------------
           500,000                              $ 0.80                   To October 23, 1998
                                                $ 0.92                 From October 24, 1998
                                                                         to October 23, 1999
     ---------------------------------------------------------------------------------------


     (e) Commitment related to investment advisory services:

         At July 31, 1998, the Company had entered into an agreement which, subject to receipt of regulatory approval, provides for the issuance of 100,000 common shares and 125,000 share purchase warrants exercisable at $0.60 - $0.75 per share for a two year period. The value assigned to these equity instruments of $75,000 has been expensed during the fiscal period ending July 31, 1998 and deficit, accumulated during the development stage, as at July 31, 1998 has been increased by $75,000 from the amount previously reported.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 8
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

7.   INCOME TAXES:

     The Company has non-capital losses for income tax purposes of approximately $10,155,000 which are available to reduce taxable income of future years, the benefit of which has not been recorded in the accounts and which expire as follows:

                  1999                 $     770,000
                  2000                     1,285,000
                  2001                            -
                  2002                       650,000
                  2003                     3,600,000
                  2005                     2,200,000
                  2006                     1,650,000
                  ----------------------------------
                                       $  10,155,000
                  ==================================

8.   LITIGATION:

     The Company is engaged in the following litigation:

     (a) During the year ended July 31, 1997, a former director of the Company commenced legal proceedings against the Company for $276,000 alleged to be owing to him for unpaid consulting fees and funds loaned or advanced on behalf of the Company. The Company has filed a defense and counterclaim.

     (b) During the year ended July 31, 1997, four former directors commenced legal proceedings against the Company and certain of its present directors claiming unspecified damages for libel. The Company has filed a defense.

     (c) During the year ended July 31, 1996 the Company commenced legal proceedings against former directors and officers of the Company, companies related to a former director, and the Company's former solicitors and auditors. The relief claimed included damages for breach of fiduciary duty and negligence, an injunction preventing the sale of a computer program named "E-Glue", and an order setting aside a disputed general security agreement against the Company's assets. 484117 B.C. Ltd., a company controlled by a former director, filed a counterclaim alleging that the Company was indebted to it in the amount of $1,495,594 as at November 4, 1994, and seeking to enforce the disputed general security agreement. The Company's former auditors filed a counterclaim for approximately $50,000 alleged to be owing for professional services.

     (d) On January 11, 1999 parties related to a former director commenced proceedings against the Company claiming damages for abuse of process. The Company has filed a defense and counterclaim.

     While the ultimate outcomes of these claims are uncertain, management of the Company believes it will be successful in defending these actions and accordingly no amounts have been provided in these financial statements.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 9
(expressed in Canadian dollars)

Six months ended June 30, 1999
with comparative figures for the six months ended July 31, 1998

(Prepared by management)
--------------------------------------------------------------------------------

9.   COMMITMENTS:

     The Company has the following minimum lease payments under operating leases for its premises:

                  1999                 $     236,000
                  2000                       418,000
                  2001                       428,000
                  2002                       445,000
                  2003                       379,000
                  ----------------------------------
                                       $   1,906,000
                  ==================================

     Pursuant to an agreement with a company with certain common shareholders and directors of the Company, approximately $100,000 of these amounts are recoverable for the fiscal years from 1999 to 2002, and approximately $70,000 for the fiscal year ending 2003.

10.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                         Consolidated Financial Statements of

                         SIDEWARE  SYSTEMS  INC.

                         (a Company in the Development Stage)
                         (expressed in Canadian dollars)

                         Eight months ended December 31, 1998
                         Years ended April 30, 1998, 1997 and 1996

[LETTERHEAD]


AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Sideware Systems Inc. as at December 31, 1998 and April 30, 1998 and the consolidated statements of operations and deficit and changes in financial position for the eight months ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and April 30, 1998 and the results of its operations and the changes in its financial position for the eight months ended December 31, 1998 and years ended April 30, 1998, 1997 and 1996 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (British Columbia) we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.

Significant measurement differences between Canadian and United States accounting principles as they affect these consolidated financial statements are explained and quantified in note 13.


/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

April 15, 1999, except as
to note 12 which is as of
April 30, 1999

[LETTERHEAD]


COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cause substantial doubt on the Company's ability to continue as a going concern, such as those described in note 2 to the financial statements. Our report to the shareholders dated April 15, 1999, except as to note 12 which is as of April 30, 1999, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

April 15, 1999, except as
to note 12 which is as of
April 30, 1999

SIDEWARE SYSTEMS INC.

(a Company in the Development Stage)

Consolidated Balance Sheets
(expressed in Canadian dollars)

--------------------------------------------------------------------------------

                                                                            December 31,            April 30,
                                                                                    1998                 1998
-------------------------------------------------------------------------------------------------------------
                                                                                                  (restated -
                                                                                                   note 6(e))
Assets

Current assets:

     Cash and cash equivalents                                             $     317,344       $    1,837,779
     Accounts receivable:
         Trade                                                                    35,181               51,340
         Other (note 4(a))                                                       200,000                   -

     Due from related parties (note 4(b))                                        375,315                2,237
     Inventory                                                                    44,105                   -
     Prepaid expenses                                                             98,408              133,104
-------------------------------------------------------------------------------------------------------------
                                                                               1,070,353            2,024,460

Deposit on lease                                                                   8,213                8,213

Capital assets (note 5)                                                          646,529              551,396
-------------------------------------------------------------------------------------------------------------

                                                                           $   1,725,095       $    2,584,069
-------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities

     Accounts payable and accrued liabilities                              $     197,768       $      215,411
     Capital tax payable                                                           7,100                7,100
     Due to officer (note 4(c))                                                   73,870                   -
-------------------------------------------------------------------------------------------------------------
                                                                                 278,738              222,511

Shareholders' equity:

     Share capital (note 6)                                                   12,716,774           11,516,774
     Special warrants (note 6(d))                                                977,082            1,200,000
     Commitment related to investment advisory services (note 6(e))               75,000               75,000
     Deficit accumulated during the development stage                        (12,322,499)         (10,430,216)
-------------------------------------------------------------------------------------------------------------
                                                                               1,446,357            2,361,558

Future operations (note 2)
Litigation (note 9)
Commitments (note 10)

Uncertainty due to the Year 2000 Issue (note 11)
Subsequent events (note 12)

-------------------------------------------------------------------------------------------------------------

                                                                           $   1,725,095       $    2,584,069
-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Approved by the Board:

____________________________  Director   ____________________________  Director

SIDEWARE SYSTEMS INC.

(a Company in the Development Stage)

Consolidated Statements of Operations and Deficit
(expressed in Canadian dollars)

------------------------------------------------------------------------------------------------------------------
                                                    Eight months
                                                           ended                Years ended April 30,
                                                    December 31,        ------------------------------------------
                                                            1998             1998            1997             1996
------------------------------------------------------------------------------------------------------------------
                                                                       (restated-
                                                                        note 6(e))
Revenue:

     Sales to unrelated parties                   $       29,383   $       26,782   $      69,748   $       25,000
     Equipment sales to related parties                  129,150                -               -                -
     (note 4(a)) License fee                                   -                -               -            2,972
------------------------------------------------------------------------------------------------------------------
                                                         158,533           26,782          69,748           27,972

Cost of sales (exclusive of amortization and other costs disclosed separately below):

     Sales to unrelated parties                           20,350           18,178           9,094              382
     Equipment sales to related parties                  120,068                -               -                -
     (note 4(a))
------------------------------------------------------------------------------------------------------------------
                                                         140,418           18,178           9,094              382
------------------------------------------------------------------------------------------------------------------

Gross margin                                              18,115            8,604          60,654           27,590

Interest income                                           41,734           27,897             865            2,254
------------------------------------------------------------------------------------------------------------------
                                                          59,849           36,501          61,519           29,844

Operating expenses:

     Bad debts                                            30,801           36,349              -                -
     Amortization                                        137,392          152,335         122,674          196,714
     Employee wages and benefits                         401,843          360,143         176,731          154,969
     Filing and transfer fees                             12,241           21,907          49,360            5,222
     Investment advisory services (note 6(e))                 -            75,000              -                -
     Office, printing and sundry                         124,375          167,228         107,575           44,703
     Professional fees                                   356,820          620,845         961,245          255,527
     Marketing                                           581,764          635,498         418,764           62,131
     Facilities                                           94,705           76,707          72,667           66,606
     Research and development, net of government
       grants of $25,730 (April 30, 1998,
       1997 and 1996 - $nil)                             353,238          301,258         129,877               -
     Foreign exchange loss (gain)                       (141,047)         (33,479)          6,139               -
     Capital taxes                                            -             7,100              -                -
------------------------------------------------------------------------------------------------------------------
                                                       1,952,132        2,420,891       2,045,032          785,872
------------------------------------------------------------------------------------------------------------------

Loss before non-operating items                        1,892,283        2,384,390       1,983,513          756,028

Value assigned to shares issued to a
   director in satisfaction of a royalty claim              -              25,000              -                -
Write-down of deferred development costs
   and software                                             -                  -        2,604,115               -
Other items (note 8)                                        -                  -               -            94,269
------------------------------------------------------------------------------------------------------------------
                                                            -              25,000       2,604,115           94,269
------------------------------------------------------------------------------------------------------------------

Loss for the period, carried forward                   1,892,283        2,409,390       4,587,628          850,297

SIDEWARE SYSTEMS INC.

(a Company in the Development Stage)

Consolidated Statements of Operations and Deficit, Continued
(expressed in Canadian dollars)

------------------------------------------------------------------------------------------------------------------
                                                    Eight months
                                                           ended                Years ended April 30,
                                                    December 31,        ------------------------------------------
                                                            1998             1998            1997             1996
------------------------------------------------------------------------------------------------------------------
                                                                       (restated-
                                                                        note 6(e))
Loss for the period, brought forward              $    1,892,283   $    2,409,390   $   4,587,628   $      850,297

Deficit, accumulated during the development
   stage, beginning of period                         10,430,216        8,020,826       3,433,198        2,582,901
------------------------------------------------------------------------------------------------------------------

Deficit, accumulated during the development
   stage, end of period                           $   12,322,499   $   10,430,216   $   8,020,826   $    3,433,198
------------------------------------------------------------------------------------------------------------------

Loss per share                                    $         0.07   $         0.11   $        0.29   $         0.07
------------------------------------------------------------------------------------------------------------------

Weighted average number of shares outstanding         26,908,735       21,430,724      15,705,723       11,594,747
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.

(a Company in the Development Stage)

Consolidated Statements of Changes in Financial Position
(expressed in Canadian dollars)

------------------------------------------------------------------------------------------------------------------
                                                    Eight months
                                                           ended                Years ended April 30,
                                                    December 31,        ------------------------------------------
                                                            1998             1998            1997             1996
------------------------------------------------------------------------------------------------------------------
                                                                       (restated-
                                                                        note 6(e))
Cash provided by (used for):

Operations:

     Loss for the period                          $   (1,892,283)  $   (2,409,390)  $  (4,587,628)  $     (850,297)
     Items not involving the use of cash:
         Amortization                                    137,392          152,335         122,674          196,714
         Write-down of deferred development
           costs and software                                 -                -        2,604,115               -
         Investment advisory services to be
           settled by equity instruments                      -            75,000              -                -
           (note 6(e))
     Changes in non-cash operating working
       capital:
         Accounts receivable                            (183,841)          81,475         (86,445)         (21,543)
         Due from related parties                       (373,078)         173,633         (81,370)         (94,500)
         Inventory                                       (44,105)           7,651          (7,651)              -
         Prepaid expenses                                 34,696          (91,841)         37,684          (78,947)
         Accounts payable and accrued liabilities        (17,643)          75,931         (81,941)          (8,076)
------------------------------------------------------------------------------------------------------------------
                                                      (2,338,862)      (1,935,206)     (2,080,562)        (856,649)

Financing:

     Payable to directors and officers                    73,870         (243,233)        (60,143)         156,446
     Shares issued for cash on exercise of
       warrants and options                                   -         2,458,600       1,907,593               -
     Special warrants issued for cash                    977,082        1,200,000       1,293,750               -
     Shares issued for settlement of debt                     -                -          372,362               -
     Performance shares issued for cash                       -                -            7,500               -
     Value assigned to shares issued in
       satisfaction of a royalty claim                        -            25,000              -                -
     Share subscriptions receivable                           -                -         (776,104)         776,104
------------------------------------------------------------------------------------------------------------------
                                                       1,050,952        3,440,367       2,744,958          932,550

Investments:

     Purchase of capital assets                         (232,525)        (336,803)         (3,498)          (3,501)
     Deferred development costs                               -                -               -           (47,857)
     Deposit on lease, net                                    -                -            8,212          (11,292)
------------------------------------------------------------------------------------------------------------------
                                                        (232,525)        (336,803)          4,714          (62,650)
------------------------------------------------------------------------------------------------------------------

Increase (decease) in cash and cash equivalents       (1,520,435)       1,168,358         669,110           13,251

Cash and cash equivalents, beginning of period         1,837,779          669,421             311          (12,940)
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period          $      317,344   $    1,837,779   $     669,421   $          311
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.

Consolidated Notes to Financial Statements
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------


1.   GENERAL:

     The Company was incorporated in 1983 under the Company Act (British Columbia). Its principal business activity is developing and marketing of software. During the year ended April 30, 1998, the Company changed its name from Jot-It! Software Corp. to Sideware Systems Inc.

2.   FUTURE OPERATIONS:

     At December 31, 1998, the Company is in the business of developing and marketing computer software technology solutions with a principal focus on the e-commerce market. To date, the Company has not generated significant revenues from these operations. For financial reporting purposes, the Company is considered to be in the development stage and the accompanying financial statements are those of a development stage enterprise.

     As at December 31, 1998, the Company has an accumulated deficit of $12,322,499 and incurred a loss of $1,892,283 during the eight months ended December 31, 1998. In addition, the Company is the defendant in a number of legal proceedings and claims, the maximum potential losses under which are material (note 9). The Company has filed counterclaims on certain of these claims. These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern. The Company's continuance as a going concern is dependent upon its ability to obtain adequate equity financing, to reach profitable levels of operation and its success in defending existing legal claims all of which are consistent with management's intentions. There is no certainty that such conditions can be achieved. In the next twelve months, management of the Company also intends on applying financing received to the continued development of products in process and to identify sales or strategic alliance opportunities with respect to such products. At the date of these consolidated financial statements significant additional financing sources have not been identified.

3.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Basis of presentation:

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada which, except as set out in note 13, also comply in all material respects with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the company, and its subsidiaries, 9050 Investments Ltd., Sideware Corp. (formerly Collaborative Groupware Inc.), Evergreen International Technology Inc. (which is inactive) and 9123 Investments Ltd., all of which are wholly-owned. In addition, the Company accounts by the equity method for its one-third interest in Concurrent Adoptive Recognition Corp. (which is inactive). All material intercompany balances and transactions have been eliminated.

     (b) Cash and cash equivalents:

         Cash and cash equivalents have terms to maturity at the date of acquisition of not more than three months.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 2
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------


3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (c) Capital assets:

         Capital assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:

----------------------------------------------------------------------------------------------------------------
         Asset                                                                     Basis                 Rate
----------------------------------------------------------------------------------------------------------------
         Furniture and fixtures                                        declining-balance                  20%
         Computer equipment                                            declining-balance                  30%
         Trade show assets                                             declining balance                  20%
         Computer software                                                 straight-line                  50%
         Leasehold improvements                                            straight-line           lease term
----------------------------------------------------------------------------------------------------------------

     (d) Income taxes:

         The Company follows the tax allocation method of accounting. Under this method, deferred income taxes are provided on timing differences between income reported for tax purposes and accounting income. In addition, the Company records those investment tax credits, for which it has reasonable assurance of realization, as a reduction of the expenses or the cost of capital assets to which they relate.

     (e) Research and development costs:

         Research costs are expensed as incurred. Development costs are deferred if they meet certain specified criteria which relate to the identification of costs, future benefits and funding requirements. Where development costs do not meet such criteria, they are expensed as incurred. Government grants, which are not refundable are disclosed as a reduction of the related cost. Management periodically assesses the underlying value of deferred development costs by reference to business plans and estimated future cash flows and records write-downs where appropriate.

     (f) Revenue recognition:

         The Company recognizes revenue when title has passed to the customer, the collectability of the consideration is measurable and the Company has no significant remaining performance obligations. This includes revenues from sales to resellers which are recorded in accordance with their terms when the resellers have no right of return and the Company has no other remaining performance obligations. The Company recognizes sales of equipment, to related parties, in revenues and related costs in cost of sales as the Company takes title to and holds the equipment, bearing all of the risks and rewards of ownership, prior to sale, and bears the same risks as for sales to unrelated parties after sale, including the risks related to collection of receivables.

     (g) Financial instruments:

         The Company accounts for financial instruments at cost. The carrying amounts reported in the balance sheet for cash, accounts receivable, due from related parties, accounts payable and accrued liabilities, capital tax payable and due to directors and officers are estimated by management to approximate their fair values, due to the short-term maturity of these instruments. The Company has no outstanding derivative instruments, or other instruments with credit or interest rate risk.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 3
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------


3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (h) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the collectability of the amounts due from related parties. Actual amounts may differ from these estimates.

     (i) Loss per share:

         Loss per share is calculated based on the weighted average number of shares outstanding.

         Fully diluted loss per share has not been presented as outstanding options, warrants and special warrants are anti-dilutive.

4.   RELATED PARTY TRANSACTIONS:

     (a) Transactions with related parties:

         During the period, the Company was charged $120,222 (April 30, 1998 - $214,596, April 30, 1997 - $440,514, April 30, 1996 - $20,840) for
         services rendered, $106,880 (April 30, 1998 - $178,000; April 30, 1997
         - $42,000; April 30, 1996 - $20,840) in salaries and $nil (April 30,
         1998 - $25,000; April 30, 1997 and 1996 - $nil) in settlement of claims by certain directors of the Company.

         The accounts receivable - other includes $200,000 representing the cost of an interest in a court judgment purchased from a company related through certain common shareholders and directors. Subsequent to December 31, 1998 the judgment was reversed on appeal and the $200,000 purchase price was returned to the Company.

         Included in revenues and cost of sales are revenues and related costs associated with equipment sales to BrainTech, Inc. and Techwest Management Inc., companies with certain common shareholders and directors to the Company.

     (b) Due from related parties:

         At December 31, 1998, the Company was owed $375,315 (April 30, 1998 - $2,237) with respect to costs incurred by the Company on behalf of BrainTech Inc. and TechWest Management Inc., companies with directors in common. These amounts are unsecured, payable on demand and bear no interest.

     (c) Due to officer:

         The amount due to officer represents advances from and amounts owing for services provided by a current officer of the Company. These amounts are unsecured, payable on demand and bear no interest.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 4
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

5.   CAPITAL ASSETS:

-------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
                                                                                                         1998
-------------------------------------------------------------------------------------------------------------
                                                                             Accumulated             Net book
                                                                 Cost       amortization                value
-------------------------------------------------------------------------------------------------------------
     Furniture and fixtures                           $       146,602        $    83,378         $     63,224
     Computer equipment                                       517,674            277,913              239,761
     Trade show assets                                        111,721              7,448              104,273
     Computer software                                         99,352             51,194               48,158
     Leasehold improvements                                   707,509            516,396              191,113
-------------------------------------------------------------------------------------------------------------

                                                      $     1,582,858        $   936,329         $    646,529
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                                                    April 30,
                                                                                                         1998

-------------------------------------------------------------------------------------------------------------
                                                                             Accumulated             Net book
                                                                 Cost       amortization                value
-------------------------------------------------------------------------------------------------------------
     Furniture and fixtures                           $       121,731        $    75,564         $     46,167
     Computer equipment                                       470,167            223,911              246,256
     Computer software                                         71,699             34,029               37,670
     Leasehold improvements                                   686,736            465,433              221,303
-------------------------------------------------------------------------------------------------------------

                                                      $     1,350,333        $   798,937         $    551,396
-------------------------------------------------------------------------------------------------------------

6.   SHARE CAPITAL:

     Authorized:

         94,148,696 common shares without nominal or par value.

     Issued:

-------------------------------------------------------------------------------------------------------------
                                                                                  Number
                                                                               of shares               Amount
-------------------------------------------------------------------------------------------------------------
     Balance, April 30, 1995                                                  12,719,217      $     5,451,969

     Cancellation of escrow shares (a)                                        (1,926,908)                  -

-------------------------------------------------------------------------------------------------------------

     Balance, April 30, 1996                                                  10,792,309            5,451,969

     Shares issued on exercise of special warrants                             7,683,000            1,754,500
     Shares issued on exercise of non-transferable warrants                      404,500              202,250
     Cancellation of shares (a)                                               (3,924,396)                  -
     Shares issued for settlement of debt                                      1,489,446              372,362
     Performance shares issued for cash                                          750,000                7,500
     Shares issued on exercise of options                                        123,000               44,280
     Less share issue costs                                                           -               (93,437)
-------------------------------------------------------------------------------------------------------------

     Balance, April 30, 1997, carried forward                                 17,317,859            7,739,424

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 5
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

-------------------------------------------------------------------------------------------------------------
                                                                                  Number
                                                                               of shares               Amount
-------------------------------------------------------------------------------------------------------------
     Balance, April 30, 1997, brought forward                                 17,317,859      $     7,739,424

     Shares issued on exercise of non-transferable warrants                    4,203,100            2,106,500
     Shares issued on exercise of options                                        699,000              352,100
     Shares issued to a director in satisfaction of a royalty claim              100,000               25,000
     Special warrants converted to shares                                      4,450,000            1,293,750
-------------------------------------------------------------------------------------------------------------

     Balance, April 30, 1998                                                  26,769,959           11,516,774

     Special warrants converted to shares                                        500,000            1,200,000
-------------------------------------------------------------------------------------------------------------

     Balance, December 31, 1998                                               27,269,959      $    12,716,774
-------------------------------------------------------------------------------------------------------------

     Unless otherwise indicated, common shares issued for non-cash consideration are valued at their market value at date of issuance.

     (a) Escrow shares:

         Included in issued shares at December 31, 1998 are 1,030,378 shares (April 30, 1998 and 1997 - 1,030,378; April 30, 1996 - 4,931,532) held in escrow to be released based on a cash flow formula.

         On November 22, 1995, 1,926,908 escrowed shares held by a former director were cancelled by the Company. During the year ended April 30, 1997, the Company offered one free trading share in exchange for 6.4 escrow shares held under safekeeping agreement dated January 11, 1991. As a result, 3,924,396 shares were cancelled and 726,758 shares were released from escrow.

     (b) Stock options:

         (I) The following stock options were outstanding at December 31, 1998:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date

-------------------------------------------------------------------------------------------------------------
                    885,000                                       $ 0.50                          May 1, 2001
                    267,000                                       $ 0.36                    February 12, 2002
                     40,000                                       $ 0.50                    February 12, 2002
                     93,000                                       $ 0.82                       March 26, 2002
                    740,000                                       $ 0.70                    December 16, 2002
                    555,000                                       $ 0.36                      October 6, 2003
-------------------------------------------------------------------------------------------------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 6
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

     (b) Stock options (continued):

         (II) The following stock options were outstanding at April 30, 1998:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date
-------------------------------------------------------------------------------------------------------------
                    941,000                                       $ 0.50                          May 1, 2001
                    267,000                                       $ 0.36                    February 12, 2002
                     60,000                                       $ 0.50                    February 12, 2002
                     93,000                                       $ 0.82                       March 26, 2002
                    760,000                                       $ 0.70                    December 16, 2002
-------------------------------------------------------------------------------------------------------------

         Stock options are granted five years prior to the expiry date at exercise prices that are based on market prices at the date of grant.

     (c) Share purchase warrants:

         (i) The following non-transferable share purchase warrants were outstanding at December 31, 1998:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date

-------------------------------------------------------------------------------------------------------------
                    450,000                                     $ 0.465                        April 16, 1999
                  3,000,000                                     $ 0.43                         April 16, 1999
                  1,500,000                                     $ 0.92                       October 23, 1999
-------------------------------------------------------------------------------------------------------------

              At April 30, 1998, 3,075,400 share purchase warrants were outstanding and due to expire on November 7, 1998. At December 31, 1998, the Company was awaiting regulatory approval to have these warrants extended to October 31, 1999, therefore, these warrants are not disclosed as outstanding at December 31, 1998.

         (ii) The following non-transferable share purchase warrants were outstanding at April 30, 1998:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date
-------------------------------------------------------------------------------------------------------------
                  3,075,400                                     $  0.575                     November 7, 1998
                    450,000                                     $  0.465                       April 16, 1999
                  3,000,000                                     $   0.43                       April 16, 1999
                  1,000,000                                     $   0.80                  To October 23, 1998
                                                                $   0.92                From October 24, 1998
                                                                                          to October 23, 1999
-------------------------------------------------------------------------------------------------------------

         Share purchase warrants are generally issued two years prior to their expiry date.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 7
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

6.   SHARE CAPITAL (CONTINUED):

     (d) Special warrants:

         (i) At December 31, 1998, 90,000 special warrants were outstanding which can be exercised in exchange for one common share and one non-transferable share purchase warrant by November 19, 2000. The non-transferable share purchase warrants have the following terms:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date
-------------------------------------------------------------------------------------------------------------
                     90,000                                 $ 0.32                       To November 19, 1999
                                                            $ 0.37                     From November 20, 1999
                                                                                         to November 19, 2000
------------------------------------------------------------------------------------------------------------------------------------

              At December 31, 1998, the Company had announced three special warrant private placements which were not approved until subsequent to year end. These private placements represented the issuance of an aggregate of 4,582,805 special warrants at prices ranging from $0.28 to $0.41 each. Each special warrant under these placements is exchangeable for one common share and one share purchase warrant exercisable for a two year period. Agreements relating to 4,072,805 of the special warrants provide that the number of shares and share purchase warrants will be increased by 10% if the Company does not file documents to qualify the shares for resale within a specified period. Management of the Company believes that the 10% increase will become effective. At December 31, 1998, the Company had received subscriptions aggregating $948,282 towards the issuance of special warrants under these private placements which is included in the special warrants balance of $977,082 as at December 31, 1998.

         (ii) At April 30, 1998, 500,000 special warrants were outstanding which can be exercised in exchange for one common share and one non-transferable share purchase warrant by October 24, 1998. The non-transferable share purchase warrants will have the following terms:

-------------------------------------------------------------------------------------------------------------
                     Number                               Exercise price
                  of shares                                    per share                          Expiry date
-------------------------------------------------------------------------------------------------------------
                    500,000                                 $ 0.80                        To October 23, 1998
                                                            $ 0.92                      From October 24, 1998
                                                                                          to October 23, 1999
------------------------------------------------------------------------------------------------------------------------------------

     (e) Commitment related to investment advisory services:

         At April 30, 1998, the Company had entered into an agreement which, subject to receipt of regulatory approval, provides for the issuance of 100,000 common shares and 125,000 share purchase warrants exercisable at $0.60 - $0.75 per share for a two year period. The value assigned to these equity instruments of $75,000 has been expensed during the fiscal year ending April 30, 1998 and deficit, accumulated during the development stage, as at April 30, 1998 has been increased by $75,000 from the amount previously reported.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 8
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

7.   INCOME TAXES:

     The Company has non-capital losses for income tax purposes of approximately $10,155,000 which are available to reduce taxable income of future years, the benefit of which has not been recorded in the accounts and which expire as follows:

                  1999                                                     $     770,000
                  2000                                                         1,285,000
                  2001                                                                -
                  2002                                                           650,000
                  2003                                                         3,600,000
                  2005                                                         2,200,000
                  2006                                                         1,650,000
----------------------------------------------------------------------------------------

                                                                           $  10,155,000
----------------------------------------------------------------------------------------


8.   OTHER ITEMS:

------------------------------------------------------------------------------------------------------------------
                                                Eight months
                                                       ended                Years ended April 30,
                                                December 31,     -------------------------------------------------
                                                        1998              1998              1997              1996
------------------------------------------------------------------------------------------------------------------
     Settlement of previously accrued
       accounts payable (a)                       $       -          $      -        $        -        $   (38,731)
     Settlement of claim of director (b)                  -                 -                 -             75,000
     Settlement of claim (c)                              -                 -                 -             58,000
------------------------------------------------------------------------------------------------------------------
                                                  $       -          $      -        $        -        $    94,269
------------------------------------------------------------------------------------------------------------------

     (a) The Company negotiated reductions in amounts previously accrued in accounts payable by making settlements with creditors for payment of an agreed upon portion of the amount owing. The amount of discount accepted by the creditors in settlement was recognized in income by the Company.

     (b) A claim by a director for outstanding severance pay and for breach of a stock option agreement of the Company was accrued during 1996 for $75,000. In 1997, the claim was settled for 300,000 common shares of the Company at $0.25 per share.

     (c) A claim for unpaid salary relating to a former officer's employment with the Company in prior years was settled for $58,000 and accrued in 1996. In 1997, the claim was settled for 232,000 common shares of the Company at $0.25 per share.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 9
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

9.   LITIGATION:

     The Company is engaged in the following litigation:

     (a) During the year ended April 30, 1997, a former director of the Company commenced legal proceedings against the Company for $276,000 alleged to be owing to him for unpaid consulting fees and funds loaned or advanced on behalf of the Company. The Company has filed a defense and counterclaim.

     (b) During the year ended April 30, 1997, four former directors commenced legal proceedings against the Company and certain of its present directors claiming unspecified damages for libel. The Company has filed a defense.

     (c) During the year ended April 30, 1996 the Company commenced legal proceedings against former directors and officers of the Company, companies related to a former director, and the Company's former solicitors and auditors. The relief claimed included damages for breach of fiduciary duty and negligence, an injunction preventing the sale of a computer program named "E-Glue", and an order setting aside a disputed general security agreement against the Company's assets. 484117 B.C. Ltd., a company controlled by a former director, filed a counterclaim alleging that the Company was indebted to it in the amount of $1,495,594 as at November 4, 1994, and seeking to enforce the disputed general security agreement. The Company's former auditors filed a counterclaim for approximately $50,000 alleged to be owing for professional services.

     (d) On January 11, 1999 parties related to a former director commenced proceedings against the Company claiming damages for abuse of process. The Company has filed a defense and counterclaim.

     While the ultimate outcomes of these claims are uncertain, management of the Company believes it will be successful in defending these actions and accordingly no amounts have been provided in these financial statements.

10.  COMMITMENTS:

     The Company has the following minimum lease payments under operating leases for its premises:

                  1999                                                     $     354,000
                  2000                                                           418,000
                  2001                                                           428,000
                  2002                                                           445,000
                  2003                                                           379,000
----------------------------------------------------------------------------------------

                                                                           $   2,024,000
----------------------------------------------------------------------------------------

     Pursuant to an agreement with a company with certain common shareholders and directors of the Company, approximately $100,000 of these amounts are recoverable for the fiscal years from 1999 to 2002, and approximately $70,000 for the fiscal year ending 2003.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 10
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12.  SUBSEQUENT EVENTS:

     (a) Stock options:

         Subsequent to December 31, 1998, 221,000 stock options were exercised and converted to common shares for total cash proceeds of $115,260.

         On April 14 and 29, 1999, the Company granted 760,000 and 220,000 stock options, respectively, all subject to regulatory approval, exercisable at prices of $1.14 and $1.35 per share until April 2004.

     (b) Share purchase warrants:

         Subsequent to December 31, 1998, 3,612,500 share purchase warrants were exercised and converted to common shares for total cash proceeds of $1,648,750.

     (c) Special warrants:

         Subsequent to December 31, 1998, the Company issued, through private placements, 9,111,333 special warrants, 4,582,805 of which were announced prior to year end (see note 6(d)), at prices ranging from $0.28 to $0.51 each, for total proceeds of $4,076,000. Each special warrant is exercisable into one common share and one non-transferable share purchase warrant. Each share purchase warrant will entitle the holder thereof to purchase one common share at prices ranging from $0.28 to $0.59 for a two year period from the date of special warrant issuance.

         On January 5, 1999, the Company issued 125,000 special warrants at $0.60. Each special warrant is excercisable into one common share and one non-transferable share purchase warrant. Each share purchase warrant entitles the holder thereof to purchase one common share at prices ranging from $0.60 to $0.75 until January 3, 2001. All special warrants were immediately exercised and converted to 125,000 common shares and 125,000 share purchase warrants.

         Certain special warrants are subject to a 10% increase in the number of shares and share purchase warrants to be issued upon exercising (see note 6(d)).

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 11
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") the measurement principles of which conform, in all material respects, with those of the United States except as described below:

     (a) Income taxes:

         Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The application of the provisions of FAS 109 on the Company's balance sheet would result in no net difference in deferred taxes from that reported under Canadian GAAP. At December 31, 1998, the gross deferred tax asset amount relating to a non-capital loss carry forward was $4,062,300 which is reduced by a valuation allowance of $4,062,300 as management does not consider that it is more likely than not that such assets will be realized in the carry forward period. There was no deferred tax liability.

     (b) Stock-based compensation:

         For United States GAAP purposes, the Company has elected to follow the disclosure-only provisions under Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation", and applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation to employees. Accordingly, the Company's stock-based compensation expense is measured based on the intrinsic value of the option on the date of grant. FAS 123 requires companies that continue to follow APB 25 to disclose the impact of applying the fair value method of FAS 123.

         Under the intrinsic value method of APB 25, the stock option compensation is the excess, if any, of the quoted market value of the stock at the measurement date of the grant over the amount an optionee must pay to acquire the stock. Accordingly, stock-based compensation for the period ended December 31, 1998, and the years ended April 30, 1998, 1997 and 1996, for United States GAAP purposes, would be $44,000, $nil, $19,350 and $nil, respectively.

         Had stock compensation expense for the Company's stock option plan been determined based on the fair value methodology under FAS 123, the Company's net loss would have increased for the period ended December 31, 1998, and the years ended April 30, 1998, 1997 and 1996 by $118,016, $291,793, $261,248 and $nil, respectively. In addition, the Company's loss per share under United States GAAP for the period ended December 31, 1998, and the years ended April 30, 1998, 1997 and 1996 would have been $0.80, $0.13, $0.15 and $0.15, respectively.

         The fair value for the options was estimated using the Black-Scholes option pricing model with the following assumptions: Expected volatility of 70%, risk-free interest rate ranging from 5.3% to 6.3%, expected life of five years, and a 0% dividend yield.

         The weighted-average fair value of stock options granted for the period ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996, are $0.29, $0.39, $0.22 and $nil, respectively.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 12
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (b) Stock-based compensation (continued):

         A summary of the Company's stock option activity is as follows:

                                                                              Outstanding Options
                                                                       ----------------------------------
                                                                       Number of         Weighted average
                                                                         shares           exercise price
                                                                       ---------         ----------------
         Balances at April 30, 1996                                          -                     -
           Options granted                                             1,285,000                   0.49
           Options exercised                                            (123,000)                  0.36
           Options canceled                                                  -                     -
                                                                       ---------             ----------
         Balances at April 30, 1997                                    1,162,000                   0.50
           Options granted                                               740,000                   0.70
           Options exercised                                            (699,000)                  0.50
           Options canceled                                                  -                     -
                                                                       ---------             ----------
         Balances at April 30, 1998                                    1,203,000                   0.62
           Options granted                                               555,000                   0.36
           Options exercised                                                 -                     -
           Options canceled                                                  -                     -
                                                                       ---------             ----------
         Balances at December 31, 1998                                 1,758,000                   0.54
                                                                       =========             ==========

     (c) Development stage enterprises:

         For United States GAAP purposes, Statement of Financial Accounting Standards No. 7, "Development Stage Enterprises", the Company would be defined to be a development stage enterprise which would require the following additional disclosures:

         (i) The amounts in the consolidated statement of operations and deficit accumulated during the development stage would be presented on a cumulative basis from the Company's inception which is summarized as follows:


-------------------------------------------------------------------------------------------------------------
              Revenues                                                                        $     1,213,427
              Cost of sales (exclusive of amortization and
                other costs disclosed separately below)                                               236,047
-------------------------------------------------------------------------------------------------------------
                                                                                                      977,380
              Operating expenses:
                  Amortization                                                                        942,199
                  Bad debts                                                                           261,867
                  Employee wages and benefits                                                       1,492,055
                  Filing and transfer fees                                                            165,472
                  Investment advisory services                                                         75,000
                  Marketing                                                                         2,578,962
                  Office, printing and sundry                                                       1,442,073
                  Professional fees                                                                 3,774,871
                  Research and development                                                          3,388,488
-------------------------------------------------------------------------------------------------------------
                                                                                                   14,120,987
-------------------------------------------------------------------------------------------------------------

              Loss before undernoted                                                               13,143,607

              Other income                                                                           (375,355)
-------------------------------------------------------------------------------------------------------------

              Loss accumulated during the development stage under U.S. GAAP                 $      12,768,252
-------------------------------------------------------------------------------------------------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 13
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (c) Development stage enterprises (continued):

         (ii) The amounts in the consolidated statement of cash flows would also be presented on a cumulative basis from the Company's inception which is summarized as follows:

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
              Operating activities:
                  Loss accumulated during the development stage                               $   (12,768,252)
                  Items not involving the use of cash:
                      Amortization                                                                    942,199
                      Other                                                                           190,336
                  Changes in non-cash operating working capital items                                (458,019)
-------------------------------------------------------------------------------------------------------------
                                                                                                  (12,093,736)

              Investing activities                                                                   (749,439)

              Financing activities                                                                 13,160,576

-------------------------------------------------------------------------------------------------------------

              Increase in cash during the development stage                                           317,401

              Cash, inception of development stage                                                        (57)

-------------------------------------------------------------------------------------------------------------

              Cash, October 31, 1998                                                          $       317,344
-------------------------------------------------------------------------------------------------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 14
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------


13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (c) Development stage enterprises (continued):

         (iii) A cumulative statement of stockholders' equity would be presented as follows:

-------------------------------------------------------------------------------------------------------------
                                                          Share capital                              Retained
                                                    ------------------------      Special            earnings
                                                      Number     Assigned        warrants           (deficit)
-------------------------------------------------------------------------------------------------------------
   Balance, inception of development stage          1,044,719  $     526,961    $        -     $     382,003
   Shares issued for cash                            400,000         100,000             -                -
   Loss for the year                                      -               -              -           (90,976)
-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1990                         1,444,719         626,961                         291,027

   Shares issued for acquisition
     of subsidiary                                 6,660,452       1,105,231             -                -
   Shares issued as settlement for debt              900,000         225,000             -                -
   Loss for the year                                      -               -              -        (2,237,102)
-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1991                         9,005,171       1,957,192             -        (1,946,075)
   Shares issued for cash                            500,000         200,000             -                -
   Shares issued for cash                            220,000         198,000             -                -
   Loss for the year                                      -               -              -          (431,506)
-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1992                         9,725,171       2,355,192             -        (2,377,581)

   Shares issued for cash                            783,000         567,250             -          (781,817)
   Loss for the year                                      -               -              -                -
-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1993                        10,508,171       2,922,442             -        (3,159,398)

   Shares issued as a finders fee                     53,881          92,675             -                -
   Shares issued for cash                          1,588,550       1,671,710             -                -
   Shares issued as settlement for debt              406,450         705,141             -                -
   Loss for the year                                      -               -              -        (2,256,961)
-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1994                        12,557,052       5,391,968             -        (5,416,359)

   Shares issued as settlement for debt              162,165          60,001             -                -
   Earnings for the year                                  -               -              -           277,200

-------------------------------------------------------------------------------------------------------------------------
   Balance, April 30, 1995                        12,719,217       5,451,969             -        (5,139,159)

   Cancellation of escrow shares                  (1,926,908)             -              -                -
   Loss for the year                                      -               -              -          (898,154)
-------------------------------------------------------------------------------------------------------------------------

   Balance, April 30, 1996, carried
     forward                                      10,792,309       5,451,969             -        (6,037,313)

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 15
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (c) Development stage enterprises (continued):

         (iii) A cumulative statement of stockholders' equity would be presented (continued):

-------------------------------------------------------------------------------------------------------------
                                                          Share capital                              Retained
                                                    ------------------------      Special            earnings
                                                      Number     Assigned        warrants           (deficit)
-------------------------------------------------------------------------------------------------------------
              Balance, April 30, 1996, brought
                forward                            10,792,309   $   5,451,969    $        -     $  (6,037,313)

              Special warrants issued                     -                -       3,250,500               -
              Shares issued on exercise of
                special warrants                   7,683,000        1,754,500     (1,754,500)              -
              Shares issued on exercise of
                non-transferable warrants            404,500          202,250       (202,250)              -
              Cancellation of shares              (3,924,396)              -              -                -
              Shares issued as settlement
                for debt                           1,489,446          372,362             -                -
              Performance shares issued for cash     750,000            7,500             -                -
              Shares issued on exercise of
                options                              123,000           44,280             -                -
              Share issue costs                           -           (93,437)            -                -
              Loss for the year                           -                -              -        (2,002,863)
-------------------------------------------------------------------------------------------------------------

              Balance, April 30, 1997             17,317,859        7,739,424      1,293,750       (8,040,176)

              Shares issued on exercise of
                non-transferable warrants           4,203,100       2,106,500             -                -
              Shares issued on exercise of
                options                               699,000         352,100             -                -
              Shares issued in satisfaction of
                a royalty claim                       100,000          25,000             -                -
              Special warrants converted to
                shares                              4,450,000       1,293,750     (1,293,750)              -
              Special warrants issued                      -               -       1,200,000               -
              Loss for the year                            -               -              -        (2,409,390)
-------------------------------------------------------------------------------------------------------------

              Balance, April 30, 1998              26,769,959      11,516,774      1,200,000      (10,449,566)

              Shares issued on exercise
                of special warrants                   500,000       1,200,000     (1,200,000)              -
              Special warrant subscriptions                -               -         997,082               -
              Loss for the period                          -               -              -        (1,936,683)
-------------------------------------------------------------------------------------------------------------

              Balance, December 31, 1998           27,269,959  $   12,716,774    $   997,082    $ (12,386,249)
-------------------------------------------------------------------------------------------------------------

              Identification as a development stage enterprise would not impact the measurement principles applied.

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 16
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (d) Research and development:

         For United States GAAP purposes, Statement of Financial Accounting Standards No. 2, "Research and Development Expenditures", requires development costs to be expensed as incurred. Accordingly:

         - Deferred development costs of $47,857 which were capitalized during the year ended April 30, 1996 would be expensed as incurred;

         - Prior to the year ended April 30, 1996, the Company capitalized acquired intellectual property under development with an assigned value of $1,921,500 from the acquisition of a subsidiary which would be expensed as incurred;

         - Deferred development costs of $634,758 which were capitalized prior to the year ended April 30, 1996 would be expensed as incurred under FAS 86;

         - As a result, the deferred development costs of $2,604,115 that were written off in the year ended April 30, 1997 under Canadian GAAP would have been expensed in prior years under United States GAAP.

     (e) Loss per share:

         For United States GAAP purposes, 1,030,378 shares held in escrow as at December 31, 1998 (April 30, 1998 and 1997 - 1,030,378) are considered contingently issuable. Accordingly, these shares have been excluded from the weighted average number of shares outstanding for the purposes of calculating loss per shares amounts. To the extent that common shares held in escrow are releasable based on the achievement of performance measures and such shares are held by employees of the Company, compensation expense will be recognized under United States GAAP at the date the shares became releasable for the difference between the market value of the shares at that date and the nominal consideration originally paid.

     (f) Summary of United States GAAP adjustments:

         The following table sets forth the effect on the loss for the period and loss per share:

------------------------------------------------------------------------------------------------------------------
                                                          Eight months
                                                                 ended            Years ended April 30,
                                                          December 31,  ------------------------------------------
                                                                  1998          1998           1997           1996
------------------------------------------------------------------------------------------------------------------
         Loss determined under Canadian GAAP            $    1,892,283  $  2,409,390  $   4,587,628   $    850,297
         Expenses relating to stock-based compensation          44,400            -          19,350             -
         Difference in accounting for deferred
           development costs and software, including
           reversal in 1997 of write-down recorded
           under Canadian GAAP for costs that would
           have been expensed in a prior year under
           United States GAAP                                       -             -      (2,604,115)        47,857

------------------------------------------------------------------------------------------------------------------

         Loss determined under United States GAAP       $    1,936,683  $  2,409,390  $   2,002,863   $    898,154
------------------------------------------------------------------------------------------------------------------

SIDEWARE SYSTEMS INC.
(a Company in the Development Stage)

Consolidated Notes to Financial Statements, page 17
(expressed in Canadian dollars)

Eight months ended December 31, 1998
Years ended April 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (f) Summary of United States GAAP adjustments (continued):

------------------------------------------------------------------------------------------------------------------
                                                          Eight months
                                                                 ended            Years ended April 30,
                                                          December 31,  ------------------------------------------
                                                                  1998          1998           1997           1996
------------------------------------------------------------------------------------------------------------------
         Loss determined under United States GAAP       $    1,936,683  $  2,409,390  $   2,002,863   $    898,154
------------------------------------------------------------------------------------------------------------------

         Weighted average number of shares
           outstanding, United States GAAP                  25,878,357    20,400,346     14,675,347      5,860,951
------------------------------------------------------------------------------------------------------------------

         Loss per share under United States GAAP          $       0.07  $       0.12  $       0.14    $      0.15
------------------------------------------------------------------------------------------------------------------

         There would be no impact from the above adjustments on total assets or shareholders' equity reported under Canadian GAAP at December 31, 1998 and April 30, 1998.

     (g) Statement of cash flows:

         The settlement of debt through issue of $372,362 of common shares in the year ended April 30, 1997 would be excluded from operating and financing transactions in a statement of cash flows under United States GAAP. The value assigned to shares issued in satisfaction of a royalty claim of $25,000 in the year ended April 30, 1998 would also be excluded from operating and financing transactions under United States GAAP. The bank indebtedness would be reflected as a financing item rather than included with cash under United States GAAP.

         As a result, cash flows from operating, financing and investing activities under United States GAAP would be presented as follows:

------------------------------------------------------------------------------------------------------------------
                                                          Eight months
                                                                 ended            Years ended April 30,
                                                          December 31,  ------------------------------------------
                                                                  1998          1998           1997           1996
------------------------------------------------------------------------------------------------------------------
         Cash flows from:
              Operating activities                   $  (2,338,862)     $ (1,910,207) $  (1,708,200)  $   (856,649)
              Financing activities                       1,050,952         3,415,367      2,371,596        919,610
              Investing activities                        (232,525)         (336,802)         4,714        (62,650)
------------------------------------------------------------------------------------------------------------------

         Increase (decrease) in cash                 $  (1,520,435)     $  1,168,358  $     668,110   $        311
------------------------------------------------------------------------------------------------------------------

14.  COMPARATIVE FIGURES:

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.